As filed with the Securities and Exchange Commission on September 10, 2015.

Registration No. 333-206485

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

___________________________

SIMMONS FIRST NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

___________________________

ARKANSAS	6022	71-0407808
(State or other jurisdiction of	(Primary standard industrial	(I.R.S. employer
incorporation or organization)	classification code number)	identification no.)

501 Main Street, Pine Bluff, Arkansas 71601       (870) 541-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

___________________________

George A. Makris, Jr.

Chairman and Chief Executive Officer

501 Main Street

Pine Bluff, Arkansas 71601

(870) 541-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

___________________________

Copies of communications to:

TIMOTHY W. GROOMS	PATRICK A. BURROW	DAVID L. WIELAND
Quattlebaum, Grooms & Tull PLLC	EVP & General Counsel	Wieland & Condry, LLC
111 Center St., Suite 1900	Simmons First National Corporation	1548 East Primrose
Little Rock, Arkansas 72201	425 W. Capitol Ave., Suite 1400	Springfield, Missouri 65804
Telephone: (501) 379-1700	Little Rock, Arkansas 72201	Telephone: (417) 447-2222
Facsimile: (501) 379-3813	Telephone: (501) 558-3160	Facsimile: (417) 447-0903
Facsimile: (501) 558-3145

___________________________

Approximate date of commencement of proposed sale of securities to the public:

As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

_____________________

CALCULATION OF REGISTRATION FEE

Title of Each	Amount Being	Proposed Maximum	Proposed Maximum	Amount of
Class of Securities	Registered (1)	Offering Price	Aggregate	Registration
Being Registered		Per Share	Offering Price (2)	Fee (3)
Class A Common Stock,
$0.01 Par Value	339,309	N/A	$1,758,388	$205

(1)	Represents the maximum number of shares of common stock of Simmons First National Corporation (“Simmons”) that may be issued as consideration of the merger described herein between Simmons and Ozark Trust & Investment Corporation.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act. The maximum aggregate offering price is the sum of the product of $86.65 (the book value per share of Ozark Trust common stock on June 30, 2015) and 20,293.

(3)	Determined in accordance with Section 6(b) of the Securities Act and Rule 457(f)(2) thereunder at a rate equal to $116.20 per $1.0 million of the proposed aggregate offering price, or 0.0001162 multiplied by the proposed maximum aggregate offering price.

__________________________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT WILL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. Simmons First National Corporation may not distribute or issue shares of its common stock to be issued in the merger until the registration statement filed with the Securities and Exchange Commission becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Proxy Statement	Prospectus

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

On April 28, 2015, Ozark Trust & Investment Corporation, or Ozark Trust, and Simmons First National Corporation, or Simmons, agreed to a strategic business combination in which Ozark Trust will merge with and into Simmons. If the merger is completed, each share of Ozark Trust common stock issued and outstanding immediately prior to the merger and held by a bank or bank holding company will be converted into the right to receive cash in an amount equal to $701.9268, and each other share of Ozark Trust common stock issued and outstanding immediately prior to the merger will be converted into the right to receive 16.7205 shares of Simmons common stock, referred to as the Stock Consideration, and together with the Cash Consideration, the Merger Consideration. We are sending you this proxy statement/prospectus to notify you of, and invite you to, the special meeting of Ozark Trust shareholders being held to consider the Agreement and Plan of Merger, dated as of April 28, 2015, which is referred to as the merger agreement, that Ozark Trust has entered into with Simmons and related matters, and to ask you to vote at the special meeting “FOR” approval of the merger agreement.

The special meeting of Ozark Trust shareholders will be held on [*], 2015, at 10:00 a.m. local time at 1517 East Bradford Parkway, Springfield, Missouri.

At the special meeting, you will be asked to approve the merger agreement. In the merger, Ozark Trust will merge with and into Simmons, with Simmons continuing as the surviving corporation of the merger. In addition, you will also be asked to approve the amendment of the Ozark Trust Buy-Sell agreement upon approval of the merger.

The market value of the Stock Consideration will fluctuate with the market price of Simmons common stock. The Cash Consideration, however, will remain a fixed amount regardless of any change in the market value of the Stock Consideration. Simmons is traded on the NASDAQ Global Select Market. The following table presents the closing prices of Simmons common stock on April 27, 2015, the last trading day before public announcement of the merger, and on [*], 2015, the last practicable trading day before the distribution of this proxy statement/prospectus. The table also presents the implied value of the Stock Consideration proposed for each share of Ozark Trust common stock converted into the Stock Consideration on those dates, as determined by multiplying the closing price of Simmons common stock on those dates by the exchange ratio of 16.7205 provided for in the merger agreement. This table also presents the implied value of the Cash Consideration proposed for each share of Ozark Trust common stock converted into the Cash Consideration, which will remain a fixed amount regardless of any change in the market value of the Stock Consideration. We urge you to obtain current market quotations for Simmons common stock.

	Simmons Common Stock (NASDAQ-GS: SFNC)	Implied Value of One Share of Ozark Trust Common Stock	Value of the Cash Consideration for One Share of Ozark Trust Common Stock
At April 27, 2015	$43.96	$735.03	$701.9268
At [*], 2015	$ [*]	$ [*]	$701.9268

Your vote is important. We cannot complete the merger unless Ozark Trust’s shareholders approve the merger agreement. In order for the merger to be approved, the holders of two-thirds of outstanding shares of Ozark Trust common stock outstanding and entitled to vote must vote in favor of approval of the merger agreement. Regardless of whether you plan to attend the special meeting, please take the time to vote your shares in accordance with the instructions contained in this proxy statement/prospectus. Failing to vote or abstaining from voting will have the same effect as voting against the merger agreement.

The board of directors of Ozark Trust unanimously recommends that Ozark Trust shareholders vote “FOR” approval of the merger agreement.

This proxy statement/prospectus describes the Ozark Trust special meeting, the merger, the documents related to the merger and other related matters. Please carefully read this entire document, including “Risk Factors” beginning on page 19, for a discussion of the risks relating to the proposed merger. You also can obtain information about Simmons from documents that it has filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Simmons or Ozark Trust, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other governmental agency.

The date of this proxy statement/prospectus is [*], 2015, and it is first being mailed or otherwise delivered to Ozark Trust shareholders on or about [*], 2015.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [*], 2015

TO THE SHAREHOLDERS OF OZARK TRUST & INVESTMENT CORPORATION:

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Ozark Trust & Investment Corporation will be held at 1517 East Bradford Parkway, Springfield, Missouri, at 10:00 a.m. local time on [*], 2015, for the purpose of considering and voting upon the following:

•	a proposal to approve the Agreement and Plan of Merger, or merger agreement, dated as of April 28, 2015, by and between Ozark Trust & Investment Corporation, or Ozark Trust, and Simmons First National Corporation, or Simmons, pursuant to which Ozark Trust will merge with and into Simmons, as more fully described in the attached proxy statement/prospectus, which we refer to as the Ozark Trust merger proposal; and

•	a proposal to amend the Ozark Trust & Investment Corporation Buy-Sell Agreement, relating to the Ozark Trust shares of common stock, if the Ozark Trust merger proposal is adopted, which we refer to as the Ozark Trust shareholder agreement amendment proposal.

We have fixed the close of business on [*], 2015, as the record date for the Ozark Trust special meeting. Only Ozark Trust common shareholders of record at that time are entitled to notice of, and to vote at, the Ozark Trust special meeting, or any adjournment or postponement of the Ozark Trust special meeting. Approval of the Ozark Trust merger proposal requires the affirmative vote of holders of two-thirds of the outstanding shares of Ozark Trust common stock outstanding and entitled to vote on the proposal. Approval of the Ozark Trust shareholder agreement amendment proposal requires the affirmative vote of holders of seventy five percent (75%) of the outstanding shares of Ozark Trust common stock outstanding and entitled to vote on the proposal represented at the special meeting.

Ozark Trust’s board of directors has unanimously adopted the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Ozark Trust and its shareholders, and unanimously recommends that Ozark Trust shareholders vote “FOR” the Ozark Trust merger proposal, and “FOR” the Ozark Trust shareholder agreement amendment proposal.

Your vote is very important. We cannot complete the merger unless Ozark’s shareholders approve the Ozark Trust merger proposal.

Under Missouri law, Ozark Trust shareholders who do not vote in favor of the Ozark Trust merger proposal and follow certain procedural steps will be entitled to dissenters’ rights. See “Questions and Answers—Am I entitled to dissenters’ rights?”

The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS,

Jay D. Burchfield, Chairman
Springfield, Missouri
[*], 2015

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Simmons from documents filed with or furnished to the Securities and Exchange Commission, which is referred to as the SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Simmons at no cost from the SEC’s website at www.sec.gov. You may also request copies of these documents, including documents incorporated by reference by Simmons in this proxy statement/prospectus, at no cost by contacting Simmons, in writing or by telephone, at the following address:

Simmons First National Corporation

501 Main Street

P. O. Box 7009

Pine Bluff, AR 71611

Attention: J. Burton Hicks

Telephone: (870) 541-1244

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of your meeting. This means that Ozark Trust shareholders requesting documents must do so by [*], 2015 in order to receive them before the Ozark Trust special meeting.

In addition, if you have questions about the merger or the Ozark Trust special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Ozark Trust, at the following address and telephone numbers:

Ozark Trust & Investment Corporation

1517 East Bradford Parkway

Springfield, Missouri 65804

Attention: Rodger Gadd

Telephone: (417) 890-7770

Fax: (417) 890-6655

See “Where You Can Find More Information” for more details.

ABOUT THIS DOCUMENT

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Simmons, constitutes a prospectus of Simmons under Section 5 of the Securities Act of 1933, as amended, which is referred to as the Securities Act, with respect to the shares of Simmons common stock to be issued to the Ozark Trust shareholders pursuant to the merger. This proxy statement/prospectus also constitutes a proxy statement for Ozark Trust. It also constitutes a notice of meeting with respect to the special meeting of Ozark Trust shareholders.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [*], 2015. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither our mailing of this proxy statement/prospectus to Ozark Trust shareholders nor the issuance by Simmons of shares of Simmons common stock to Ozark Trust shareholders in connection with the merger will create any implication to the contrary.

This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Except where the context otherwise indicates, information contained in this proxy statement/prospectus regarding Simmons has been provided by Simmons and information contained in this proxy statement/prospectus regarding Ozark Trust has been provided by Ozark Trust.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS	9
SUMMARY	12
SELECTED CONSOLIDATED FINANCIAL DATA OF SIMMONS	19
RISK FACTORS	21
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	26
OZARK TRUST SPECIAL SHAREHOLDERS’ MEETING	27
INFORMATION ABOUT SIMMONS	29
INFORMATION ABOUT OZARK TRUST	30
THE MERGER	31
THE AGREEMENT AND PLAN OF MERGER	49
ACCOUNTING TREATMENT	56
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	56
DESCRIPTION OF CAPITAL STOCK OF SIMMONS	59
COMPARISON OF SHAREHOLDERS’ RIGHTS OF SIMMONS AND OZARK TRUST	63
AMENDMENT TO OZARK TRUST BUY-SELL AGREEMENT	71
LEGAL MATTERS	73
EXPERTS	73
WHERE YOU CAN FIND MORE INFORMATION	74

ANNEXES:

ANNEX A:	AGREEMENT AND PLAN OF MERGER
ANNEX B:	OPINION OF KEEFE, BRUYETTE & WOODS, INC. TO OZARK TRUST BOARD OF DIRECTORS
ANNEX C:	SECTION 351.455 OF REVISED MISSOURI STATUTES—DISSENTERS’ RIGHTS FOR OZARK TRUST
ANNEX D:	OZARK TRUST & INVESTMENT CORPORATION BUY-SELL AGREEMENT

(This page is intentionally blank.)

QUESTIONS AND ANSWERS

The following are some questions that you may have about the merger and the special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Unless the context otherwise requires, references in this proxy statement/prospectus to “Simmons” refer to Simmons First National Corporation, an Arkansas corporation, and its subsidiaries, and references to “Ozark Trust” refer to Ozark Trust & Investment Corporation, a Missouri corporation, and its subsidiaries.

Q:	What is the proposed transaction?

A:	Ozark Trust will merge into Simmons. As a result, Ozark Trust will cease to exist and Ozark Trust shareholders will exchange their Ozark Trust common stock for cash or shares of Simmons common stock.

Q:	What do I need to do now?

A:	Whether or not you plan to attend the special meeting of Ozark Trust shareholders, please vote your proxy promptly by indicating on the enclosed proxy card how you want to vote and fill out your election form according to its instructions. Please sign and mail the proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting of shareholders. If your proxy is properly given and not revoked without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger agreement between Ozark Trust and Simmons. If you don’t vote on the merger agreement or if you abstain, the effect will be a vote against the merger agreement.

You are invited to the special meeting of shareholders to vote your shares in person. If you do vote your proxy, you can take back your proxy at any time until shareholders vote at the special meeting of shareholders and either change your vote or attend the special meeting and vote in person.

You may change your vote in any of the following ways:

•	by sending written notice to the Secretary of Ozark Trust & Investment Corporation, c/o Trust Company of the Ozarks, 1517 East Bradford Parkway, Springfield, Missouri 65804, prior to the special meeting stating that you would like to revoke your proxy;

•	by completing, signing and dating another proxy card bearing a later date and returning it by mail to Computershare prior to the special meeting; or

•	by attending the special meeting and voting in person.

Regardless of whether you plan to attend the special meeting in person, we encourage you to vote your proxy promptly. This will help to ensure that a quorum is present at the special meeting and will help reduce the costs associated with the solicitation of proxies.

The board of directors of Ozark Trust unanimously recommends that you vote “FOR” approval of the merger agreement.

Q:	What is the purpose of this proxy statement/prospectus?

A:	This document serves as Ozark Trust’s proxy statement and as Simmons’ prospectus. As a proxy statement, this document is being provided to Ozark Trust shareholders because Ozark Trust’s board of directors is soliciting their proxy to vote to approve the merger agreement. As a prospectus, this document is being provided to Ozark Trust shareholders by Simmons because Simmons is offering shares of Simmons common stock, in addition to cash, in exchange for shares of Ozark Trust common stock if the merger is completed, as possible consideration for the merger.

9

Q:	Is there other information I should consider?

A:	Yes. Much of the business and financial information about Simmons that may be important to you is not included directly in this document. Instead, this information is incorporated into this document by reference to documents separately filed by Simmons with the SEC. This means that Simmons may satisfy its disclosure obligations to you by referring you to one or more documents separately filed by it with the SEC. See “Where You Can Find More Information” for a list of documents that Simmons has incorporated by reference into this proxy statement/prospectus and for instructions on how to obtain copies of these documents. The documents are available to you without charge.

Q:	In addition to the Ozark Trust merger proposal, what else are Ozark Trust shareholders being asked to vote on?

A:	In addition to the Ozark Trust merger proposal, Ozark Trust is soliciting proxies from its shareholders with respect to a proposal to amend the Ozark Trust Buy-Sell Agreement among its shareholders to clarify that if the merger is completed that the Buy-Sell Agreement would then be terminated and have no effect on the shares of Simmons received by Ozark Trust shareholders, which we refer to as the Ozark Trust shareholder agreement amendment proposal.

Q:	What will I receive in connection with the merger?

A:	If the merger is completed, Ozark Trust shareholders (except for Ozark Trust shareholders who properly exercise their rights to dissent from the merger), which are banks or bank holding companies will receive $701.9268 per share of Ozark Trust common stock held, which we refer to as the Cash Consideration, and all other shareholders will receive 16.7205 shares of Simmons common stock, or the Stock Consideration, for each share of Ozark Trust common stock, which we refer to as the Stock Consideration. The value of the Stock Consideration to be received for each share of Ozark Trust stock, as of April 27, 2015, the last trading day prior to the public announcement of the merger, was $735.03 and the value, as of [*], 2015, was $[*]. The value of the Cash Consideration to be received for each share of Ozark Trust common stock is fixed at $701.9268.

The exchange ratio, 16.7205 shares of Simmons common stock for each share of Ozark Trust common stock, and the aggregate Cash Consideration, $5,755,800, are computed based upon Ozark Trust having 28,493 shares of Ozark Trust common stock outstanding at the effective time of the merger with 8,200 held by banks and bank holding companies and 20,293 held by other shareholders. The exchange ratio and the aggregate Cash Consideration, stated above, are subject to adjustment, if the actual aggregate number of shares of Ozark Trust common stock held by the specified categories of shareholders differs from the above on the effective date of the merger.

Simmons will not issue any fractional shares of Simmons common stock. Instead, a Ozark Trust shareholder will be entitled to receive cash equal to the product of the average of the last reported sale prices per share of Simmons common stock as reported on the NASDAQ Global Select Market for the twenty consecutive trading days ending immediately prior to the tenth day before the date on which the merger is completed, times the fraction of a share of Simmons common stock to which the shareholder otherwise would be entitled.

Q:	How does Ozark Trust’s board of directors recommend that I vote at the Ozark Trust special meeting?

A:	Ozark Trust’s board of directors unanimously recommends that you vote “FOR” the Ozark Trust merger proposal and “FOR” the Ozark Trust shareholder agreement amendment proposal.

Q:	What constitutes a quorum for the Ozark Trust special meeting?

A:	The presence at the Ozark Trust special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Ozark Trust common stock entitled to vote at the Ozark Trust special meeting will constitute a quorum.

Q:	What is the vote required to approve each proposal at the Ozark Trust special meeting?

A:	Ozark Trust merger proposal:

Standard: Approval of the Ozark Trust merger proposal requires the affirmative vote of holders of two- thirds of the outstanding of the shares of Ozark Trust common stock outstanding and entitled to vote on the proposal.

10

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote in person at the Ozark Trust special meeting or fail to instruct your bank or broker how to vote with respect to the Ozark Trust merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Ozark Trust shareholders agreement amendment proposal:

Standard: Approval of the Ozark Trust shareholders agreement amendment proposal requires the affirmative vote of holders of seventy-five percent (75%) of outstanding shares of Ozark Trust common stock outstanding and entitled to vote on the proposal.

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, or fail to instruct your bank or broker how to vote, with respect to the Ozark Trust shareholders agreement amendment proposal, , it will have the same effect as a vote “AGAINST” the proposal.

Q:	What are the tax consequences of the merger to me?

A:	The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or the Code, and it is a condition to the respective obligations of Simmons and Ozark Trust to complete the merger that each of Simmons and Ozark Trust receives a legal opinion to that effect. Accordingly, if you exchange your shares of Ozark Trust common stock solely for Simmons common stock, you likely will not recognize any gain or loss (except with respect to the cash you receive instead of a fractional share) for U.S. federal income tax purposes. If you exchange your shares of Ozark Trust common stock solely for cash, you likely will recognize gain or loss on the exchange. For further information, see “Material U.S. Federal Income Tax Consequences of the Merger.”

This tax treatment may not apply to all Ozark Trust shareholders. You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you.

Q:	Are Simmons shareholders required to approve the merger?

A:	No, Simmons shareholders are not required to approve the merger.

Q:	Am I entitled to dissenters’ rights?

A:	Yes. Ozark Trust shareholders who do not vote in favor of the Ozark Trust merger proposal and follow certain procedural steps will be entitled to dissenters’ rights under The General and Business Corporation Law of Missouri, or GBCM, (Section 351.455 R.S.Mo.) provided they take the steps required to perfect their rights thereunder. For further information, see “The Merger—Dissenters’ Rights.” In addition, a copy of Section 351.455 R.S.Mo. is attached as Annex C to this proxy statement/prospectus.

Q:	Should I send in my Ozark Trust stock certificates now?

A:	No. Ozark Trust shareholders SHOULD NOT send in any stock certificates now. Following completion of the merger you will be sent a letter of transmittal with instructions on how to submit your Ozark Trust stock certificates in order to receive the merger consideration to which you are entitled. See “The Agreement and Plan of Merger—Exchange of Certificates.”

Q:	What if I choose not to read the documents incorporated by reference?

A:	Information contained in a document that is incorporated into this proxy statement by reference is part of this proxy statement, unless it is superseded by information contained directly in this proxy statement or in documents filed by Simmons with the SEC after the date of this proxy statement. Information that is incorporated from another document is considered to have been disclosed to you whether or not you choose to read the document.

Q:	When do you expect to complete the merger?

A:	Simmons and Ozark Trust expect to complete the merger in the third quarter of 2015. However, Simmons and Ozark Trust cannot assure you of when or if the merger will be completed. Simmons and Ozark Trust must first obtain the approval of Ozark Trust’s shareholders for the merger, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions.

11

Q:	Whom do I contact if I have questions about the merger?

A:	If you have more questions about the merger, you should contact:

Jay D. Burchfield

Ozark Trust & Investment Corporation

1517 East Bradford Parkway

Springfield, Missouri 65804

Telephone: 417-890-7770

Facsimile: 417-890-6655

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents to which it refers you in order to understand fully the merger and to obtain a more complete description of the companies and the legal terms of the merger. For information on how to obtain copies of documents referred to in this document, you should read the section of this document entitled “Where You Can Find More Information.” Each item in this summary includes a page reference that directs you to a more complete description in this document of the topic discussed.

The Companies (pages 29 and 30)

Simmons

Simmons is a financial holding company registered under the Bank Holding Company Act of 1956, as amended, or BHC Act. Simmons is headquartered in Arkansas and as of June 30, 2015, had total assets of $7.6 billion, loans of $4.8 billion, deposits of $6.2 billion and equity capital of $1.0 billion. Simmons conducts its banking operations through more than 150 branches or financial centers located in Arkansas, Missouri, Kansas and Tennessee.

Simmons common stock is traded on the NASDAQ Global Select Market under the symbol “SFNC.” Simmons’ principal executive offices are located at 501 Main Street, Pine Bluff, Arkansas 71601, and its telephone number is (870) 541-1000. Simmons also has corporate offices in Little Rock, Arkansas.

Additional information about Simmons and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information,”

Ozark Trust

Ozark Trust is incorporated in Missouri and is a holding company for a Missouri chartered non-deposit trust company. It is based in Springfield, Missouri and conducts its operations through its subsidiary trust company, Trust Company of the Ozarks, or TCO. As of March 31, 2015, Ozark Trust had total assets of approximately $2.5 million and total consolidated stockholders’ equity of approximately $2.5 million and assets under management of approximately $1.05 billion.

Ozark Trust offers a full range of fiduciary and investment management services to the public, but does not offer certain traditional banking services such as deposit or lending services. Ozark Trust solicits and manages its fiduciary and investment management business through its team of dedicated and accessible trust officers, professionals and other staff and utilizes community focused marketing.

Ozark Trust’s principal executive offices are located at 1517 East Bradford Parkway, Springfield, Missouri 65804, and its telephone number is (417) 890-7770.

The Merger (page 31)

Simmons and Ozark Trust have entered into the merger agreement whereby Ozark Trust will merge into Simmons, subject to the approval of Ozark Trust’s shareholders, regulatory approval and other conditions. The merger agreement is attached to this proxy statement/prospectus as Annex A. You should read it carefully.

12

If the merger is completed, the businesses and operations of Simmons and Ozark Trust will be combined into a single, larger company. Simmons and Ozark Trust anticipate closing the merger during the third quarter of 2015. Ozark Trust’s subsidiary trust company will temporarily remain a separate trust company, but it and Simmons First Trust Company, N.A., are expected to be merged into Simmons First National Bank, or Simmons Bank, during the fourth quarter of 2015. The combined company will offer its trust services through selected locations in Arkansas, Missouri, Kansas and Tennessee.

What Ozark Trust Shareholders Will Receive in the Merger (page 31)

If the merger is completed, Ozark Trust shareholders (except for Ozark Trust shareholders who properly exercise their rights to dissent from the merger), which are banks or bank holding companies will receive $701.9268 per share of Ozark Trust common stock held, which we refer to as the Cash Consideration, and all other shareholders will receive 16.7205 shares of Simmons common stock, or the Stock Consideration, for each share of Ozark Trust common stock. The value of the merger consideration to be received for each share of Ozark Trust common stock under the default election, computed as of April 27, 2015, the last trading day prior to the public announcement of the merger, was $735.03 and the value, computed as of [*], was $[*].

The exchange ratio, 16.7205 shares of Simmons common stock for each share of Ozark Trust common stock, and the aggregate Cash Consideration, $5,755,800, are computed based upon Ozark Trust having 28,493 shares of Ozark Trust common stock outstanding at the effective time of the merger with 8,200 held by banks and bank holding companies and 20,293 held by other shareholders. The exchange ratio and the aggregate Cash Consideration, stated above, are subject to adjustment, if the actual aggregate number of shares of Ozark Trust common stock held by the specified categories of shareholders differs from the above on the effective date of the merger.

Simmons will not issue any fractional shares of Simmons common stock. Instead, an Ozark Trust shareholder will be entitled to receive cash equal to the product of the average of the last reported sale prices per share of Simmons common stock as reported on the NASDAQ Global Select Market for the twenty consecutive trading days ending immediately prior to the tenth day before the date on which the merger is completed, times the fraction of a share of Simmons common stock to which the shareholder otherwise would be entitled.

If the merger is completed, Ozark Trust common stock will be canceled and will cease to exist.

Simmons’ Stock Price Will Fluctuate (page 21)

Simmons expects the market price of its common stock to fluctuate due to market factors beyond its control before and following the merger.

Because the price per share of Simmons common stock will fluctuate, the value of the shares of Simmons common stock that Ozark Trust shareholders will receive in the merger may increase or decrease prior to completion of the merger. The amount of cash per share for each share of Ozark Trust common stock to be received by Ozark Trust shareholders which are banks or bank holding companies is fixed at $701.9268. Any fluctuation in the price of the Simmons common stock will not directly affect the amount of cash to be received by an Ozark Trust shareholder which is a bank or bank holding company.

Simmons cannot assure you that the market price of Simmons common stock will not decrease before or after completion of the merger.

Special Shareholders’ Meeting (page 27)

A special meeting of the shareholders of Ozark Trust will be held on [*], 2015 at the following time and place:

10:00 a.m., local time

1517 East Bradford Parkway

Springfield, Missouri

At the special meeting, shareholders of Ozark Trust will be asked to approve the merger agreement, pursuant to which Ozark Trust will merge into Simmons.

THE BOARD OF DIRECTORS OF OZARK TRUST RECOMMENDS THAT ITS SHAREHOLDERS APPROVE THE MERGER AGREEMENT.

13

The board of directors of Ozark Trust believes that the merger between Ozark Trust and Simmons is in the best interests of Ozark Trust shareholders, and unanimously recommends that Ozark Trust shareholders vote “FOR” the proposal to approve the merger agreement. This belief is based on a number of factors described in this proxy statement/prospectus.

Vote Required to Complete Merger (page 28)

In order for the merger agreement to be approved, at least two-thirds of the shares of Ozark Trust common stock outstanding and entitled to vote on the Ozark Trust merger proposal must be voted in favor of the merger agreement. Ozark Trust expects that its executive officers and directors will vote all of their shares of Ozark Trust common stock in favor of the merger agreement.

The following chart describes the Ozark Trust shareholder vote required to approve the merger agreement:

Number of shares of common stock of Ozark Trust outstanding on [*], 2015	28,493
Number of votes necessary to approve the merger agreement	18,996
Percentage of outstanding shares of Ozark Trust common stock necessary to approve the merger agreement	>66.67%
Number of votes that executive officers and directors of Ozark Trust can cast as of [*], 2015	9,447
Percentage of votes that executive officers and directors of Ozark Trust can cast as of [*], 2015	33.2%

Record Date; Voting Power (page 27)

You can vote at the special meeting of Ozark Trust shareholders if you owned Ozark Trust common stock as of the close of business on [*], 2015, the record date set by Ozark Trust’s board of directors. Each share of Ozark Trust common stock is entitled to one vote. On [*], 2015, there were 28,493 shares of Ozark Trust common stock outstanding and entitled to vote on the Ozark Trust merger proposal.

Reasons for the Merger (pages 34 and 45)

Ozark Trust. In reaching its determination to approve and recommend the merger, Ozark Trust’s board of directors consulted with its financial consultants and counsel, and considered a variety of factors, including the following:

•	The results that could be obtained by Ozark Trust by continuing to operate independently, and the likely benefits to its shareholders, compared with the value of the merger consideration being offered by Simmons.

•	Information concerning the business, financial condition, results of operations and prospects of Simmons, including the recent earning performance and dividend payment history of Simmons and the liquidity of the Simmons common stock.

•	The terms of the merger agreement and the structure of the merger, including the fact that Ozark Trust shareholders which are banks or bank holding companies will receive cash while the remaining Ozark Trust shareholders will receive Simmons common stock.

•	The expectation that the merger will generally be a tax-free transaction to the Ozark Trust shareholders who are not banks or bank holding companies and receive Simmons common stock under the merger agreement.

•	The concern of Ozark Trust to acquire reasonably priced errors and omissions insurance and the potential impact reduced coverage could have on its ability to recruit and retain qualified staff;

14

•	The likelihood that the merger would enable Ozark Trust to better serve its customers as a result of being affiliated with a larger, more diversified banking institution such as Simmons, therefore affording access to greater financial and managerial resources and a broader array of potential products, services and technologies.

The discussion in this proxy statement/prospectus regarding the factors considered by the Ozark Trust board is not intended to be exhaustive, but includes all material factors considered. In approving and recommending the merger agreement, the Ozark Trust board did not assign any specific or relative weights to any of the factors listed and individual directors may have weighed factors differently.

Simmons. The Simmons board of directors considered various factors, including the following, in making its determination to vote in favor of the merger:

•	The ability to significantly expand its trust service and wealth management product lines within the southwest Missouri market area.

•	The high quality of Ozark Trust’s trust and wealth management operations.

•	The compatibility of the business philosophy of Ozark Trust and Simmons.

•	Ozark Trust’s attractive trust and wealth management customer base.

•	The high quality of Ozark Trust’s management and employees.

•	The financial attractiveness of the acquisition to Simmons (accretive to earnings).

Ozark Trust’s Board of Directors Unanimously Recommends that Shareholders Vote “FOR” the Ozark Trust Merger Proposal and the Other Proposal Presented at Ozark Trust’s Special Meeting (page 27)

Ozark Trust’s board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Ozark Trust and its shareholders and has unanimously approved and adopted the merger agreement. For the factors considered by Ozark Trust’s board of directors in reaching its decision to approve and adopt the merger agreement. See “The Merger—Ozark Trust’s Reasons for the Merger.”

Opinion of Ozark Trust’s Financial Advisor (page 36 and Annex B)

In connection with the merger, Ozark Trust’s financial advisor, Keefe, Bruyette & Woods, Inc., or KBW, delivered a written opinion, dated April 28, 2015, to the Ozark Trust board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Ozark Trust common stock, collectively as a group, of the aggregate merger consideration to be received by the holders of Ozark Trust common stock. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex B to this proxy statement/prospectus. The opinion was for the information of, and was directed to, the Ozark Trust board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Ozark Trust to engage in the merger or enter into the merger agreement or constitute a recommendation to the Ozark Trust board in connection with the merger, and it does not constitute a recommendation to any holder of Ozark Trust common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

Federal Income Tax Consequences (page 56)

Your federal income tax consequences will depend primarily on whether you receive stock consideration or cash consideration in exchange for your Ozark Trust common stock. If you receive stock consideration, you should not recognize any gain or loss (except with respect to the cash you receive instead of a fractional share) for U.S. federal income tax purposes. If you receive cash consideration, you should recognize gain or loss on the exchange.

This tax treatment may not apply to all Ozark Trust shareholders. Determining the actual tax consequences of the merger to you can be complicated. You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you.

15

Simmons and Ozark Trust will not be obligated to complete the merger unless they receive an opinion from Quattlebaum, Grooms & Tull PLLC, or other legal counsel selected by Simmons, dated the closing date, that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that Simmons and Ozark Trust will each be a party to that reorganization. If such opinion is rendered, the U.S. federal income tax treatment of the merger should be as described above. The legal opinion does not bind the Internal Revenue Service and does not preclude the IRS or the courts from adopting a contrary position.

Interests of Ozark Trust’s Directors and Executive Officers in the Merger (page 46)

Directors and executive officers of Ozark Trust will be issued shares of Simmons common stock and/or cash in the merger for their shares of Ozark Trust common stock on the same basis as other shareholders of Ozark Trust. The following chart shows the number of shares of Simmons common stock that will be issued to directors and executive officers of Ozark Trust in the merger in exchange for their Ozark Trust common stock:

Shares of Ozark Trust stock beneficially owned by Ozark Trust executive officers and directors on [*], 2015	9,447
The number of shares of Simmons common stock that will be received in the merger by Ozark Trust executive officers and directors	157,958

Certain of Ozark Trust’s directors and executive officers have interests in the merger as individuals in addition to, or different from, their interests as shareholders of Ozark Trust, including, but not limited to continuation of indemnification and director and officer liability insurance after the merger.

Additionally, Dwight Rahmeyer and W. Rodger Gadd, executive officers of Ozark Trust and TCO, as well as other staff members at Ozark Trust and TCO, anticipate continued employment by Simmons and TCO after the consummation of the merger. The acquisition of Ozark Trust by Simmons and their continued employment may provide additional opportunities for advancement in employment than would be available if Ozark Trust remained independent.

You May Dissent From the Merger (page 46)

Missouri law permits Ozark Trust shareholders to dissent from the merger and to receive the fair value of their shares of Ozark Trust common stock in cash. To do this, an Ozark Trust shareholder must follow certain procedures, including filing certain notices with Ozark Trust and refraining from voting their shares in favor of the merger. If they dissent from the merger, their shares of Ozark Trust common stock will not be exchanged for shares of Simmons common stock in the merger, and their only right will be to receive the fair value of their shares of Ozark Trust common stock in cash. A copy of the Missouri statutes describing these dissenters’ rights and the procedures for exercising them is attached as Annex C to this proxy statement/prospectus. Ozark Trust shareholders who perfect their dissenters’ rights and receive cash in exchange for their shares of Ozark Trust common stock may recognize gain or loss for U.S. federal income tax purposes.

We Must Obtain Regulatory Approvals to Complete the Merger (page 48)

The completion of the merger requires the approval of the Missouri Division of Finance. Formal application was made on May 22, 2015 to this agency. After due review and consideration, the Missouri Division of Finance issued a letter of no objection to the proposed transaction on June 30, 2015.

Conditions to Completion of the Merger (page 54)

The completion of the merger depends on a number of conditions being met, including the following:

•	shareholders of Ozark Trust approving the merger agreement and merger;

•	the absence of any governmental order blocking completion of the merger, or of any proceedings by a government body trying to block it; and

16

•	receipt of opinions of legal counsel to Simmons that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that Simmons and Ozark Trust will each be a party to that reorganization.

In cases where the law permits, a party to the merger agreement could elect to waive a condition that has not been satisfied and complete the merger although the party is entitled not to complete the merger. We cannot be certain whether or when any of these conditions will be satisfied (or waived, where permissible), or that the merger will be completed.

Termination of the Merger Agreement (page 55)

Simmons and Ozark Trust can mutually agree at any time to terminate the merger agreement without completing the merger, even if the shareholders of Ozark Trust have already voted to approve it.

Either Simmons or Ozark Trust can terminate the merger in the following circumstances:

•	If the Ozark Trust shareholders fail to approve the merger agreement.

•	The merger is not completed on or before October 31, 2015, provided that such deadline may be extended to January 31, 2016 if one of the reasons that the merger has not been completed is failure to obtain a required regulatory approval.

•	If the other party violates, in a significant way, any of its representations, warranties, covenants or obligations contained in the merger agreement.

•	If the price of Simmons common stock falls outside of a pre-determined range, as described in “The Agreement and Plan of Merger – Walkway Counteroffers.”

•	If Simmons’ counsel cannot give the opinions required by the merger agreement.

Ozark Trust can terminate the merger agreement if prior to the approval of the merger by the Ozark Trust shareholders, Ozark Trust has received a competing offer, the Ozark Trust board of directors has determined that the merger agreement must be terminated to comply with its fiduciary duty to the Ozark Trust shareholders and Ozark Trust has paid to Simmons a termination fee in the amount of $1,000,000.

Generally, a party can only terminate the merger agreement in one of these situations if that party is not in violation of the merger agreement or if its violations of the merger agreement are not the cause of the event permitting termination.

Walkaway Counteroffers (page 55)

Ozark Trust (if the price of Simmons common stock has declined below certain specified minimum prices) may have rights to terminate the merger agreement in the following circumstances:

Simmons Counteroffer. The Ozark Trust board of directors may exercise its right to terminate the merger if (1) the average closing price of Simmons common stock is less than $33.58 and (2) the difference between the percentage change of (A) $40.044 (the KBWR for the 20 consecutive trading days ending on March 3, 2015) and the average closing price of KBWR and (B) the percentage change of $39.12 (the average closing price of Simmons common stock for the 20 consecutive trading days ending on March 3, 2015) and the average closing price of Simmons common stock, is greater than 20%. If the Ozark Trust board of directors elects to terminate the Ozark Trust merger agreement on this basis, then Simmons may elect to make its walkaway counteroffer and pay as part of the Ozark Trust merger consideration, an aggregate cash payment that results in the aggregate Ozark Trust merger consideration, including both shares of Simmons common stock and cash, (which we refer to as the Ozark Trust minimum merger consideration) being equal to the sum of (i) the product of (v) $33.58 multiplied by (w) 16.7205, the Ozark Trust exchange ratio, multiplied by (x) the number of shares of Ozark Trust common stock exchanged for the stock consideration, plus (ii) the product of (y) $701.9268 multiplied by (z) the number of shares of Ozark Trust common stock exchanged for the cash consideration.

The average closing price of Simmons common stock will be equal to the average of the closing price per share of Simmons common stock on the NASDAQ Global Select Market for the 20 consecutive trading days ending on and including the 10th trading day before the effective date of the merger. The average closing price of KBWR will be equal to the average closing price of the KBWR for the 20 consecutive trading days ending on and including the 10th trading day before the effective date of the merger.

17

Risk Factors (page 21)

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors.”

18

SELECTED CONSOLIDATED FINANCIAL DATA OF SIMMONS

The following table sets forth highlights from Simmons’ consolidated financial data as of and for the six months ended June 30, 2015 and 2014 and as of and for each of the five years ended December 31, 2014. Results from past periods are not necessarily indicative of results that may be expected for any future period. The results of operations for the six months ended June 30, 2015 and 2014 are not necessarily indicative of the results of operations for full-year or any other interim period. Simmons management prepared the unaudited information on the same basis as it prepared Simmons’ audited consolidated financial statements. In the opinion of Simmons management, this information reflects all adjustments necessary for a fair presentation of this data for those dates. You should read this information in conjunction with Simmons’ consolidated financial statements and related notes included in Simmons’ Annual Report on Form10-K for the year ended December 31, 2014 and its Quarterly Reports on Form 10-Q for the three and six month periods ended June 30, 2015, each of which is incorporated by reference in this document and from which this information is derived. See “Where You Can Find More Information.”

	As of or for the Six Months Ended June 30,		Years Ended December 31
(Dollars and shares in thousands, except per share data)	2015	2014	2014	2013	2012	2011	2010
	(Unaudited)
Income statement data:
Net interest income	$126,168	$81,972	$171,064	$130,850	$113,517	$108,660	$101,949
Provision for loan losses	4,177	2,510	7,245	4,118	4,140	11,676	14,129
Net interest income after provision for loan losses	121,991	79,462	163,819	126,732	109,377	96,984	87,820
Non-interest income	43,807	24,577	62,192	40,616	48,371	53,465	77,874
Non-interest expense	122,536	84,382	175,721	134,812	117,733	114,650	111,263
Income before taxes	43,262	19,657	50,290	32,536	40,015	35,799	54,431
Provision for income taxes	14,432	5,396	14,602	9,305	12,331	10,425	17,314
Net income	28,830	14,261	35,688	23,231	27,684	25,374	37,117
Preferred stock dividends	103	-	-	-	-	-	-
Net income available to common shareholders	$28,727	$14,261	$35,688	$23,231	$27,684	$25,374	$37,117

Per share data:
Basic earnings	$1.10	$0.88	$2.11	$1.42	$1.64	$1.47	$2.16
Diluted earnings	1.10	0.87	2.11	1.42	1.64	1.47	2.15
Diluted core earnings (non-GAAP) (1)	1.46	1.02	2.29	1.69	1.59	1.45	1.51
Book value	33.26	25.36	27.38	24.89	24.55	23.70	23.01
Tangible book value (non-GAAP) (2)	21.19	19.69	20.15	19.13	20.66	20.09	19.36
Dividends	0.46	0.44	0.88	0.84	0.80	0.76	0.76
Basic average common shares outstanding	29,867	16,294	16,879	16,339	16,909	17,309	17,204
Diluted average common shares outstanding	29,987	16,361	16,922	16,352	16,911	17,318	17,265

Balance sheet data at period end:
Assets	$7,614,358	$4,325,841	$4,643,354	$4,383,100	$3,527,489	$3,320,129	$3,316,432
Investment securities	1,609,297	1,070,299	1,082,870	957,965	687,483	697,656	613,662
Total loans	4,812,656	2,389,333	2,736,634	2,404,935	1,922,119	1,737,844	1,915,064
Allowance for loan losses	30,567	27,530	29,028	27,442	27,882	30,108	26,416
Goodwill & other intangible assets	360,887	92,623	130,621	93,501	64,365	62,184	63,068
Non-interest bearing deposits	1,141,285	838,543	889,260	718,438	576,655	532,259	428,750
Deposits	6,170,022	3,641,725	3,860,718	3,697,567	2,874,163	2,650,397	2,608,769
Long-term debt	140,066	115,602	114,682	117,090	89,441	89,898	133,394
Subordinated debt & trust preferred	61,794	20,620	20,620	20,620	20,620	30,930	30,930
Stockholders’ equity	1,025,105	414,135	494,319	403,832	406,062	407,911	397.371
Tangible common stockholders’ equity (non-GAAP) (2)	633,366	321,512	363,698	310,331	341,697	345,727	334,303

Capital ratios at period end:
Stockholders’ equity to total assets	13.46%	9.57%	10.65%	9.21%	11.51%	12.29%	11.98%
Tangible common equity to tangible assets (non-GAAP) (3)	8.73	7.59	8.06	7.24	9.87	10.61	10.28
Tier 1 leverage ratio	10.00	8.41	8.77	9.22	10.81	11.86	11.33
Tier 1 risk-based ratio	15.60	13.63	13.43	13.02	19.08	21.58	20.05
Total risk-based capital ratio	16.32	14.75	14.50	14.10	20.34	22.83	21.30
Dividend payout	41.82	50.57	41.71	59.15	48.78	51.70	35.35

19

	As of or for the Six Months Ended June 30,		Years Ended December 31
(Dollars in thousands, except per share data)	2015	2014	2014	2013	2012	2011	2010
	(Unaudited)
Annualized performance ratios:
Return on average assets	0.86%	0.65%	0.80%	0.64%	0.83%	0.77%	1.19%
Return on average common equity	6.77	6.95	8.11	5.33	6.77	6.25	9.69
Return on average tangible common equity (non-GAAP) (2) (4)	10.63	8.07	10.99	6.36	8.05	7.54	11.71
Net interest margin (5)	4.42	4.44	4.47	4.21	3.93	3.85	3.78
Efficiency ratio (6)	60.08	70.35	69.88	71.28	70.17	67.86	65.28

Balance sheet ratios: (7)
Nonperforming assets as a percentage of period-end assets	0.79%	1.49%	1.25%	1.69%	1.29%	1.18%	1.12%
Nonperforming loans as a percentage of period-end loans	0.65	0.60	0.63	0.53	0.74	1.02	0.83
Nonperforming assets as a percentage of period-end loans & OREO	2.26	3.36	2.76	4.10	2.74	2.44	2.18
Allowance/to nonperforming loans	180	245	223	298	232	186	190
Allowance for loan losses as a percentage of period-end loans	1.17	1.47	1.41	1.57	1.71	1.91	1.57
Net charge-offs (recoveries) as a percentage of average loans	0.18	0.28	0.30	0.27	0.40	0.49	0.71

_________________________________________________________________________________________________________

(1)    Diluted core earnings per share (net income excluding nonrecurring items divided by average diluted common shares outstanding) is a non-GAAP measure. See the incorporated by reference Form 10-Q for June 30, 2015 and Form 10-K for December 31, 2014 in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” – Table 13 and Table 21, respectively, for the non-GAAP tabular reconciliation.

(2)    Because of our significant level of intangible assets, total goodwill and core deposit premiums, management believes a useful calculation for investors in their analysis of Simmons is tangible book value per share (non-GAAP). This non-GAAP calculation eliminates the effect of goodwill and acquisition related intangible assets and is calculated by subtracting goodwill and intangible assets from total stockholders’ equity, and dividing the resulting number by the common stock outstanding at period end. The following table reflects the reconciliation of this non-GAAP measure to the GAAP presentation of book value for the periods presented above:

	As of June 30,		As of December 31
(Dollars and shares in thousands, except per share data)	2015	2014	2014	2013	2012	2011	2010
	(Unaudited)
Stockholders’ equity	$1,025,105	$414,135	$494,319	$403,832	$406,062	$407,911	$397,371
Less: Preferred stock	30,852	-	-	-	-	-	-
Common stockholders’ equity	994,253	414,135	494,319	403,832	406,062	407,911	397,371
Less: Intangible assets
Goodwill	314,282	78,529	108,095	78,529	60,605	60,605	60,605
Other intangibles	46,605	14,094	22,526	14,972	3,760	1,579	2,463
Tangible common stockholders’ equity (non-GAAP)	$633,366	$321,512	$363,698	$310,331	$341,697	$345,727	$334,303

Book value per share	$33.26	$25.36	$27.38	$24.89	$24.55	$23.70	$23.01
Tangible book value per share (non-GAAP)	21.19	19.69	20.15	19.13	20.66	20.09	19.36
Shares outstanding	29,895	16,331	18,052	16,226	16,543	17,212	17,272

________________________________________________________________________________________________________

(3)     Tangible common equity to tangible assets ratio is tangible stockholders’ equity (non-GAAP) divided by total assets less goodwill and other intangible assets as and for the periods ended presented above.

(4)     Return on average tangible equity is a non-GAAP measure that removes the effect of goodwill and intangible assets, as well as the amortization of intangibles, from the return on average equity. This non-GAAP measure is calculated as net income, adjusted for the tax-effected effect of intangibles, divided by average tangible equity.

(5)     Fully taxable equivalent (assuming an income tax rate of 39.225%).

(6)     The efficiency ratio is total non-interest expense less foreclosure expense and amortization of intangibles, divided by the sum of net interest income on a fully taxable equivalent basis plus total non-interest income less security gains, net of tax. For the six months ended June 30, 2015, this calculation excludes merger related costs of $11.7 million and branch right sizing expense of $2.8 million from total non-interest expense. For the six months ended June 30, 2014, this calculation excludes $1.0 million gain on sale of merchant services and $2.3 million gain on sale of former branches from total non-interest income and excludes merger related costs of $2.6 million, branch right sizing expense of $4.2 million and charter consolidation costs of $0.4 million from total non-interest expense. For the year ended December 31, 2014, this calculation excludes $1.0 million gain on sale of merchant services and $7.8 million gain on sale of former branches from total non-interest income and excludes merger related costs of $7.5 million, branch right sizing expense of $4.7 million, change-in-control payments of $0.9 million and charter consolidation costs of $0.6 million from total non-interest expense. For the year ended December 31, 2013, this calculation excludes merger related costs of $6.4 million from non-interest expense. For the year ended December 31, 2012, this calculation excludes the gain on FDIC-assisted transactions of $3.4 million from total non-interest income and excludes merger related costs of $1.9 million from non-interest expense. For the year ended December 31, 2011, this calculation excludes the $1.1 million gain on sale of MasterCard stock.  For the year ended December 31, 2010, this calculation excludes the gain on FDIC-assisted transactions of $21.3 million from total non-interest income and excludes merger related costs of $2.6 million from non-interest expense.

(7)     Excludes all loans acquired and excludes foreclosed assets acquired, covered by FDIC loss share agreements, except for their inclusion in total assets.

20

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Risks Relating to the Mergers

Because the market price of Simmons common stock will fluctuate, the value of the merger consideration to be received by Ozark Trust shareholders (other than banks and bank holding companies) is uncertain.

Upon completion of the merger, each share of Ozark Trust (except for shares held by banks and bank holding companies and any dissenting shares) will be converted into the right to receive 16.7205 shares of Simmons common stock (subject to possible adjustment). Cash will be paid in lieu of any remaining fractional shares. The market value of the shares of Simmons common stock to be received as part of the merger consideration will vary from the closing price of Simmons common stock on the date the merger was announced, on the date that this proxy statement/prospectus is mailed to Ozark Trust shareholders, on the date of the special meetings of the Ozark Trust shareholders, and on the date the merger is completed and thereafter. Any change in the market price of Simmons common stock prior to the completion of the merger will affect the market value of the stock consideration that Ozark Trust shareholders will receive upon completion of the merger. Stock price changes may result from a variety of factors that are beyond the control of Simmons and Ozark Trust, including, but not limited to, general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the Ozark Trust special meetings you will not know the precise market value of the stock consideration Ozark Trust shareholders will receive at the effective time of the merger. You should obtain current market quotations for shares of Simmons common stock.

The merger and related transactions are subject to approval by Ozark Trust shareholders.

The Ozark Trust merger cannot be completed unless the Ozark Trust shareholders approve the merger by the affirmative vote of the holders of two-thirds of the outstanding shares of Ozark Trust common stock entitled to vote on the merger.

The merger is subject to a number of closing conditions which, if not satisfied or waived in a timely manner, would delay the merger or adversely impact the companies’ ability to complete the transactions.

The completion of the merger is subject to certain conditions, including, among others, the (1) receipt of the requisite shareholder approval, (2) receipt of all required regulatory approvals for the merger, without the imposition of any material on-going conditions or restrictions, and (3) other customary closing conditions set forth in the merger agreements. See “The Agreement and Plan of Merger—Conditions to Consummate the Mergers.” While it is currently anticipated that the merger will be completed during the third quarter of 2015, there can be no assurance that such conditions will be satisfied in a timely manner or at all, or that an effect, event, development or change will not transpire that could delay or prevent these conditions from being satisfied. Accordingly, there can be no guarantee with respect to the timing of the closing of the merger or whether the merger will be completed at all.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the mergers.

Before the merger may be completed, the approval and consent of the Missouri Division of Finance must be obtained. In determining whether to grant the approval, regulatory agencies consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger—Regulatory Approvals and Notifications Required for the Merger.” An adverse development in any party’s regulatory standing on these factors could result in an inability to obtain approval or delay its receipt. The regulator may impose conditions on the completion of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or imposing additional costs on or limiting the revenues of the combined company following the merger, any of which might have an adverse effect on the combined company following the merger. Accordingly, no assurance can be given that the necessary regulatory approval will be received in time to effect the mergers in the third quarter of 2015. See “The Merger—Regulatory Approvals and Notifications Required for the Merger.”

21

The opinion delivered by Ozark Trust’s financial advisor to the board of directors of Ozark Trust will not reflect changes in circumstances between the date of such opinion and the completion of the merger.

The board of directors of Ozark Trust has obtained a fairness opinion dated April 28, 2015 in connection with the merger, from KBW. The opinion has not been updated as of the date of this proxy statement/prospectus and will not be updated at, or prior to, the time of the completion of the merger. Changes in the operations and prospects of Simmons or Ozark Trust, general market and economic conditions and other factors that may be beyond the control of Simmons and Ozark Trust may alter the value of Simmons or Ozark Trust or the prices of shares of Simmons common stock or Ozark Trust common stock by the time the merger is completed. The opinion does not speak as of the time the merger is completed or as of any other date than the date of the opinion. The opinion that the Ozark Trust board of directors received from KBW is attached as Annex B to this proxy statement/prospectus. For a description of the opinion, see “The Merger—Opinion of Ozark Trust’s Financial Advisor. For a description of the other factors considered by Ozark Trust’s board of directors in determining to approve the merger, see “The Merger—Ozark Trust’s Reasons for the Merger; Recommendation of Ozark Trust’s Board of Directors.”

Holders of Simmons and Ozark Trust common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Holders of Simmons and Ozark Trust common stock currently have the right to vote in the election of the board of directors and on other matters affecting Simmons and Ozark Trust, respectively. Upon the completion of the merger, each Ozark Trust shareholder who receives shares of Simmons common stock will become a shareholder of Simmons with a percentage ownership of Simmons that is smaller than such shareholder’s percentage ownership of Ozark Trust, as applicable. Following completion of the merger, Ozark Trust shareholders will own approximately 1.1% of the combined company and existing Simmons shareholders will own approximately 98.9% of the combined company. Because of this, Ozark Trust shareholders will have less influence on the management and policies of Simmons than they now have on the management and policies of Ozark Trust, and existing Simmons shareholders may have less influence than they now have on the management and policies of Simmons.

The merger agreement limits Ozark Trust’s ability to pursue alternative transactions by requiring Ozark Trust to pay termination fees under certain circumstances relating to alternative acquisition proposals.

Under the merger agreement, if the board of directors of Ozark Trust at any time prior to obtaining shareholder approval for the merger determines in good faith that, in light of a competing acquisition proposal or other circumstances, termination of the merger agreement is required in order for the board of directors to comply with its fiduciary duties, then, Ozark Trust must pay a termination fee of $1 million to Simmons. See “The Merger Agreement—Termination Fees.” These provisions could discourage a potential competing acquirer that might have an interest in acquiring Ozark Trust from considering or making a competing acquisition proposal, even if the potential competing acquirer was prepared to pay consideration with a higher per share cash value than that market value proposed to be received or realized in the merger with Simmons, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the applicable merger agreement.

If the merger is not completed, Simmons and Ozark Trust will have incurred substantial expenses without realizing the expected benefits of the mergers.

Each of Simmons and Ozark Trust has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC and other regulatory agencies in connection with the merger. If the merger is not completed, Simmons and Ozark Trust will have to recognize these expenses without realizing the expected benefits of the merger.

22

Simmons and Ozark Trust will be subject to business uncertainties and Ozark Trust will be subject to contractual restrictions on its operations while the mergers are pending.

Simmons and Ozark Trust will be subject to business uncertainties and Ozark Trust will be subject to contractual restrictions on its operations while the merger is pending. For instance, uncertainty about the effect of the mergers on employees and customers may have an adverse effect on Simmons and Ozark Trust. These uncertainties may impair Simmons’ or Ozark Trust’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Simmons or Ozark Trust to seek to change existing business relationships with Simmons or Ozark Trust. Retention of certain employees by Simmons or Ozark Trust may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with the combined company. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company, Simmons’ business or Ozark Trust’s business could be harmed. In addition, subject to certain exceptions, Ozark Trust has agreed to operate its business in the ordinary course, and to comply with certain other operational restrictions, prior to closing of the merger. See “The Agreement and Plan of Merger—Covenants and Agreements” for a description of the restrictive covenants applicable to Simmons and Ozark Trust.

Termination of the merger agreement could negatively impact Simmons or Ozark Trust.

If the merger agreement is terminated, there may be various consequences. For example, Simmons’ or Ozark Trust’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Simmons common stock could decline to the extent that the current market price reflects a market assumption that the merger will be completed.

Certain of Ozark Trust’s directors and executive officers have interests in the merger that may differ from the interests of Ozark Trust’s shareholders.

Ozark Trust shareholders should be aware that some of Ozark Trust’s directors and executive officers have interests in the applicable merger and have arrangements that are different from, or in addition to, those of Ozark Trust shareholders generally. These interests and arrangements may create potential conflicts of interest. Ozark Trust’s board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Ozark Trust shareholders vote in favor of approving the merger agreement. In addition, Simmons agreed in the merger agreement to indemnify the Ozark Trust directors and officers for any claims or actions related to the merger or merger agreement and to provide liability insurance to Ozark Trust officers and directors. These and certain other additional interests of Ozark Trust directors and officers may cause some of these persons to view the proposed transaction differently than you view it, although Ozark Trust officers and directors currently have comparable indemnification rights and director and officer (and errors and omission) insurance coverage. For a more complete description of these interests, see “The Merger—Interests of Ozark Trust’s Directors and Executive Officers in the Merger.”

Risks Related to the Combined Company Following the Merger

Combining Ozark Trust with Simmons may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

Simmons and Ozark Trust have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on Simmons’ ability to successfully combine and integrate the businesses of Ozark Trust with Simmons in a manner that permits growth opportunities and does not materially disrupt existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of the companies’ ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect Simmons’ ability to successfully conduct its business, which could have an adverse effect on Simmons’ financial results and the value of Simmons common stock. If Simmons experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Simmons and/or Ozark Trust to lose customers or cause customers to remove their business from Simmons and/or Ozark Trust and move their business to competing financial institutions. In addition, integration efforts will divert management’s attention and resources. These integration matters could have an adverse effect on the combined company during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the merger could be less than anticipated.

23

Risks Related to an Investment in Simmons Common Stock

The market price of Simmons common stock after the merger may be affected by factors different from those affecting its shares currently.

Upon completion of the merger, holders of Ozark Trust common stock will become holders of Simmons common stock. Simmons’ business differs in important respects from that of Ozark Trust, and, accordingly, the results of operations of the combined company and the market price of Simmons common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Simmons and Ozark Trust. For a discussion of the businesses of Simmons and Ozark Trust and of some important factors to consider in connection with those businesses, see “Information About Simmons,” “Information About Ozark Trust” and “Where You Can Find More Information.”

The market price of Simmons common stock may decline as a result of the merger.

The market price of Simmons common stock may decline as a result of the merger if Simmons does not achieve the perceived benefits of the merger or the effect of the merger on Simmons’ financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the merger, Simmons and Ozark Trust shareholders will own interests in a combined company operating an expanded business with a different mix of assets, risks and liabilities. Existing Simmons and Ozark Trust shareholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company.

The shares of Simmons common stock to be received by Ozark Trust shareholders as a result of the merger will have different rights from the shares of Ozark Trust common stock.

Upon completion of the merger, Ozark Trust shareholders will become Simmons shareholders and their rights as shareholders will be governed by Simmons’ articles of incorporation and bylaws and Arkansas law. The rights associated with Ozark Trust common stock are different from the rights associated with Simmons common stock. For example, under Missouri law, Ozark Trust’s shareholders may take action without a meeting only by a unanimous written consent signed by all shareholders entitled to vote, whereas, under Arkansas law, Simmons shareholders may take action without a meeting if shareholder consent is signed by at least the minimum number of shareholders that would be necessary to authorize such action at a meeting at which all shares entitled to vote are present and voted. See “Comparison of Shareholders’ Rights of Simmons and Ozark Trust” for a further discussion of the different rights associated with Simmons common stock.

Simmons’ management will have broad discretion as to the use of assets acquired from the merger, and Simmons may not use these assets effectively.

Simmons’ management will have broad discretion in the application of the assets from the merger and could utilize the assets in ways that do not improve Simmons’ results of operations or enhance the value of its common stock. Ozark Trust shareholders will not have the opportunity, as part of their investment decision, to assess whether these acquired assets are being used appropriately. Simmons’ failure to utilize these assets effectively could have a material adverse effect on the combined company, delay the development of products and cause the price of Simmons common stock to decline.

The holders of Simmons’ subordinated debentures have rights that are senior to those of Simmons shareholders. If Simmons defers payments of interest on Simmons’ outstanding subordinated debentures or if certain defaults relating to those debentures occur, Simmons will be prohibited from declaring or paying dividends or distributions on, and from making liquidation payments with respect to, Simmons common stock.

Simmons has $61.8 million of subordinated debentures issued in connection with trust preferred securities. Payments of the principal and interest on the trust preferred securities are unconditionally guaranteed by Simmons. The subordinated debentures are senior to Simmons common stock. As a result, Simmons must make payments on the subordinated debentures (and the related trust preferred securities) before any dividends can be paid on Simmons common stock and, in the event of Simmons’ bankruptcy, dissolution or liquidation, the holders of the debentures must be satisfied before any distributions can be made to the holders of Simmons common stock. Simmons has the right to defer distributions on the subordinated debentures (and the related trust preferred securities) for up to five years, during which time no dividends may be paid to holders of Simmons’ capital stock. If Simmons elects to defer its obligations to make payments on these subordinated debentures, or defaults with respect to these obligations, it likely would have a material adverse effect on the market value of Simmons common stock. Moreover, without notice to or consent from the holders of Simmons common stock, Simmons may issue additional series of subordinated debt securities in the future with terms similar to those of Simmons’ existing subordinated debt securities or enter into other financing agreements that limit Simmons’ ability to purchase or to pay dividends or distributions on Simmons’ capital stock.

24

The holders of Simmons Series A preferred stock will have rights that are senior to holders of Simmons common stock. If Simmons does not make a dividend payment on Simmons Series A preferred stock, then Simmons will be prohibited from declaring or paying dividends on, or making repurchases of, Simmons common stock.

Simmons has 30,852 shares of Simmons Series A preferred stock outstanding. Simmons Series A preferred stock has certain rights, preferences and privileges that make Simmons Series A preferred stock senior to the Simmons common stock. If the Simmons board of directors decides not to declare and pay (or set aside for payment) dividends on Simmons Series A preferred stock, then the Simmons board of directors will be prohibited from declaring or paying dividends on, or making repurchases of, Simmons common stock, which may have an adverse effect on the market price of the Simmons common stock.

The holders of Simmons Series A preferred stock may elect two directors to the Simmons board of directors if Simmons fails to declare and pay dividends for six or more dividend periods.

Simmons Series A preferred stock has certain rights, preferences and privileges that make Simmons Series A preferred stock senior to the Simmons common stock. If the Simmons board of directors decides not to declare and pay (or set aside for payment) dividends on Simmons Series A preferred stock for six or more dividend periods, then the holders of Simmons Series A preferred stock may elect two directors to the Simmons board of directors which may cause the holders of Simmons common stock to have less influence over the management of Simmons.

Simmons may be unable to, or choose not to, pay dividends on Simmons common stock.

Simmons cannot assure you of its ability to continue to pay dividends. Simmons’ ability to pay dividends depends on the following factors, among others:

•	Simmons may not have sufficient earnings as its primary source of income, the payment of dividends to Simmons by its subsidiary banks, is subject to federal and state laws that limit the ability of those banks to pay dividends;

•	Federal Reserve Board policy requires bank holding companies to pay cash dividends on common stock only out of net income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition; and

•	Simmons’ board of directors may determine that, even though funds are available for dividend payments, retaining the funds for internal uses, such as expansion of Simmons’ operations, is a better strategy.

If Simmons fails to pay dividends, capital appreciation, if any, of Simmons common stock may be the sole opportunity for gains on an investment in Simmons common stock. In addition, in the event Simmons’ subsidiary banks become unable to pay dividends to Simmons, Simmons may not be able to service Simmons’ debt or pay Simmons’ other obligations or pay dividends on Simmons common stock. Accordingly, Simmons’ inability to receive dividends from Simmons’ subsidiary banks could also have a material adverse effect on Simmons’ business, financial condition and results of operations and the value of your investment in Simmons common stock.

There may be future sales of additional common stock or preferred stock or other dilution of Simmons equity, which may adversely affect the value of Simmons common stock.

Simmons is not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The value of Simmons common stock could decline as a result of sales by Simmons of a large number of shares of common stock or preferred stock or similar securities in the market or the perception that such sales could occur.

Anti-takeover provisions could negatively impact Simmons shareholders.

Provisions of Simmons’ articles of incorporation and by-laws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire Simmons, even if doing so would be perceived to be beneficial to Simmons shareholders. The combination of these provisions effectively inhibits a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of Simmons common stock. These provisions could also discourage proxy contests and make it more difficult for holders of Simmons common stock to elect directors other than the candidates nominated by Simmons’ board of directors.

25

Simmons’ rights and the rights of Simmons shareholders to take action against Simmons’ directors and officers are limited.

Simmons’ articles of incorporation eliminate Simmons’ directors’ liability to Simmons and its shareholders for money damages for breach of fiduciary duties as a director to the fullest extent permitted by Arkansas law. Arkansas law provides that an officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in Simmons’ best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Simmons’ articles of incorporation and bylaws also require Simmons to indemnify Simmons’ directors and officers for liability resulting from actions taken by them in those capacities to the maximum extent permitted by Arkansas law. As a result, Simmons shareholders and Simmons may have more limited rights against Simmons’ directors and officers than might otherwise exist under common law. In addition, Simmons may be obligated to fund the defense costs incurred by Simmons’ directors and officers.

An investment in Simmons common stock is not an insured deposit.

An investment in Simmons common stock is not a bank deposit and is not insured or guaranteed by the FDIC, the Deposit Insurance Fund, or any other government agency. Accordingly, you should be capable of affording the loss of any investment in Simmons common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this proxy statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 giving Simmons’ or Ozark Trust’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “budget,” “expect,” “anticipate,” “intend,” “indicate,” “target,” “estimate,” “plan,” “project,” “continue,” “contemplate,” “positions,” “prospects,” “predict,” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Simmons and Ozark Trust, including future financial and operating results, the combined company’s plans, objectives, expectations, strategies and intentions and other statements that are not historical facts. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. In addition to factors previously disclosed in Simmons’ reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements:

•	inability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by Ozark Trust shareholders, on the expected terms and schedule;

•	delay in closing the merger;

•	difficulties and delays in integrating the business of Ozark Trust and/or the pending acquisitions with Simmons, or fully realizing cost savings and other benefits;

•	business disruption following the proposed transactions;

•	diversion of management time on issues relating to the merger;

•	the inability to sustain revenue and earnings growth;

•	changes in interest rates and capital markets;

•	inflation;

•	customer borrowing, repayment, investment and deposit practices;

•	customer disintermediation;

•	the introduction, withdrawal, success and timing of business initiatives;

26

•	competitive conditions;

•	economic conditions;

•	changes in Simmons’ stock price before closing, including as a result of the financial performance of Simmons or Ozark Trust prior to closing;

•	the reaction to the transactions of the companies’ customers, employees and counterparties;

•	the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board, the OCC, the United States Department of Treasury, applicable state bank regulatory agencies, and legislative and regulatory actions and reforms; and

•	failure to consummate or delay in consummating the merger for any other reason.

For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, Simmons and Ozark Trust claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference in this proxy statement/prospectus. Simmons and Ozark Trust do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Simmons, Ozark Trust, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

OZARK TRUST SPECIAL SHAREHOLDERS’ MEETING

Date, Time, Place

The Ozark Trust special meeting of shareholders will be held on [*], 2015, at 10:00 a.m. local time, at 1517 East Bradford Parkway, Springfield, Missouri.

As described below under “Vote Required and Quorum,” approval of the merger agreement requires the affirmative vote of at least two-thirds of the outstanding shares of Ozark Trust common stock.

Matters to Be Considered

At the special meeting of shareholders, you will be asked to consider and vote upon the following matters:

•	a proposal to approve the Agreement and Plan of Merger, dated as of April 28, 2015, by and between Simmons and Ozark Trust pursuant to which Ozark Trust will merge with and into Simmons as more fully described in this proxy statement/prospectus, which we refer to as the Ozark Trust merger proposal; and

•	a proposal to amend the Ozark Trust Buy-Sell Agreement by and among Ozark Trust and its stockholders to clarify that the agreement would not continue to be in effect if the merger is completed, which we refer to as the Ozark Trust shareholders agreement amendment proposal.

Recommendation of Ozark Trust’s Board of Directors

Ozark Trust’s board of directors has determined that the Ozark Trust merger proposal and the transactions contemplated thereby, including the Ozark Trust merger, are in the best interests of Ozark Trust and its shareholders, has unanimously approved and adopted the Ozark Trust merger agreement and unanimously recommends that you vote “FOR” the Ozark Trust merger proposal and “FOR” the Ozark Trust shareholders agreement amendment proposal. See “The Merger—Ozark Trust’s Reasons for the Merger” for a more detailed discussion of Ozark Trust’s board of directors’ recommendation.

Record Date; Shares Outstanding and Entitled to Vote

The Ozark Trust board of directors has fixed the close of business (5:00 p.m.) on [*], 2015 as the record date for determining the holders of shares of Ozark Trust common stock entitled to notice of and to vote at the special meeting. At the close of business on the record date, there were 28,493 shares of common stock issued and outstanding and held by [*] holders of record. Holders of record of Ozark Trust common stock on the record date are entitled to one vote per share and are also entitled to exercise dissenters’ rights if certain procedures are followed. See “The Merger—Dissenters’ Rights in the Merger” and Annex C.

27

The directors and executive officers of Ozark Trust own 9,447 shares or approximately 33.2% of the outstanding shares of Ozark Trust common stock. Although there is no express agreement between Simmons or Ozark Trust and these individuals, regarding the voting of their shares, it is anticipated that these individuals will vote substantially all of these shares in favor of the Ozark Trust merger proposal. See “The Merger – Interests of Ozark Trust’s Directors and Executive Officers in the Merger.”

Vote Required and Quorum

The affirmative vote of the holders of at least two-thirds of the shares of Ozark Trust’s outstanding common stock is required to approve the Ozark Trust merger proposal. At least a majority of the total outstanding shares of Ozark Trust common stock must be present, either in person or by proxy, in order to constitute a quorum for the special meeting. For purposes of determining a quorum, abstentions are counted in determining the shares present at a meeting.

For voting purposes, however, only shares actually voted “For” the approval of the Ozark Trust merger proposal, and not abstentions, will be counted as favorable votes in determining whether the Ozark Trust merger proposal is approved by the holders of Ozark Trust common stock. As a result, abstentions will have the same effect as votes against approval of the merger agreement.

Approval of the Ozark Trust shareholders agreement amendment proposal requires the affirmative vote of holders of a seventy-five percent (75%) of the outstanding shares of Ozark Trust common stock.

Voting, Solicitation, and Revocation of Proxies

If the enclosed proxy card is duly executed and received in time for the special meeting, it will be voted in accordance with the instructions given. If the proxy card is duly executed and received but no instruction is given, it is the intention of the persons named in the proxy to vote the shares represented by the proxy for the approval of the Ozark Trust merger proposal and the Ozark Trust shareholders agreement amendment proposal and in the proxy holder’s discretion on any other matter properly coming before the meeting. Any proxy given by a shareholder may be revoked before its exercise by:

•	by sending written notice to the Secretary of Ozark Trust & Investment Corporation, c/o Trust Company of the Ozarks, 1517 East Bradford Parkway, Springfield, Missouri 65804, prior to the special meeting stating that you would like to revoke your proxy;

•	completing, signing and dating another proxy card bearing a later date and returning it by mail to Computershare prior to the special meeting; or

•	attending the special meeting and voting in person.

Ozark Trust is soliciting the proxy for the special meeting on behalf of the Ozark Trust board of directors. Ozark Trust will bear the cost of solicitation of proxies from its shareholders. In addition to using the mail, Ozark Trust may solicit proxies by personal interview, telephone, and facsimile. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward their proxy soliciting material to their principals and obtain authorization for the execution of proxies. Ozark Trust does not expect to pay any compensation for the solicitation of proxies. However, Ozark Trust will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals.

Voting in Person at the Special Meeting

Shareholders of Record. Shares held directly in your name as the shareholder of record may be voted in person at the special meeting. If you choose to vote your shares in person, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the special meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the special meeting.

28

Beneficial Owner. Shares held in street name may be voted in person by you only if you bring a written proxy in your name from the broker, bank, or other nominee that holds your shares.

Delivery of Proxy Materials

As permitted by applicable law, only one copy of this proxy statement/prospectus is being delivered to shareholders residing at the same address, unless such shareholders have notified Ozark Trust of their desire to receive multiple copies of the proxy statement/prospectus.

Ozark Trust will promptly deliver, upon oral or written request, a separate copy of the proxy statement/prospectus to any shareholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Rodger Gadd at 1517 East Bradford Parkway, Springfield, Missouri 65804 or by telephone at (417) 890-7770.

INFORMATION ABOUT SIMMONS

Company Overview

Simmons is a financial holding company registered under the Bank Holding Company Act of 1956, as amended. Simmons is headquartered in Arkansas and as of June 30, 2015, had total assets of $7.6 billion, loans of $4.8 billion, deposits of $6.2 billion and equity capital of $1.0 billion. Simmons conducts its banking operations through 150 branches or financial centers located in Arkansas, Missouri, Kansas and Tennessee.

Simmons is committed to the community bank model as it believes it encourages local customer engagement and local decision making, thereby producing a more responsive and satisfactory experience for its customers. Simmons also believes its model empowers its bankers to enhance shareholder value through developing and growing holistic customer relationships. As Simmons focuses on the communities in which it primarily operates, it provides a wide range of consumer and commercial loan and deposit products to individuals and businesses in its core markets. Simmons also has developed through its experience and scale and through acquisitions, including the pending acquisition that is the subject of this proxy statement/prospectus, specialized products and services that are in addition to those offered by the typical community bank and that are provided in many cases to customers beyond its core market area. Those products include credit cards, trust services, investments, agricultural finance lending, equipment lending, insurance, consumer finance and SBA lending.

Simmons seeks to build shareholder value by (1) focusing on strong asset quality, (2) maintaining strong capital and liquidity, (3) opportunistically growing its business, both organically and through acquisitions of financial institutions, and (4) improving its operational efficiency.

Simmons common stock is traded on the NASDAQ Global Select Market under the symbol “SFNC.” Simmons’ principal executive offices are located at 501 Main Street, Pine Bluff, Arkansas 71601, and its telephone number is (870) 541-1000. Simmons also has corporate offices in Little Rock, Arkansas.

Additional information about Simmons and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

Growth Strategies

Simmons organic growth strategy includes pursuing cross-selling opportunities and expanding opportunistically in markets with attractive fundamental economic characteristics and market demographics. Upon entering a new market, Simmons seeks to identify and build a team of experienced, successful bankers with market-specific knowledge to lead its operations in that market. Generally, members of Simmons’ senior management team are familiar with these individuals based on prior work experience and reputation, and believe in the ability of such individuals to successfully execute its business model. Simmons also assembles non-voting advisory boards in select markets comprised of directors representing a broad spectrum of business experience and community involvement in those markets.

Simmons actively seeks to expand its operations through acquisitions. In recent years, Simmons has expanded its footprint by acquiring seven financial institutions through four FDIC-assisted transactions, one transaction conducted pursuant to Section 363 of the United States Bankruptcy Code and three privately negotiated mergers. These acquisitions resulted in the addition (on a net basis) of 99 of Simmons’ current 150 branches, which are located in 55 of the 89 communities in which it presently conducts operations. Simmons views its acquisition activity as an important component of its growth strategy and intends to be opportunistic in pursuing future acquisitions.

29

The table below sets forth certain information related to the acquisitions that Simmons has completed since 2010.

Recent Acquisitions

Year			Fair Value on Acquisition Date (in thousands)
Acquired	Acquired Institution	Markets Served	Assets	Loans	Deposits
2015	Community First Bancshares, Inc.	Tennessee	$1,915,190	$1,136,543	$1,536,062
2015	Liberty Bancshares, Inc.	Southwest Missouri	1,065,541	780,658	874,714
2014	Delta Trust & Banking Corp.	Central/Northwest Arkansas	417,386	311,680	355,362
2013	Metropolitan National Bank	Central/Northwest Arkansas	883,664	457,372	$837,507
2012	Excel Bank of Sedalia, MO	Central Missouri, Kansas City and St. Louis metropolitan areas	180,536	99,299	168,592
2012	Truman Bank of St. Louis, MO	St. Louis, Missouri	253,174	130,536	228,553
2010	Security Savings Bank, FSB	Kansas City metropolitan area, Wichita and Salina, Kansas	457,639	219,158	338,237
2010	Southwest Community Bank	Springfield, Missouri	101,990	40,177	97,340

INFORMATION ABOUT OZARK TRUST

Ozark Trust is a Missouri general business corporation organized December 16, 2003 and headquartered in Springfield, Missouri which owns 100% of the issued and outstanding capital stock of Trust Company of the Ozarks, a Missouri chartered non-deposit trust company also headquartered in Springfield, Missouri. As of June 30, 2015, Ozark Trust had consolidated assets of approximately $2.5 million, and total consolidated stockholders’ equity of approximately $2.5 million. Ozark Trust’s strategic objective is to serve as a holding company for Trust Company of the Ozarks, its sole asset Trust Company of the Ozarks.

Ozark Trust and its subsidiary, Trust Company of the Ozarks or TCO, focus on meeting the trust and investment needs of consumers in the southwest, southeast, northwest, southern and central Missouri markets. TCO operates from one location in Springfield, Missouri. It provides trust and estate services and investment management services, and IRA services. As of June 30, 2015, TCO held approximately $1.05 billion in assets in investment management, fiduciary and/or administrative and custodianship capacities in its operations. TCO’s principal source of revenue is fees from the provision of the fiduciary and investment management services.

TCO is regulated by the Missouri Division of Finance. Neither TCO nor Ozark Trust is subject to any regulation by the FDIC or any Federal regulatory agency.

TCO acquired the fiduciary obligations of the following institutions through the statutory bulk transfer procedure for fiduciary obligations and liabilities in the years indicated:

Institution	Year Acquired
Nodaway Valley Bank, Maryville, Missouri	1999
Sterling Trust Company, Springfield, Missouri	2005
First State Bank and Trust Company, Inc., Caruthersville, Missouri	2009
The Callaway Bank, Fulton, Missouri	2010
The Bank of Sullivan, Sullivan, Missouri	2011

Principal Holders of Ozark Trust Common Stock

Ozark Trust & Investment Corporation is authorized to issue two classes of stock – 30,000 shares of Class A Common Stock, $50.00 par value, and 5,500 shares of Class B Common Stock, $50.00 par value. Class A Common Stock and Class B Common Stock are identical in all respects, including but not limited to voting rights, preferences and dividend rights, except that the ownership of Class A Common Stock shall be restricted so that a majority of Class A Common Stock is owned by banks or bank holding companies authorized to do business in the State of Missouri. As of June 30, 2015, Ozark Trust & Investment Corporation had 66 shareholders of record of its common stock.

The following table lists the stock ownership of Ozark Trust & Investment Corporation’s directors, its executive officers, all directors and officers as a group. No other shareholder has directly, indirectly or beneficially owned or has ever owned 5% or more of Ozark Trust & Investment Corporation’s common stock outstanding. According to SEC rules, a “beneficial owner” of securities has or shares the power for vote securities or to direct their investment. Thus, under the rules, more than one person may be deemed to be a beneficiary owner of the same shares.

30

Except as indicated, all shares are owned directly, and the named person possesses sole voting and investment power with respect to his shares. All shares indicated below are of Class B Common Stock.

Name	Position	Ozark Trust Shares Owned		Pct. Of Outstanding Shares

Jay Burchfield	Chairman and Director	2,933	[1]	10.29%
Frank Burke	Director	500		1.75%
David Cribbs	Director	1		*
W. Rodger Gadd	President and Director	2,717		9.54%
Mary Beth O’Reilly	Director	500		1.75%
Dwight Rahmeyer	CEO and Director	2,795		9.81%
Brian Riedy	Director	1		*

__________________
* less than 1%.
[1] 1,747 shares are owed by the Burchfield Limited Partnership in which Jay Burchfield is a general partner.

Ozark Trust has no options or warrants outstanding. Concurrently with the execution of the Merger Agreement on April 28, 2015, the following persons exercised outstanding Restricted Stock Grants:

Restricted Stock
Grant Exercised
Name	(# of shares)
William Rodger Gadd	1,155
Patty Johns	80
Jenifer Martin	192
J. Timothy Parrish	164
Dwight Rahmeyer	1,100
Stephen Smith	55
Sumer Tripp	48
Steve Vaught	55
Tricia Yim	47
Emily Kembell	80
Kerri Perkins	80
Paul Hess	80
Hamilton Trinidad	80

THE MERGER

The following discussion contains material information about the merger. This discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

Terms of the Merger

Each of Simmons’ and Ozark Trust’s respective boards of directors has unanimously adopted the merger agreement. The merger agreement provides for the merger of Ozark Trust with and into Simmons, with Simmons continuing as the surviving corporation. Following completion of the merger, it is anticipated that Ozark Trust’s wholly owned non-deposit trust company subsidiary, TCO, and Simmons First Trust Company, N.A., a subsidiary of Simmons’ lead bank, Simmons First National Bank or SFNB, will merge with and into SFNB.

In the merger, each share of Ozark Trust common stock issued and outstanding immediately prior to the merger which is held by a bank or bank holding company will be converted into the right to receive $701.9268 in cash, referred to as the Cash Consideration, and each share of Ozark Trust common stock issued and outstanding immediately prior to the merger which is held by a person other than a bank or bank holding company will be converted into 16.7205 shares of Simmons common stock per share, referred to as the Stock Consideration, and together with the Cash Consideration, the Merger Consideration.

31

The aggregate Cash Consideration payable in the merger is expected to be approximately $5,755,800 and the aggregate Stock Consideration is expected to equal approximately 339,309 shares of Simmons common stock, subject to certain conditions and possible adjustments described in the merger agreement. No fractional shares of Simmons common stock will be issued in connection with the merger, and holders of Ozark Trust common stock that would otherwise receive a fractional share will be entitled to receive cash in lieu thereof. See “The Agreement and Plan of Merger” for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

As part of its growth strategy, the management and board of directors of Simmons have, from time to time, explored merger opportunities with banks and other financial institutions that have a similar conservative, community banking philosophy to that of Simmons and that are headquartered within Simmons’ existing footprint and contiguous states.

In early November 2012, Keefe, Bruyette & Woods, Inc. (“KBW”), the investment bank acting as Ozark Trust’s financial advisor to advise and assist Ozark Trust in connection with a potential merger or sale, began reaching out to selected potential partners to determine the level of interest in a possible strategic partnership.  Non-binding indications of interest were due by December 12, 2012.

•	45 parties were contacted regarding potential interest in a transaction.

•	17 parties executed a confidentiality agreement and received the CIM (including Simmons).

•	5 non-binding indications of interest were received (Simmons did not bid).

In mid-December 2012, the Ozark Trust board of directors met to review and consider the non-binding indications of interest. The indications received spanned a consideration range of $6.5 million to $17.0 million. After extensive discussions with Ozark Trust management and KBW, the Ozark Trust board of directors determined that Ozark Trust would not move forward with the process.

In March 2014, Ozark Trust management held discussions regarding a potential transaction with a privately held Midwest bank (“Bank A”) that had bid as part of the 2012 process.   Bank A submitted a non-binding indication of interest at a valuation of $17.5 million.  Ozark Trust did not move forward with the proposed transaction.

The first discussions between Simmons and Ozark Trust occurred informally in the first quarter of 2014 between George A. Makris, Jr., Chairman and CEO of Simmons, and Jay D. Burchfield, Chairman of Ozark Trust, during the time Simmons was negotiating its acquisition of Liberty Bancshares, Inc. (“Liberty”) of Springfield, Missouri. Liberty was a founding shareholder of Ozark Trust. Moreover, Mr. Burchfield served as an advisory director of Liberty and was Liberty’s nominee to Simmons’ board of directors pursuant to the merger agreement between Simmons and Liberty. Informal discussions continued throughout much of 2014.

In December 2014, at the direction of Ozark Trust, KBW sent Simmons preliminary discussion materials related to the operations of Ozark Trust to determine if Simmons was interested in exploring a potential transaction between the parties.

On January 9, 2015, Mr. Makris and David Bartlett, President and Chief Banking Officer of Simmons, Bob Fehlman, CFO and Treasurer of Simmons, Marty Casteel, Chairman and CEO of Simmons Bank and Philip Tappan, Executive Vice President of Financial Services of Simmons Bank, traveled to Springfield, Missouri to meet with Mr. Burchfield and representatives of KBW. The meeting participants discussed, in general terms, the operations and strategies of both Simmons and Ozark Trust and the desirability of a potential transaction.

On January 21, 2015, Mr. Makris discussed in general terms the opportunity to acquire Ozark Trust with Simmons’ board of directors at its regularly scheduled meeting in Pine Bluff, Arkansas.

In February 2015, the Company met with senior management of a privately held midwest bank (“Bank B”) regarding interest in a potential transaction.  A confidentiality agreement was executed and additional diligence materials were provided via an electronic data room. Bank B did not provide an indication of interest.

On February 4, 2015, Simmons and Ozark Trust executed a Non-Disclosure Agreement and preliminary diligence materials were provided to Simmons via an electronic data room.

32

On February 5, 2015, Messrs. Makris, Fehlman, Casteel and Tappan and Patrick Burrow, Executive Vice President and General Counsel of Simmons, and Burt Hicks, Chief of Staff and Vice President of Mergers and Acquisitions of Simmons, traveled to St. Louis, Missouri to meet with Mr. Burchfield and representatives of KBW. James P. Murray and Peter J. Majar, Jr. of Sterne, Agee & Leach, Inc. (“SAL”), Simmons’ investment banking firm, were also present for the meeting.

On February 18, 2015, Messrs. Makris, Fehlman, Casteel, Tappan, Burrow and Hicks participated in a teleconference meeting with Messrs. Murray and Majar to discuss the preliminary financial model.

On February 20, 2015, Mr. Tappan and Joe Clement, President of Simmons First Trust Company, traveled to Springfield, Missouri to meet with Dwight Rahmeyer, CEO of Ozark Trust, and Rodger Gadd, President of Ozark Trust. The parties discussed, among other items, the cultural fit between Simmons and Ozark Trust.

On March 4, 2015, Simmons delivered to Mr. Burchfield a non-binding letter of intent to purchase all of the issued and outstanding shares of Ozark Trust for an aggregate consideration equating to a valuation of $20.0 million, comprised of $5.8 million in cash ($701.9268 per share) and $14.2 million in Simmons common stock, based upon the March 3, 2015 closing price of $41.98 per share, for a final exchange ratio of 16.72050 Simmons shares per share of Ozark Trust common stock. The non-binding letter of intent was executed by Mr. Makris. Ozark Trust’s board of directors met to discuss the terms of the non-binding letter of intent on March 9, 2015. The non-binding letter of intent was subsequently executed by Mr. Burchfield and submitted to Simmons on that date.

On March 11, 2015, Mr. Hicks submitted to KBW Simmons’ due diligence request list. Later that day, Messrs. Hicks and Burchfield discussed, in general terms, merger plans and the due diligence process. Over the course of the next several days, the requested items were uploaded to the electronic data room. Members of Simmons’ due diligence team began reviewing the items immediately.

Due diligence (led by senior members of the Simmons management team led by Joe Clement, President of Simmons First Trust Company), was completed at Ozark Trust’s offices in Springfield during the week of March 16, 2015. On March 19, 2015, Messrs. Makris, Fehlman, Casteel, Burrow, Tappan and Hicks traveled to Springfield to meet with the due diligence team and Ozark Trust’s senior management team.

On March 24 and 25, 2015, Messrs. Makris and Casteel updated the Simmons and Simmons Bank boards of directors as to the status of the potential transaction. Preliminary due diligence findings were discussed, as well as a tentative transaction timeline.

On April 10, 2015, Mr. Hicks submitted to Simmons’ Executive Management Committee the final due diligence findings report and discussed the key findings during the committee meeting that morning. After thorough discussion, members of the committee (Messrs. Makris, Bartlett, Casteel, Fehlman and Burrow) unanimously decided to move forward with the proposed transaction.

On April 22, 2015, a draft merger agreement was provided to Ozark Trust, its legal counsel and financial advisor. After oral negotiations between the parties’ legal counsel, a final draft was composed, agreeable to both parties’ legal counsel. On April 24, 2015, Simmons’ board of directors held a special-called meeting via telephone conference to discuss the proposed transaction and vote on the merger agreement. All directors were present except for Director Gaber and Director Hunt. The following non-director officers were in attendance: Messrs. Fehlman, Casteel, Burrow, Hicks and David Garner, Chief Accounting Officer of Simmons. Messrs. Murray and Majar of SAL were also in attendance. Mr. Makris summarized the strategic rationale for the proposed transaction. Messrs. Casteel and Hicks summarized the key due diligence findings. Messrs. Murray and Majar presented SAL’s Fairness Opinion, dated April 24, 2015, to the board, explaining it in detail, and stated that subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the consideration set forth in the proposed merger agreement, was fair, from a financial point of view, to the holders of Simmons’ common stock. Mr. Burrow then summarized the various provisions of the merger agreement. After thorough discussion, Simmons’ board of directors unanimously approved the proposed merger and authorized Mr. Makris to execute the definitive merger agreement on behalf of Simmons.

On April 28, 2015, Ozark Trust’s board of directors held a special-called meeting to discuss the proposed transaction and vote on the merger agreement. That afternoon, Mr. Burchfield informed Mr. Hicks that the Ozark Trust board of directors unanimously approved the merger and authorized Mr. Burchfield to execute the definitive merger agreement on behalf of Ozark Trust. The parties exchanged a dually executed version of the merger agreement.

On April 29, 2015, Simmons submitted a press release and investor presentation announcing and detailing the transaction.

33

Ozark Trust’s Reasons for the Merger

After careful consideration, at its meeting on April 28, 2015, the board of directors of Ozark Trust determined that the merger, the merger agreement and the transactions contemplated therein are advisable and in the best interest of Ozark Trust and its shareholders and that the terms and conditions of the merger and the merger agreement are fair to the shareholders of Ozark Trust. Accordingly, the board of directors of Ozark Trust approved and adopted the merger agreement and unanimously recommends that Ozark Trust shareholders vote “FOR” approval of the merger agreement and the merger.

In reaching its decision to approve the merger agreement and the merger and related transactions and recommend their approval to shareholders, the Ozark Trust board of directors evaluated the merger in consultation with senior management and legal advisor, Wieland & Condry, LLC, and Ozark Trust’s financial advisor, KBW, and considered a number of factors, including, among others, the following, which are not presented in order of priority:

•	each of Ozark Trust’s, Simmons’ and the combined company’s business, operations, financial condition, asset quality, earnings and prospects;

•	a review of the risks and prospects of Ozark Trust’s remaining independent, including the challenges of the current financial, operating and regulatory climate;

•	its review, with the assistance of management and Ozark Trust’s legal and financial advisors, of the proposal, including a review of the business, operations, earnings, and financial conditions of Simmons, as well as the potential results from a sale to Simmons;

•	the anticipated pro forma impact of the Ozark Trust merger on the combined company, including the expected impact on financial metrics including earnings and tangible equity per share and on regulatory capital levels;

•	the thorough merger process conducted by Ozark Trust, with the assistance of its advisors;

•	a comparison of the proposal from Simmons to other indications of interest received by Ozark Trust and to recent business combinations involving other financial institutions;

•	its review of possible strategic partners other than Simmons, the prospects of such other possible strategic partners, and the likelihood of a transaction with such possible strategic partners;

•	its review of alternatives to such a transaction (including the alternatives of remaining independent and growing internally, remaining independent for a period of time and then selling, and remaining independent and growing through future acquisitions);

•	the structure of the transaction as a stock-for-stock merger following which Ozark Trust existing non-bank shareholders will own a publicly traded stock and will have the opportunity to participate in the future success of the combined company and reap the benefits of any synergies achieved or any future transactions that might be pursued by the combined company;

•	the expectation that the historical liquidity of Simmons’ stock will offer Ozark Trust’s non-bank shareholders the opportunity to participate in the growth and opportunities of Simmons by retaining their Simmons stock following the merger, or to exit their investment, should they prefer to do so;

•	the anticipated future receipt by Ozark Trust’s non-bank shareholders of a dividend after completion of the merger as Simmons shareholders, based on Simmons’ current and forecasted dividend payout ratio;

•	the anticipated continued participation of Ozark Trust’s management in the combined company, which enhances the likelihood that the strategic benefits that Ozark Trust expects to achieve as a result of the merger will be realized and that the benefits and talents that Ozark Trust brings to the combined company will be appropriately valued and effectively utilized;

•	its understanding of the current and prospective environment in which Ozark Trust and Simmons operate, including national and local economic conditions, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on Ozark Trust both with and without the proposed transaction;

34

•	the attractiveness and strategic fit of Simmons as a potential merger partner;

•	the overall greater scale that will be achieved by the Ozark Trust that will better position the combined company for future growth;

•	the expectation that the transaction will be generally tax-free for United States federal income tax purposes to Ozark Trust’s non-bank shareholders;

•	Ozark Trust’s concern for its ability to acquire reasonably priced errors and omissions insurance coverage;
•	the opinion, dated April 28, 2015, of KBW to the Ozark Trust board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Ozark Trust common stock, collectively as a group, of the aggregate merger consideration to be received by the holders of Ozark Trust common stock, as more fully described below under “Opinion of Ozark Trust’s Financial Advisor;” and

•	its review with its independent legal advisor, Wieland & Condry, LLC, of the terms of the Ozark Trust & Investment Corporation merger agreement.

The board of directors of Ozark Trust also considered a number of potentially negative factors outlined below in its deliberations concerning the merger agreement and the merger, but concluded that that anticipated benefits of the merger were likely to substantially outweigh these potential negative factors. The potentially negative factors included:

•	That Ozark Trust will no longer exist as an independent corporation and that its former shareholders will have less influence with Simmons after consummation of the merger than they have had with Ozark Trust;

•	The potential adverse effect on Ozark Trust shareholders from a decrease in the trading price of Simmons during the pendency of the merger, because the stock consideration is based upon an exchange ratio that is fixed if the price of Simmons common stock remains within a specified range;

•	The risk that, while Ozark Trust expects that the merger will be consummated, all conditions to the parties’ obligation to close may not be satisfied, including the risk that certain regulatory approvals, the receipt of which are conditions to the consummation of the merger, might not be obtained, or that a burdensome condition may be imposed in connection with such approval, and, as a result, the merger may not be consummated;

•	The risk that potential benefits and synergies sought in the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of Ozark Trust and Simmons;

•	Restrictions on the conduct of that Ozark Trust’s business prior to the consummation of the merger, which are customary for merger agreements of this type that involve financial institutions, but which, subject to specific exceptions, could delay or prevent Ozark Trust from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Ozark Trust absent pending consummation of the merger;

•	The significant risks and costs involved in connection with entering into and consummating the merger, or failing to consummate the merger in a timely manner, or at all, including as a result of any failure to obtain required regulatory approvals, such as the risks and costs relating to diversion of management and employee attention, potential employee attrition, and the potential adverse effect on business and customer relationships;

•	That Ozark Trust would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement;

•	The possibility of litigation in connection with the merger.

The foregoing discussion of the information and factors considered by the Ozark Trust board of directors is not intended to be exhaustive, but includes the material factors considered by the Ozark Trust board of directors. In reaching its decision to approve the Ozark Trust merger agreement and the Ozark Trust merger, the Ozark Trust board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Ozark Trust board of directors considered all these factors as a whole, including discussions with Ozark Trust management and Ozark Trust’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

35

Opinion of Ozark Trust’s Financial Advisor

Ozark Trust engaged Keefe, Bruyette & Woods, Inc. (“KBW”) to render financial advisory and investment banking services to Ozark Trust, including an opinion to the Ozark Trust board of directors as to the fairness, from a financial point of view, to the holders of Ozark Trust common stock, collectively as a group, of the aggregate merger consideration to be received by such shareholders in the proposed merger of Ozark Trust with and into Simmons. Ozark Trust selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the Ozark Trust board held on April 28, 2015, at which the Ozark Trust board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the Ozark Trust board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the aggregate merger consideration to be received by the holders of Ozark Trust common stock in the proposed merger was fair, from a financial point of view, to the holders of Ozark Trust common stock, collectively as a group. The Ozark Trust board approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Ozark Trust board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the aggregate merger consideration in the merger to the holders of Ozark Trust common stock, collectively as a group. It did not address the underlying business decision of Ozark Trust to engage in the merger or enter into the merger agreement or constitute a recommendation to the Ozark Trust board in connection with the merger, and it does not constitute a recommendation to any holder of Ozark Trust common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation on whether or not any such shareholder should enter into a voting, shareholders’ or affiliates’ agreement with respect to the merger or exercise any other rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Ozark Trust and Simmons and the merger, including among other things:

•	a draft dated April 22, 2015 of the merger agreement (the most recent draft then made available to KBW);
•	certain regulatory filings of Ozark Trust and Simmons, including the quarterly call reports filed with respect to each quarter during the three years ended December 31, 2014 for Simmons;
•	the audited financial statements for the three fiscal years ended December 31, 2014 of Ozark Trust;
•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2014 of Simmons;
•	the unaudited quarterly financial results for the period ended March 31, 2015 of Ozark Trust furnished to KBW by Ozark Trust;
•	the unaudited quarterly financial results for the period ended March 31, 2015 of Simmons (contained in the Current Report on Form 8-K filed by Simmons with the Securities and Exchange Commission on April 23, 2015);
•	certain other interim reports and other communications of Ozark Trust and Simmons to their respective shareholders; and
•	other financial information concerning the businesses and operations of Ozark Trust and Simmons furnished to KBW by Ozark Trust and Simmons or which KBW was otherwise directed to use for purposes of KBW’s analyses.

36

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among other things, the following:

•	the historical and current financial position and results of operations of Ozark Trust and Simmons;
•	the assets and liabilities of Ozark Trust and Simmons;
•	the nature and terms of certain other merger transactions and business combinations;
•	a comparison of certain financial information of Ozark Trust and certain financial and stock market information of Simmons with similar information for certain other companies the securities of which were publicly traded;
•	financial and operating forecasts and projections of Ozark Trust that were prepared by, and provided to KBW and discussed with KBW by, Ozark Trust management and that were used and relied upon by KBW at the direction of such management with the consent of the Ozark Trust board;
•	publicly available consensus “street estimates” of Simmons for 2015 and 2016 as well as the long term growth rates based thereon that were provided to KBW by management of Simmons, all of which information was discussed with KBW by such management and used and relied upon by KBW based on such discussions with the consent of the Ozark Trust board; and

•	estimates regarding certain pro forma financial effects of the merger on Simmons (including, without limitation, the cost savings and related expenses expected to result from the merger) that were prepared by, and provided to KBW and discussed with KBW by, Simmons management and used and relied upon by KBW based on such discussions with the consent of the Ozark Trust board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the financial services industry generally. KBW also held discussions with senior management of Ozark Trust and Simmons regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by or on behalf of Ozark Trust, with KBW’s assistance, to solicit indications of interest from third parties regarding a potential transaction with Ozark Trust.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon management of Ozark Trust as to the reasonableness and achievability of the financial and operating forecasts and projections of Ozark Trust (and the assumptions and bases therefor) that were prepared by, and provided to KBW and discussed with KBW by, such management and KBW assumed that such forecasts and projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of Ozark Trust, upon Simmons management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Simmons referred to above (and the long term growth rates based thereon) that were discussed with KBW by such management, as well as the estimates regarding certain pro forma financial effects of the merger on Simmons (and the assumptions and bases therefor, including, without limitation, the cost savings and related expenses expected to result from the merger) referred to above. KBW assumed, with the consent of Ozark Trust, that all such information was consistent with (in the case of the Simmons “street estimates” referred to above), or was otherwise reasonably prepared on a basis reflecting, the best currently available estimates and judgments of Simmons management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

It is understood that the forecasts, projections and estimates of Ozark Trust and Simmons provided to KBW were not prepared with the expectation of public disclosure, that all such forecasts, projections and estimates, together with the publicly available consensus “street estimates” of Simmons referred to above, were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of Ozark Trust and Simmons, that such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

37

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Ozark Trust or Simmons since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan losses and KBW assumed, without independent verification and with Ozark Trust’s consent, that the aggregate allowances for loan losses for Simmons were adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Ozark Trust or Simmons, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Ozark Trust or Simmons under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed, in all respects material to its analyses:

•	that the merger and any related transaction would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed) with no additional payments or adjustments to the aggregate merger consideration;

•	that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;
•	that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;
•	that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transaction and that all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the merger agreement; and
•	that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Ozark Trust, Simmons or the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

KBW assumed, in all material respects to its analyses, that the treatment of each class or group of Ozark Trust common stock in the merger would be in accordance with the terms of Ozark Trust’s governing documents. In addition, KBW assumed, in all material respects to our analyses, the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised that Ozark Trust relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Ozark Trust, Simmons, the merger (including the form of merger consideration and allocation thereof) and any related transaction, and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the aggregate merger consideration to be received by the holders of Ozark Trust common stock in the merger to such holders, collectively as a group, without regard to the different per share consideration to be received for shares held by banks or bank holding companies (“Bank-Held Ozark Trust Shares”), on the one hand, and shares held by persons other than bank or bank holding companies (“Non-Bank-Held Ozark Shares”), on the other hand, any aspect or implication of the different classes or groups of Ozark Trust common stock or the individual circumstances of specific holders which may distinguish such holders, including any such holder’s status as a bank or bank holding company or any existing or future relationship between any such holder and Simmons. KBW expressed no view or opinion as to any other terms or aspects of the merger or any related transaction, including without limitation, the form or structure of the merger (including the form of the aggregate merger consideration or the allocation thereof among cash and stock or among Bank-Held Ozark Shares and Non-Bank-Held Ozark Shares) or any related transaction, any consequences of the merger to Ozark Trust, its shareholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

38

•	the underlying business decision of Ozark Trust to engage in the merger or enter into the merger agreement;
•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Ozark Trust or the Ozark Trust board;
•	the fairness of the amount or nature of any compensation to any of Ozark Trust’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Ozark Trust common stock;
•	the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Ozark Trust (other than the holders of Ozark Trust common stock, collectively as a group, solely with respect to the aggregate merger consideration, as set forth in KBW’s opinion, and not relative to the consideration to be received by holders of any other class of securities), holders of any class of securities of Simmons or any other party to any transaction contemplated by the merger agreement;

•	the fairness of the cash consideration to be received by the holders of Bank-Held Ozarks Shares relative to the stock consideration to be received by the holders of Non-Bank-Held Ozarks Shares or vice versa;
•	whether Simmons has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate cash consideration to the holders of Ozark Trust common stock at the closing of the merger;
•	the actual value of Simmons common stock to be issued in the merger;
•	any adjustment (as provided in the merger agreement) in the aggregate merger consideration (including the allocation thereof among cash and stock) assumed to be paid in the merger for purposes of KBW’s opinion;
•	the prices, trading range or volume at which Simmons common stock would trade following the public announcement or consummation of the merger;
•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or
•	any legal, regulatory, accounting, tax or similar matters relating to Ozark Trust, Simmons, their respective shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction, including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Ozark Trust and Simmons. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Ozark Trust board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Ozark Trust board with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between Ozark Trust and Simmons and the decision to enter into the merger agreement was solely that of the Ozark Trust board.

The following is a summary of the material financial analyses presented by KBW to the Ozark Trust board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Ozark Trust board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

39

For purposes of the financial analyses described below, KBW utilized an implied value of the aggregate merger consideration of $20.6 million, consisting of the sum of (i) the implied value of the aggregate stock consideration to be received by holders of Non-Bank-Held Ozark Shares derived by multiplying the implied value of 16.7205 of a share of Simmons common stock, based on the closing price of Simmons common stock on April 24, 2015 of $43.69, by 20,293 shares, and (ii) the aggregate cash consideration to be received by holders of Bank-Held Ozark Shares derived by multiplying $701.9268 by 8,200 shares.

Selected Companies Analysis — Ozark Trust. Using publicly available information, KBW reviewed the market performance of eight selected asset managers with assets under management (“AUM”) of less than $100 billion.

The selected companies were:

GAMCO Investors, Inc.

Cohen & Steers, Inc.

Virtus Investment Partners Inc.

Manning & Napier, Inc.

Pzena Investment Management

Diamond Hill Investment Group, Inc.

Calamos Asset Management, Inc.

Silvercrest Asset Management Group, Inc.

To perform this analysis, KBW used financial information as of, for or, in the case of information for the latest 12 month period (“LTM”), though, the most recent completed quarter available (“MRQ”) and market price information as of April 24, 2015. KBW also used 2015 and 2016 earnings before interest, taxes, depreciation and amortization (“EBITDA”) and earnings per share (“EPS”) estimates taken from consensus research analysts’ estimates for the selected companies.

KBW’s analysis showed the following concerning the market performance of the selected companies (to the extent publicly available), which was compared with the implied transaction statistics for the proposed merger based on the implied value of the aggregate merger consideration of $20.6 million and using historical financial information for Ozark Trust as of, or for the latest 12 months ended, March 31, 2015 and financial forecasts and projections of Ozark Trust prepared by and provided to KBW by Ozark Trust management:

Selected Companies
	Simmons / Ozark Trust	Bottom Quartile	Average	Median	Top Quartile

Enterprise Value / MRQ AUM	1.82%	1.98%	2.53%	2.34%	3.11%
Enterprise Value / LTM Revenue	3.3x	2.4x	3.8x	3.7x	5.1x
Enterprise Value / LTM EBITDA	10.0x	7.1x	8.8x	9.4x	9.9x
Enterprise Value / 2015E EBITDA	8.1x	7.3x	8.7x	8.5x	10.3x
Enterprise Value / 2016E EBITDA	7.0x	6.7x	7.6x	7.6x	8.2x
Stock Price / LTM EPS	17.4x	17.4x	18.9x	17.8x	21.0x
Stock Price / 2015E EPS	14.4x	14.7x	16.7x	16.0x	18.6x
Stock Price / 2016E EPS	12.4x	12.1x	14.2x	13.8x	15.5x
Tangible equity premium to AUM(1)	1.67%	1.60%	2.18%	2.16%	3.05%

(1)	Tangible equity premium to AUM is calculated as equity value paid in the transaction less tangible book value divided by AUM. For public companies tangible equity premium to AUM is calculated as market value less tangible book value divided by AUM.

No company used as a comparison in the above selected companies analysis of Ozark Trust is identical to Ozark Trust. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Companies Analysis — Simmons. Using publicly available information, KBW compared the financial performance, financial condition, and market performance of Simmons to 20 selected banks and thrifts that were publicly traded on The New York Stock Exchange or NASDAQ, had total assets between $5 billion and $15 billion and non-performing assets (“NPAs”) to total assets ratios less than 4.0%, and that were headquartered in any of (1) the Southeast, (2) the states in which Simmons has banking operations, or (3) the states contiguous to states in which Simmons conducts banking operations.

40

The selected companies included in Simmons’ “peer” group were:

MB Financial, Inc.	WesBanco, Inc.
Hilltop Holdings, Inc.	Home Bancshares, Inc.
United Bankshares, Inc.	Union Bankshares Corporation
Trustmark Corporation	Pinnacle Financial Partners, Inc.
International Bancshares Corporation	Capital Bank Financial Corporation
First Midwest Bancorp, Inc.	BancFirst Corporation
United Community Banks, Inc.	First Financial Bankshares, Inc.
Capitol Federal Financial, Inc.	FCB Financial Holdings, Inc.
South State Corporation	Heartland Financial USA, Inc.
Bank of the Ozarks, Inc.	Renasant Corporation

To perform this analysis, KBW used profitability and other financial information for, as of, or, in the case of information for the latest 12 month period, through, the most recent completed quarter available and market price information as of April 24, 2015. KBW also used 2015 and 2016 EPS estimates taken from consensus research analysts’ estimates for Simmons and the selected companies. Using publicly available information, applicable financial data for certain selected companies reflected pro forma adjustments for the estimated impact of pending or recently completed acquisitions and capital raises. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Simmons historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Simmons and the selected companies in its “peer” group:

		Simmons Peer Group
	Simmons	Bottom Quartile	Average	Median	Top Quartile

LTM Core Return on Average Assets (1)	0.92%	0.91%	1.16%	1.09%	1.29%
LTM Core Return on Average Equity (1)	8.74%	7.64%	9.25%	9.11%	10.17%
LTM Net Interest Margin	4.37%	3.60%	3.92%	3.90%	4.13%
LTM Efficiency Ratio	67.1%	64.0%	58.6%	60.7%	49.9%
(1)	Excludes one-time items.

KBW’s analysis also showed the following concerning the financial condition of Simmons and the selected companies in its “peer” group:

		Simmons Peer Group
	Simmons	Bottom Quartile	Average	Median	Top Quartile

Tang. Common Equity / Tang. Assets	8.32%	8.40%	9.71%	8.86%	10.83%
Leverage Ratio	13.34%	9.48%	10.64%	10.09%	11.88%
Tier 1 Ratio	15.6%	12.2%	14.5%	13.1%	15.4%
Total Capital Ratio	16.3%	13.0%	15.5%	14.4%	16.3%
Loans/Deposits	74.3%	75.8%	86.2%	84.2%	94.6%
Loan Loss Reserve/Loans	0.65%	0.80%	0.93%	1.03%	1.14%
NPAs(1) / Loans + OREO	1.45%	1.64%	1.41%	1.26%	1.08%
NPAs(1)/ Assets	0.87%	1.16%	0.99%	0.88%	0.68%
LTM Net Charge Offs / Avg. Loans	0.19%	0.08%	0.17%	0.14%	0.25%
(1)	NPAs include nonaccrual loans, restructured loans, loans 90+ days past due and OREO.

In addition, KBW’s analysis showed the following concerning the market performance of Simmons and, to the extent publicly available, the selected companies in its “peer” group (excluding the impact of the LTM EPS multiple of one of the selected companies considered to be not meaningful because it was greater than 50.0x):

41

		Simmons Peer Group
	Simmons	Bottom Quartile	Average	Median	Top Quartile

1 Year Price Change	20.1%	0.8%	8.7%	6.5%	18.1%
One Year Total Return	22.7%	5.0%	10.8%	7.9%	18.1%
Price / Book Value	1.33x	1.18x	1.50x	1.32x	1.60x
Price / Tangible Book Value	2.16x	1.50x	2.05x	1.69x	2.73x
Price / LTM EPS	19.6x	15.7x	18.3x	18.1x	21.4x
Price / 2015E EPS	13.9x	14.4x	16.1x	14.9x	18.7x
Price / 2016E EPS	12.4x	12.7x	14.5x	13.9x	16.4x
LTM Dividend Yield	2.1%	1.3%	1.8%	1.9%	2.3%
LTM Dividend Payout	39.9%	17.9%	33.5%	31.0%	39.3%

No company used as a comparison in the above selected companies analysis of Simmons is identical to Simmons. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis. KBW reviewed publicly available information related to 31 selected asset management and trust administration mergers and acquisitions transactions announced after December 31, 2011 with disclosed transaction values, where the acquired company’s assets under management were between $100 million and $25 billion. Terminated transactions, transaction with non-U.S. targets, and transactions in which the acquired company’s securities activities were dissimilar to Ozark Trust’s activities were excluded from the selected transactions. The selected transactions included in the group were:

Acquiror:	Acquired Company:
Westwood Holdings Group, Inc.	Woodway Financial Advisors Inc.
Artemis Investment Management Corporation	A.R. Schmeidler & Co., Inc.
Boston Private Financial Holdings, Inc.	Banyan Partners, LLC
Envestnet, Inc.	Placemark Holdings, Inc.
Henderson Group Plc.	Geneva Capital Management Ltd.
Man Group Plc.	Numeric Holdings LLC
Affiliated Managers Group, Inc.	River Road Asset Management, LLC
Legal & General Group Plc.	Global Index Advisors, Inc.
TriState Capital Holdings, Inc.	Chartwell Investment Partners
Affiliated Managers Group, Inc.	SouthernSun Asset Management, LLC
Univest Corporation of Pennsylvania	Girard Partners Ltd.
BOK Financial Corporation	GTRUST Financial Corporation
Fiera Capital Corporation	Bel Air Investment Advisors LLC/Bel Air Securities LLC
Fiera Capital Corporation	Wilkinson O’Grady & Co., Inc.
AXA	W.P. Stewart & Co., Ltd.
Southwest Bancshares, Inc.	San Antonio Capital & Trust Holdings, LLC
Canadian Imperial Bank of Commerce	Atlantic Trust Group, Inc.
New Hampshire Thrift Bancshares, Inc.	Charter Holding Corporation
Crestview Partners, LP.	Victory Capital Management Inc./Victory Capital Advisers, Inc.
Aberdeen Asset Management Plc.	Artio Global Investors Inc.
Toronto-Dominion Bank	Epoch Holding Corporation
Evercore Partners Inc.	Mt. Eden Investment Advisors, LLC
First Republic Bank	Luminous Capital Holdings, LLC
Charles Schwab Corporation	Thomas Partners, Inc.
Orange County Bancorp, Inc.	Hudson Valley Investment Advisors, LLC
City National Corporation	Acebes, D’Alessandro and Associates, LLC

42

Affiliated Managers Group, Inc.	Yacktman Asset Management Co.
Lee Equity Partners, LLC	Edelman Financial Group Inc.
Bank of Montreal	CTC Consulting, LLC
Affiliated Managers Group, Inc.	Veritable, LP
Bryn Mawr Bank Corporation	Davidson Trust Company

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the implied enterprise value of the acquired company based on the publicly available financial terms of the selected transaction and the acquired company’s then latest financial statements for the acquired company to the extent publicly available prior to the announcement of the acquisition:

•	Enterprise value as a percentage of assets under management of the acquired company;

•	Enterprise value as a multiple of LTM revenue of the acquired company; and

•	Enterprise value as a multiple of LTM EBITDA of the acquired company.

The above transaction statistics for the selected transactions were compared with the corresponding implied transaction statistics for the proposed merger based on the implied value of the aggregate merger consideration of $20.6 million and using historical financial information for Ozark Trust as of, or for the latest 12 months ended, March 31, 2015.

The results of the analysis are set forth in the following table:

Selected Transactions
	Simmons / Ozark Trust	Bottom Quartile	Average	Median	Top Quartile

Enterprise Value/AUM	1.8%	1.1%	1.7%	1.6%	2.1%
Enterprise Value/LTM Revenue	3.3x	2.2x	2.8x	2.4x	3.0x
Enterprise Value/LTM EBITDA	10.0x	6.6x	7.7x	7.4x	8.7x

No company or transaction used as a comparison in the above selected transaction analysis is identical to Ozark Trust or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Forecasted Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement, balance sheet, and regulatory capital information of Simmons and Ozark Trust. Using closing balance sheet estimates as of September 30, 2015 for Simmons and Ozark Trust extrapolated from the growth rates provided by Ozark Trust management and consensus research analysts’ estimates for Simmons, 2015 and 2016 EPS consensus research analysts’ estimates for Simmons, the long term growth rates based thereon that were provided to KBW by management of Simmons, financial forecasts and projections relating to the net income of Ozark Trust provided by Ozark Trust management, purchase accounting adjustments provided by either Simmons management or Ozark Trust management, and other pro forma assumptions (including cost savings and related expenses) provided by Simmons management, KBW analyzed the potential financial impact of the merger on certain projected financial results of Ozark Trust. This analysis indicated the merger could be neutral to Simmons’ estimated 2016 EPS, accretive to Simmons’ estimated 2017 EPS, accretive to Simmons’ estimated book value per share as of September 30, 2015 and dilutive to Simmons’ estimated tangible book value per share as of September 30, 2015. Furthermore, the analysis indicated that each of Simmons’ tangible common equity to tangible assets ratio, leverage ratio, Tier 1 Risk-Based Capital Ratio and Total Risk Based Capital Ratio as of September 30, 2015 could be lower. For all of the above analysis, the actual results achieved by Simmons following the merger may vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis of Ozark Trust to estimate ranges for the implied equity value of Ozark Trust. In this analysis, KBW used financial forecasts and projections of Ozark Trust prepared by and provided to KBW by Ozark Trust management, and assumed discount rates ranging from 16.0% to 22.0%. The ranges of values were derived by adding (i) the present value of the estimated free cash flows that Ozark Trust could generate over the period from May 2015 to December 2020 as a standalone company, and (ii) the present value of Ozark Trust’s implied terminal value at the end of such period. In calculating the terminal value of Ozark Trust, KBW applied a range of 6.0x to 10.0x estimated 2021 EBITDA. The analysis resulted in a range of implied equity values of Ozark Trust common stock of $14.9 million to $25.5 million.

43

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, earnings growth rates, terminal values, capital expenditures, and working capital needs. The foregoing discounted cash flow analyses did not purport to be indicative of the actual values or expected values of Ozark Trust or the pro forma combined company.

Miscellaneous. KBW acted as financial advisor to Ozark Trust in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of financial services company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. In the ordinary course of KBW’s business as a broker-dealer, KBW and its affiliates may from time to time purchase securities from, and sell securities to, Ozark Trust. In the ordinary course of KBW’s business as a broker-dealer and further to existing sales and trading relationships between both KBW and a broker-dealer affiliate of KBW and Simmons, KBW and its affiliates may from time to time purchase securities from, and sell securities to, Simmons. As a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Simmons for KBW’s own account and for the accounts of its customers.

Pursuant to the KBW engagement agreement, Ozark Trust agreed to pay KBW a total cash fee equal to 1.00% of the aggregate merger consideration, $50,000 of which became payable to KBW upon the rendering of its opinion and the balance of which is contingent upon the consummation of the merger. In addition, Ozark Trust paid a retainer fee of $25,000 in connection with the execution of the engagement agreement. Ozark Trust also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with this present engagement, in the two years preceding the date of its opinion, KBW has not provided investment banking and financial advisory services to Ozark Trust. In the two years preceding the date of its opinion, KBW has not provided investment banking and financial advisory services to Simmons. KBW may in the future provide investment banking and financial advisory services to Ozark Trust or Simmons and receive compensation for such services

Certain Ozark Trust Prospective Financial Information

Ozark Trust provided certain prospective financial information of Ozark Trust to KBW in its capacity as financial advisor to Ozark Trust that was used and relied upon by KBW in the analyses performed in connection with KBW’s fairness opinion to the Ozark Trust board of directors.

The prospective financial information reflects numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Ozark Trust’s business, all of which are inherently uncertain and difficult to predict and many of which are beyond Ozark Trust’s control. The prospective financial information is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information may also be affected by Ozark Trust’s ability to achieve strategic goals, objectives and targets over the applicable periods. As such, these assumptions constitute forward-looking information and are subject to risks and uncertainties, including the various risks set forth in the sections of this proxy statement/prospectus entitled “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors.” The prospective financial information covers multiple years and such information by its nature becomes subject to greater uncertainty with each successive year.

The prospective financial information generally was not prepared with a view toward public disclosure or complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Simmons’ independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the assumptions. Furthermore, the assumptions do not take into account any circumstances or events occurring after the date they were prepared.

Ozark Trust provided KBW historical financial information and Ozark Trust’s projected 2015 budget prepared by Ozark Trust management. For the year ended December 31, 2015, total revenue was projected at $6.6 million, net income was projected at $1.4 million and net income as a percentage of revenue was projected at 21.9%. Additionally, the Assets Under Management (“AUM”) as of December 31, 2015 were projected at $1.1 billion.

44

Assumptions for future period results of Ozark Trust provided by Ozark Trust to KBW included the following:

	2016	2017	2018	2019	2020
AUM growth:	10%	8%	8%	6%	6%
Fee income growth:	10%	8%	8%	6%	6%
Compensation & Benefits/Revenue:	44%	44%	44%	44%	44%
Non-Compensation Exp. Growth %:	2%	2%	2%	2%	2%
Tax Rate:	37.6%	37.6%	37.6%	37.6%	37.6%

($ in thousands)
	2015	2016	2017	2018	2019	2020
Total Revenue	$6,556	$7,212	$7,789	$8,412	$8,917	$9,452
Net Income	$1,433	$1,661	$1,847	$2,048	$2,208	$2,377
Net Income/Revenue	21.9%	23.0%	23.7%	24.3%	24.8%	25.2%
AUM	$1,130,000	$1,243,000	$1,342,440	$1,449,835	$1,536,825	$1,629,035

You are strongly cautioned not to place undue reliance on the prospective financial information set forth above. The inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as an indication that any of Simmons, Ozark Trust or their affiliates, advisors or representatives considered or considers such information to be necessarily predictive of actual future events, and the prospective financial information should not be relied upon as such. None of Simmons, Ozark Trust or their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the assumptions, and none of them undertakes any obligation to update or otherwise revise or reconcile the assumptions to reflect circumstances existing after the date such information was generated or to reflect the occurrence of future events even in the event that any or all of the underlying assumptions are shown to be in error. None of Simmons, Ozark Trust or their respective affiliates, advisors or representatives makes any representation to any shareholder regarding the prospective financial information. The prospective financial information is not being included in this proxy statement/prospectus to influence a shareholder’s decision regarding how to vote on any given proposal.

Simmons’ Reasons for the Merger

Simmons believes that the acquisition of Ozark Trust provides an excellent opportunity to expand its trust operations in southwest Missouri. The Simmons board of directors considered various factors, including the following, in making its determination to vote in favor of the merger:

•	the consummation of the merger will allow Simmons to offer trust services in the southwest Missouri market following its substantial expansion in that market due to its acquisition of Liberty Bank;

•	the ability to enhance existing product lines and experienced professional talent in trust and wealth management services;

•	the high quality of Ozark Trust’s trust, investment management and fiduciary operations;

•	the compatibility of the business philosophy of Ozark Trust and Simmons;

•	Ozark Trust’s attractive trust and investment management customer base;

•	the high quality of Ozark Trust’s management and employees; and

•	the financial attractiveness of the acquisition to Simmons (accretive to earnings).

The expansion of trust services into a new market should provide a significant opportunity to generate additional revenue. The board of directors of Simmons approved the merger agreement after Simmons senior management discussed with the board of directors a number of factors, including those described above and the business, assets, liabilities, results of operations, financial performance, strategic direction and prospects of Ozark Trust. Simmons’ board of directors did not consider it practicable, and did not attempt, to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. Simmons’ board of directors viewed its position as being based on all of the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors.

45

Management and Board of Directors of Simmons after the Merger

The directors and officers of Simmons immediately prior to the effective time of the merger will continue as the directors and officers of Simmons as the surviving corporation of the merger. Information about the current Simmons directors and executive officers can be found in the documents listed under “Where You Can Find More Information.”

Interests of Ozark Trust’s Directors and Executive Officers in the Merger

When considering the recommendation of Ozark Trust’s board of directors that Ozark Trust shareholders vote for the approval of the merger agreement and the merger, Ozark Trust shareholders should be aware that, as described below, some of Ozark Trust’s directors and executive officers may have interests in the merger and have arrangements that may be different from, or in addition to, those of Ozark Trust shareholders generally. Those interests and arrangements may create potential conflicts of interest. Ozark Trust’s board of directors was aware of these interests and considered them, among other matters, when making its decision to approve the merger agreement and recommend that Ozark Trust shareholders vote in favor of approval of the merger agreement and the merger. For purposes of all of the Ozark Trust agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change of control.

Vesting of Restricted Stock Grants. Pursuant to the terms of the outstanding restricted stock grants of certain Ozark Trust executive officers, the grants would vest upon a change in control of Ozark Trust. Through action of Ozark Trust the vesting of these grants occurred and the shares were issued upon the execution of the Merger Agreement on April 28, 2015. Certain information related to the vesting of the restricted stock grants is shown in the following table:

	Ozark Trust
	Restricted Stock	Implied Value (1)
Name	(# of shares)	( $ )
Dwight Rahmeyer	1,100	$808,533
William Rodger Gadd	1,155	$848,960
____________________
(1) Based upon the merger exchange ratio, 16.7205 and the closing price of Simmons common stock on April 27, 2015.

Continued Employment with Simmons. In addition to the amounts payable upon closing of the merger, Simmons intends to offer continued employment to Messrs. Rahmeyer and Gadd at salaries agreed upon by the officer and Simmons. The acquisition of Ozark Trust by Simmons and their continued employment may provide additional opportunities for advancement in employment than would be available if Ozark Trust remained independent.

Indemnification and Insurance. The merger agreement provides that Simmons will indemnify, defend and hold harmless the present and former directors and officers of Ozark Trust against all liabilities arising out of actions or omissions arising out of or pertaining to matters related to the merger agreement or the merger. The merger agreement requires Simmons to maintain for a period of six years after the effective time of the merger Ozark Trust’s existing directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amounts, with respect to claims arising from facts or events that occurred prior to the effective time of the merger, and covering such individuals who are currently covered by such insurance.

Public Trading Markets

Simmons common stock is listed on the NASDAQ Global Select Market under the symbol “SFNC.” Ozark Trust common stock is not listed on any stock exchange or quoted on any interdealer quotation system. The Simmons common stock issuable pursuant to the merger agreement will be listed on NASDAQ and freely transferable under the Securities Act.

Dissenters’ Rights in the Merger

Introductory Information

General. Dissenters’ rights with respect to Ozark Trust common stock are governed by Section 351.455 R.S.Mo. Ozark Trust shareholders have the right to dissent from the Ozark merger and to obtain payment of the fair value of their shares in the event the Ozark Trust merger agreement is consummated. Strict compliance with the dissent procedures is mandatory. Subject to the terms of the Ozark Trust merger agreement, Ozark Trust could elect to terminate the Ozark Trust merger agreement even if it is approved by Ozark Trust’s shareholders, thus cancelling dissenters’ rights.

46

Ozark Trust urges any Ozark Trust shareholder who contemplates exercising his, her or its right to dissent to read carefully the provisions of Section 351.455 R.S.Mo., which is attached to this proxy statement/prospectus as Annex C. A more detailed discussion of the provisions of the statute is included below. This discussion describes the steps that each Ozark Trust shareholder must take to exercise his, her or its right to dissent. Each Ozark Trust shareholder who wishes to dissent should read both the summary and the full text of the law. Ozark Trust cannot give any Ozark Trust shareholder legal advice. To completely understand this law, each Ozark Trust shareholder may want, and Ozark Trust encourages any Ozark Trust shareholder seeking to dissent, to consult with his, her or its legal counsel. Any Ozark Trust shareholder who wishes to dissent should not send in a signed proxy unless he, she or it marks his, her or its proxy to vote against the Ozark Trust merger, or marks his, her or its proxy to abstain with respect to the Ozark Trust merger, or such shareholder will lose the right to dissent.

Address for Notices. If you desire to submit the written objection required by Section 351.455 R.S.Mo. prior to the Ozark Trust special meeting, send or deliver such objection to Ozark Trust & Investment Corporation, 1517 East Bradford parkway, Springfield, Missouri 65804, Attention: Rodger Gadd, Corporate Secretary.

Act Carefully. Ozark Trust urges any shareholder who wishes to dissent to act carefully. Ozark Trust cannot and does not accept the risk of late or undelivered written objections. A dissenting Ozark Trust shareholder may call Ozark Trust at (417) 890-7770 and ask for Ozark Trust’s corporate secretary, Rodger Gadd, to receive confirmation that his, her or its written objection has been received prior to the Ozark Trust special meeting. If a dissenting Ozark Trust shareholder’s written objection is not timely received by Ozark Trust prior to or at the Ozark Trust special meeting, then he, she or it will not be entitled to exercise his, her or its dissenters’ rights. Ozark Trust’s shareholders bear the risk of non-delivery and of untimely delivery.

If any Ozark Trust shareholder intends to dissent, or thinks that dissenting might be in his, her or its best interests, such Ozark Trust shareholder should read Annex C carefully.

Summary of Section 351.455 R.S.Mo.—Dissenters’ Rights

The following is a summary of Section 351.455 R.S.Mo. and the procedures that a shareholder must follow to dissent from the proposed Ozark Trust merger agreement and to perfect his, her or its dissenters’ rights and receive cash rather than shares of Simmons common stock if the Ozark Trust merger agreement is approved and the Ozark Trust merger is completed. This summary is qualified in its entirety by reference to Section 351.455 R.S.Mo., which is reprinted in full as part of this Annex C to this proxy statement/prospectus. Annex C should be reviewed carefully by any shareholder who wishes to perfect his, her or its dissenters’ rights. Failure to strictly comply with the procedures set forth in Section 351.455 R.S.Mo. will, by law, result in the loss of dissenters’ rights. It may be prudent for a person considering whether to dissent to obtain professional counsel.

If the proposed merger of Ozark Trust with and into Simmons is completed, any Ozark Trust shareholder who has properly perfected his, her or its statutory dissenters’ rights in accordance with Section 351.455 R.S.Mo. has the right to obtain, in cash, payment of the fair value of such shareholder’s shares of Ozark Trust common stock.

To exercise dissenters’ rights under Section 351.455 R.S.Mo. and be entitled to appraisal and payment of the fair value of his, her or its shares under the GBCM, an Ozark Trust shareholder must:

•	own Ozark Trust common stock as of the close of business on [*], 2015, the record date for the Ozark Trust special meeting at which the approval of the Ozark Trust merger is submitted to a vote;

•	file with Ozark Trust, prior to or at the Ozark Trust special meeting, a written objection to the Ozark Trust merger. Such written objection must be made in addition to and separate from any proxy or other vote against the approval of the Ozark Trust merger agreement. Neither a vote against, a failure to vote for, or an abstention from voting will satisfy the requirement that a written objection be delivered to Ozark Trust before the vote is taken;

•	not vote in favor of the Ozark Trust merger at the Ozark Trust special meeting; and

•	within 20 days after the Ozark Trust merger is effected, make a written demand on Simmons, as the surviving corporation, for payment of the fair value of such shareholder’s shares of Ozark Trust common stock as of the day prior to the Ozark Trust special meeting. Any shareholder who fails to make a written demand for payment within the 20-day period after the effective time will be conclusively presumed to have consented to the Ozark Trust merger agreement and will be bound by the terms thereof. Neither a vote against the adoption of the Ozark Trust merger agreement nor the written objection referred to above will satisfy the written demand requirement referred to in this paragraph.

47

An Ozark Trust shareholder of record who fails to satisfy these requirements is not entitled to payment for his her or its shares of Ozark Trust common stock under Section 351.455 R.S.Mo. In addition, any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted in favor of approving and adopting the Ozark Trust merger and will not be entitled to assert dissenters’ rights.

If, within 30 days after the effective date of the Ozark Trust merger, the value of the dissenting shareholder’s shares of Ozark Trust common stock is agreed upon between the dissenting Ozark Trust shareholder and the surviving corporation, then payment for such shares must be made by the surviving corporation within 90 days after the effective date of the Ozark Trust merger, upon the surrender of the dissenting Ozark Trust shareholder’s stock certificates representing such shareholder’s shares. Upon payment of the agreed value, the dissenting Ozark Trust shareholder ceases to have any interest in the shares or in the surviving corporation.

If, within 30 days after the effective date of the Ozark Trust merger, there is no such agreement as to the fair value of the dissenting shareholder’s shares of Ozark Trust common stock between the dissenting Ozark Trust shareholder and the surviving corporation, then the dissenting Ozark Trust shareholder may, within 60 days after the expiration of the 30-day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving corporation is situated, asking for a finding and determination of the fair value of such shareholder’s shares. The dissenting Ozark Trust shareholder will be entitled to judgment against the surviving corporation for an amount equal to the fair value of such shareholder’s shares measured as of the day prior to the special meeting, together with interest thereon to the date of the judgment. Investment banker opinions as to fairness from a financial point of view of the consideration payable in a transaction are not opinions as to, and do not address, fair value under the General and Business Corporation Law of Missouri.

The judgment will only be payable upon and simultaneously with the surrender to the surviving corporation of the stock certificates representing the shares of Ozark Trust common stock owned by the dissenting Ozark Trust shareholder. Upon payment of the judgment, such shareholder will cease to have any interest in the shares or in the surviving corporation. Further, unless the dissenting shareholder files the petition with the court within the 60-day time limit described above, such shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved or ratified the Ozark Trust merger and shall be bound by the terms thereof. The right of a dissenting shareholder to be paid the fair value of such shareholder’s shares as provided above ceases if and when Ozark Trust abandons the Ozark Trust merger.

The foregoing does not purport to be a complete statement of the provisions R.S.Mo. relating to statutory dissenters’ rights and is qualified in its entirety to the dissenters rights provisions, which are reproduced in full in Annex C to this proxy statement/prospectus and which are incorporated herein by reference.

If any Ozark Trust shareholder intends to dissent, or if such shareholder believes that dissenting might be in his, her or its best interests, such shareholder should read Annex C carefully.

Regulatory Approvals and Notifications Required for the Merger

Simmons and Ozark Trust have agreed to use their reasonable best efforts to obtain all regulatory approvals, consents, non-objections and waivers required to complete the transactions contemplated by the merger agreement; provided, that in no event will Simmons be required to accept any new restriction or condition on Simmons or its subsidiaries which is materially and unreasonably burdensome on Simmons’ business or on the business of Ozark Trust or its subsidiaries following the closing or which would reduce the economic benefits of the transactions contemplated by the merger agreement to Simmons to such a degree that Simmons would not have entered into the merger agreement had such condition or restriction been known to it on the date of the merger agreement, which is referred to as a burdensome condition. These approvals include the approval from the Missouri Division of Finance and a notification to the Board of Governors of the Federal Reserve System (“Federal Reserve”).

Missouri Division of Finance. Simmons filed a notice of change in control for a holding company controlling a non-deposit trust company with the Missouri Division of Finance on May 22, 2015. After due review and consideration, the Missouri Division of Finance issued a letter of no objection to the proposed transaction on June 30, 2015.

48

Federal Reserve. Conducting trust and fiduciary business is a permitted activity for financial holding companies, such as Simmons. Since TCO the operating subsidiary of Ozark Trust is not within the definition of a “bank” under federal law, then pre-approval of the acquisition of Ozark Trust by Simmons is not required. Simmons will be required to give the Federal Reserve Board notification of its commencement of trust and fiduciary activities when it consummates the acquisition of Ozark Trust. Simmons expects to give the required notification on or immediately prior to the closing date of the Ozark Trust transaction.

Listing of Simmons Common Stock

Before the effective time of the merger, Simmons has agreed to use its reasonable best efforts to cause the shares of Simmons common stock to be issued in the merger to be approved for listing on NASDAQ. The listing of the shares of Simmons common stock is also a condition to the consummation of the merger.

THE AGREEMENT AND PLAN OF MERGER

The following describes certain aspects of the merger, including the material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to the agreement and plan of merger, which is attached to this proxy statement/prospectus as Annex A, which is incorporated herein by reference. We urge you to read the merger agreement carefully in its entirety, as it governs the merger.

Structure of the Merger

The boards of directors of Simmons and Ozark Trust have adopted the merger agreement. Under the merger agreement, Ozark Trust will merge with and into Simmons, with Simmons continuing as the surviving corporation. Following the completion of the merger, Ozark Trust’s wholly owned non-deposit trust company subsidiary, Trust Company of the Ozarks, or TCO, and Simmons First Trust Company, N.A., or SFTC, will merge with and into Simmons’ lead subsidiary bank, Simmons First National Bank, which will be the surviving entity following the merger. Simmons expects the merger of TCO and SFTC into Simmons First National Bank to occur in the fourth quarter of 2015.

Merger Consideration.

Each share of Ozark Trust common stock issued and outstanding immediately prior to the effective time of the Merger, which is owned a bank or bank holding company (except for shares of Ozark Trust common stock held by Ozark Trust or Simmons and any dissenting shares), will be converted into the right to receive the sum of $701.9268, subject to possible adjustment. Each share of Ozark Trust common stock issued and outstanding immediately prior to the effective time of the Merger, which is owned by a person other than a bank or bank holding company (except for shares of Ozark Trust common stock held by Ozark Trust or Simmons and any dissenting shares), will be converted into the right to receive 16.7205 shares of Simmons common stock, subject to adjustment as discussed below.

Potential Adjustment to Exchange Ratios

If the number of shares of Ozark Trust common stock outstanding increases or decreases prior to the effective time of the merger, then the number of shares of Simmons common stock to be issued for each share of Ozark Trust common stock shall be adjusted from 16.7205 shares of Simmons common stock to a number that will result in Simmons issuing no more than 339,309 shares of Simmons common stock in the merger and the price per share for Ozark Trust Common Stock owned by banks and bank holding companies shall be adjusted from $701.9268 to a price that will result in Simmons paying no more than $5,755,800 in the merger. We refer to the number of shares of Simmons common stock to be issued for each of share of Ozark Trust common stock, as adjusted, as the exchange ratio. In addition, if the Ozark Trust board of directors exercises its right to terminate the merger agreement due to the decrease in the average closing price of Simmons common stock relative to an index of banking stocks, Simmons may elect to increase the merger consideration by paying additional consideration in the form of cash for each share of Ozark Trust common stock. See “—Walkaway Counteroffer.”

Fractional Shares

Simmons will not issue any fractional shares of its common stock in the merger. Instead, Ozark Trust shareholders who otherwise would have received a fraction of a share of Simmons common stock will instead receive cash equal to the product of the average of the last reported sale prices per share of Simmons common stock as reported on the NASDAQ Global Select Market for the 20 consecutive trading days ending immediately prior to the 10th day before the date on which the applicable merger is completed, times the fraction of a share of Simmons common stock to which the Ozark Trust shareholder otherwise would be entitled.

49

Governing Documents; Directors and Officers

At the effective time of the merger, the articles of incorporation and bylaws of Simmons, as the surviving corporation in each merger, will be the articles of incorporation and bylaws of Simmons as in effect immediately prior to the effective time of the merger. The directors and officers of Simmons at the effective time of each merger will be the directors and officers of the surviving corporation.

Closing and Effective Time of the Merger

The merger will be completed only if all of the respective conditions set forth in the merger agreement and discussed in this proxy statement/prospectus are either satisfied or waived. See “—Conditions to Consummate the Merger.” The merger will become effective as set forth in separate articles of merger to be filed with the Secretaries of State of the States of Arkansas and the State of Missouri. The closing of the transactions contemplated by the merger agreement will occur at 6:01 p.m., Arkansas time, on the last business day of the month during which the expiration of all applicable waiting periods in connection with government approvals occurs and all conditions to the consummation of the merger agreement are satisfied or waived, or on such earlier or later date as may be agreed upon by the parties. It currently is anticipated that the completion of each merger will occur in the third quarter of 2015, subject to customary closing conditions, but the parties cannot guarantee when or if the merger will be completed.

Conversion of Shares; Exchange of Certificates

Promptly after the effective time of the merger, Simmons will instruct the exchange agent to mail to each holder of record a certificate or certificates which immediately prior to the effective time evidenced outstanding shares of Ozark Trust common stock, (excluding dissenting shares), a letter of transmittal and instructions on how to surrender shares of Ozark Trust common stock in exchange for cash for Ozark Trust shareholders which are banks or bank holding companies and, in case of all other shareholders, for certificates evidencing a number of whole shares of Simmons common stock and any cash payable in lieu of fractional shares of Simmons common stock to which the holder otherwise would be entitled under the merger agreement.

In the case of an Ozark Trust shareholder which is a bank or bank holding company, upon surrender of a certificate for cancellation to the exchange agent together with an executed letter of transmittal and such other customary documents as required, the holder will be entitled to receive (1) a check in the amount of the cash the holder has the right to receive in respect of its shares of Ozark Trust and (2) any cash payable in connection with a walkaway counteroffer, if any.

In the case of an Ozark Trust shareholder which is a person other than a bank or bank holding company, upon surrender of a certificate for cancellation to the exchange agent together with an executed letter of transmittal and such other customary documents as required, the holder will be entitled to receive (1) certificates evidencing the number of whole shares of Simmons common stock that the holder has the right to receive in respect of his, her or its shares of Ozark Trust, (2) cash in lieu of fractional shares of Simmons common stock to which the holder of Ozark Trust common stock would be entitled, (3) any dividends or other distributions to which the holder of Ozark Trust common stock is entitled, and (4) any cash payable in connection with a walkaway counteroffer, if any.

If a certificate for Ozark Trust common stock has been lost, stolen or destroyed, the exchange agent will issue the applicable merger consideration upon (1) receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of Ozark Trust common stock by such holder and (2) the receipt by Simmons or appropriate or customary indemnification against any claim that may be made against it with respect to such certificate.

After completion of the merger, there will be no further transfers on the stock transfer books of Ozark Trust of shares of Ozark Trust common stock, other than to settle transfers that occurred prior to the completion of the applicable merger.

Withholding

Simmons will be entitled to deduct and withhold from the consideration payable under the merger agreement to any holder of Ozark Trust common stock such amounts Simmons is required to deduct and withhold under any applicable federal, state, local or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, the withheld amounts will be treated for all purposes of the merger agreement as having been paid to the shareholders from whom they were withheld.

50

Dividends and Distributions

No dividends or other distributions declared or made after the effective time of the merger with respect to Simmons common stock with a record date after the effective time of the merger will be paid to the holder of any unsurrendered certificate of Ozark Trust common stock until the holder surrenders such certificate. After the surrender of a certificate in accordance with the applicable merger agreement, the record holder thereof will be entitled to receive (1) any such dividends or other distributions, without any interest, with a record date after the effective time and previously paid with respect to the whole shares of Simmons common stock, which the shares of Ozark Trust common stock represented by such certificate have been converted into the right to receive under the merger agreement (which amounts will be paid at the time the merger consideration is paid) or (2) at the appropriate payment date, any dividends or other distributions which had been declared with a record date after the effective time of the merger agreement but prior to the surrender and a payment date occurring after surrender, payable with respect to whole shares of Simmons common stock.

Representations and Warranties

The representations, warranties and covenants described below and included in the merger agreement were made only for purposes of each merger agreement and as of specific dates, are solely for the benefit of Simmons and Ozark Trust and may be subject to limitations, qualifications or exceptions agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of, among other things, allocating contractual risk between the parties to the merger agreement rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. Stockholders are not third-party beneficiaries under the merger agreement. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Simmons. The representations and warranties, other provisions of the merger agreement or any description of these provisions should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus, the documents incorporated by reference into this proxy statement/prospectus and the other reports, statements and filings that Simmons publicly files with the SEC. See “Where You Can Find More Information.” Simmons will provide additional disclosures in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

The merger agreement contains customary representations and warranties of each of Simmons and Ozark Trust relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time of the merger.

The merger agreement contains representations and warranties made by each of Simmons and Ozark Trust, relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;
•	capitalization;
•	authority relative to execution and delivery of the applicable merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the applicable merger;
•	required governmental and other regulatory filings and consents and approvals in connection with the merger and the operation of its business;
•	reports, registrations and statements filed with regulatory authorities;
•	financial statements; books and records and absence of undisclosed liabilities;
•	the absence of certain changes or events;
•	tax matters;
•	legal proceedings;
•	employee benefit matters;
•	ownership of properties;
•	labor-management relations;
•	broker’s fees payable in connection with the merger;
•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents;
•	SEC reports;
•	environmental liabilities; and
•	compliance with applicable laws, rules or regulations.

51

Certain representations and warranties of the parties to each merger agreement are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either party to each merger agreement, means a material adverse effect on the condition, financial or otherwise, properties, results of operations or business of it and its subsidiaries, taken as a whole or on its ability to perform its obligations thereunder, and to consummate the transactions contemplated thereby.

Covenants and Agreements

Covenants of the Parties under the Merger Agreement

Simmons and Ozark Trust have agreed that they will use their best efforts in good faith to take or cause to be taken all action that is necessary or desirable as promptly as practicable so as to, prior to the effective time of the mergers, permit the consummation of the transactions contemplated by the merger agreement at the earliest reasonable date, and to cooperate fully with the other party thereto to that end.

The merger agreement also obligates the parties to:

•	notify the other party as promptly as practicable of (1) any material breach of any of its warranties, representations or agreements contained therein and (2) any change in condition (financial or otherwise), properties, business, results of operations or prospects that could be expected to have a material adverse effect;
•	use their best efforts to promptly prepare and file all documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental agencies; and
•	consult with the other with respect to obtaining all necessary permits, consents, approvals and authorizations of third parties and governmental bodies or agencies necessary or advisable to consummate the transactions contemplated by the merger agreement.

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, the listing of the shares of Simmons common stock to be issued in the merger, compliance with applicable state securities law requirements, access to information of the other company, information received from regulators in connection with or material to the transactions contemplated by the merger agreement, and public announcements and submissions to governmental bodies or agencies with respect to the transactions contemplated by the merger agreement.

The merger agreement requires Simmons to:

•	permit employees of Ozark Trust and its subsidiaries that become employees of Simmons following the merger to participate in its employee benefits plans on the same terms as its employees and, to the extent permitted by such plans, credit the prior service of Ozark Trust employees for purposes of determining eligibility, vesting and benefit accrual under such plans;
•	refrain for a period of two years from hiring, soliciting or seeking to hire any employee of Ozark Trust or its subsidiaries, who was an employee of Ozark Trust or its subsidiaries on April 28, 2015, if the merger is not completed;
•	evaluate with management of Ozark Trust, the staffing needs of their subsidiaries after the effective date of the merger agreement and, if any positions are eliminated, give the affected employees an opportunity to transfer to other positions at Simmons or its subsidiaries and make dismissed employees eligible for its existing severance program; and

Conduct of Businesses Prior to the Completion of the Merger

In addition to the mutual covenants set forth above, Ozark Trust has agreed to certain restrictions on the conduct of its businesses prior to the effective time of the merger with Simmons. These restrictions include agreeing that until the effective time of the merger, unless the prior written consent of Simmons has been obtained and subject to certain specified exceptions, they and each of their respective subsidiaries will:

•	take all action necessary to amend its defined contribution employee benefit plans in order for them to be comparable to the Simmons 401(k) plan at the effective time and for such plans to terminate on December 31, 2015, and to pay any and all termination, early withdrawal penalties or similar fees in connection with termination of the respective plans;
•	use commercially reasonable efforts to preserve intact their business organization and assets, maintain their rights and franchises and retain the services of their officers and key employees;
52

•	use commercially reasonable efforts to maintain and keep their properties in as good repair and condition as at the signing of the merger agreement, except for depreciation due to ordinary wear and tear;
•	use commercially reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that maintained at the signing of the merger agreement;
•	perform in all material respects all obligations required to be performed by them under all material contracts, leases and documents relating to or affecting their assets, properties and business; and
•	provide Simmons with notice of all board meetings of Ozark Trust and its subsidiaries, permit Simmons to have a non-voting representative present in person or telephonically at each such meeting (subject to such representative’s exclusion from the meeting upon the advice of counsel when necessary to prevent a breach of fiduciary duties to legal or regulatory requirements) and provide Simmons with written materials provided to directors in connection with such meetings.

Ozark Trust has agreed with Simmons that until the earlier of the termination of the merger agreement or the effective time of the merger with Simmons, unless the prior written consent of Simmons has been obtained and subject to certain specified exceptions, that Ozark Trust and its subsidiaries will not:

•	make, declare or pay any dividend, other than consistent with its historic practice;
•	directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock (including any options, warrants, calls or commitments in respect thereof) or authorize the creation or issuance of or sell or permit any subsidiary to sell additional shares of its capital stock or the capital stock of any subsidiary;
•	hire any additional staff except (1) personnel hired at an hourly rate to fill vacancies, (2) replacements for departed non-executive officers and (3) seasonal part-time staff in accordance with past practices;
•	enter into or permit any subsidiary to enter into any employment contracts, pay any bonus to or increase the rate of compensation of any of its directors, officers or employees, except in the ordinary course of business consistent with past practice or existing plans;
•	except as directed by Simmons, enter into or modify or permit any subsidiary to enter into or modify any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of its directors, officers or other employees;
•	amend their charters or bylaws, or substantially modify the manner in which they or their subsidiaries conduct business, other than to conform loan, litigation and real estate valuation procedures to conform to those of Simmons as permitted by the merger agreement;
•	except in the ordinary course of business, acquire any assets or business or take any other action, that considered as a whole, is material, other than as disclosed to Simmons;
•	purchase any shares of Simmons common stock, other than in a fiduciary capacity;
•	change any method of accounting in effect as of December 31, 2014, or change any method of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the year ended December 31, 2014, except as may be required by law or accounting principles generally accepted in the United States, or to conform to Simmons procedures as permitted by the merger agreement;
•	knowingly take any action which would, or is reasonably likely to, (1) adversely affect the ability to obtain necessary approvals of governmental authorities required to complete the transactions contemplated by each merger agreement, (2) adversely affect their ability to perform their respective covenants under the applicable merger agreement or (3) result in any of the conditions to the applicable merger not being satisfied;
•	sell or dispose of any fixed assets having a book value in excess of $25,000; or
•	terminate any lease on fixed assets currently in use that would cause Ozark Trust or any of its subsidiaries, to incur termination expenses or charges in excess of $25,000.

Indemnification and Insurance for Directors and Officers

If the merger is consummated, Simmons will indemnify and hold harmless all present and former directors and officers of Ozark Trust and its subsidiaries, against any cost or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the matters related to the merger agreement Simmons will advance expenses as incurred provided the person to whom expenses were advanced provides a satisfactory undertaking to repay such advance if it is ultimately determined that he or she is not entitled to indemnification.

The merger agreement requires Simmons to maintain for a period of six years after the completion of the merger, directors’ and officers’ liability insurance policy in an amount not less than the existing policies of Ozark Trust. However, Simmons is not required to make annual premium payments for such insurance in excess of a specified amount, which we refer to as the premium cap, and if premiums for such insurance would at any time exceed the premium cap, then the surviving corporation must maintain policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap.

53

Shareholder Meeting and Recommendation of Board of Directors

Ozark Trust has agreed to hold a meeting of its shareholders for the purpose of voting upon approval of the merger agreement, as soon as is reasonably practicable after the registration statement on Form S-4 of which this proxy statement/prospectus is a part is declared effective. Ozark Trust has agreed that its board of directors, subject to the exercise of its fiduciary duties, will recommend to shareholders that they approve the merger agreement and use their best efforts to obtain such approval.

In addition, Ozark Trust is required to (1) distribute this proxy statement/prospectus to its shareholders in compliance with applicable federal and state law and (2) cooperate and consult with Simmons with respect to each of the foregoing matters.

Conditions to Consummate the Merger

The obligations of Simmons and Ozark Trust, with respect to the merger agreement to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the shareholders of Ozark Trust shall have approved the merger agreement and transactions contemplated thereby;
•	the receipt of regulatory approvals of the merger agreement and the transactions contemplated thereby from the Missouri Division of Finance, and the expiration of any statutory waiting periods without adverse action being taken;
•	procurement of all other regulatory consents and approvals that are necessary to the consummation of the transactions contemplated by the merger agreement; provided, that no approval or consent shall be deemed to have been received if it includes any conditions or requirements that would reduce the benefits of the transactions contemplated thereby to such a degree that Simmons or Ozark Trust would not have entered into the merger agreement had such conditions or requirements been known at the date hereof;
•	the satisfaction of all other requirements prescribed by law that are necessary to the consummation of the transactions contemplated by the merger agreement;
•	no party will be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the applicable merger;
•	no statute, rule, regulation, order, injunction or decree shall have been enacted, promulgated or enforced by any governmental authority which prohibits, materially restricts or makes illegal consummation of the merger;
•	the effectiveness of the registration statement of which this proxy statement/prospectus is a part with respect to the Simmons common stock to be issued upon the consummation of the merger, and the absence of any stop order suspending effectiveness of the registration statement (or proceedings for that purpose initiated or threatened by the SEC and not withdrawn);
•	subject to the materiality standards provided in the merger agreement, the accuracy of the representations and warranties of Simmons and Ozark Trust;
•	performance in all material respects by Simmons and Ozark Trust under the merger agreement;
•	receipt by the parties of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the applicable merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;
•	absence of litigation against Simmons or Ozark Trust by any governmental agency seeking to prevent consummation of the applicable merger;
•	completion of Phase I environmental audits of real property owned by Ozark Trust that reflect no material problems under environmental laws to Simmons’ satisfaction;
•	receipt by each of Simmons and Ozark Trust of a legal opinion from its counterpart’s counsel; and
•	the authorization for listing on the NASDAQ Global Select Market, subject to official notice of issuance, of the Simmons common stock to be issued upon the consummation of the applicable merger.

Neither Simmons nor Ozark Trust can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, the parties do not have reason to believe that any of these conditions will not be satisfied.

54

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to the effective time of the applicable merger:

•	by mutual consent of Simmons and Ozark Trust, if authorized by the parties’ respective boards of directors;
•	by either Simmons or Ozark Trust, if authorized by the board of directors of any such party in the event of a material breach by the other party thereto of any representation, warranty or agreement contained therein that is not cured or curable within 45 days after written notice of such breach is given to the party committing such breach by the other party thereto;
•	by Simmons or Ozark Trust, if the board of directors of any such party determines, in the event the applicable merger is not consummated by October 31, 2105, which we refer to as the termination date, unless the failure of the applicable merger to be completed by such date is due to the breach of the applicable merger agreement by the party seeking to terminate the applicable merger agreement; however, the termination date may be extended to not later than January 31, 2016, by written notice to the other party if a reason the applicable merger shall not have been consummated is because of failure to obtain a required regulatory approval or because the registration statement is not effective;
•	if the approval of the shareholders of Ozark Trust required for completion of the merger has not been obtained upon a vote taken at a duly held meeting of its shareholders or at any adjournment or postponement thereof;
•	by Simmons or Ozark Trust, if counsel to Simmons notifies the parties that it will be unable to give its opinion with respect to the tax effects of the mergers, that each merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;
•	by the board of directors of Ozark Trust at any time during the three business day period following the 10th trading day immediately preceding the effective date, if the Average Closing Price of Simmons common stock is less than $33.58, and the Simmons common stock has underperformed the KBWR by more than 20%, which termination right we refer to as the stock decline termination right. If Ozark Trust elects to exercise its stock decline termination right under the applicable merger agreement, it will give prompt written notice to Simmons, and Simmons shall have the right to make a walkaway counteroffer within three business days of receipt of the notice of termination; and
•	by the board of directors of Ozark Trust before the receipt of shareholder approval with respect to the applicable merger, if such company’s board of directors shall have determined in good faith (after taking into account the advice of counsel) that, in light of a competing proposal or other circumstances, that termination of the applicable merger agreement is required in order for the applicable board of directors to comply with its fiduciary duties; provided that in advance of or concurrently with such termination, Ozark Trust pays to Simmons the applicable termination fee.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect and neither the parties nor their respective officers and directors will have any liability, except that the parties will remain liable for any liabilities or damages arising out of their willful breach of any covenant or willful misrepresentation contained herein.

Walkaway Counteroffer

The Ozark Trust board of directors may exercise its stock decline termination right if (1) the average closing price of Simmons common stock is less than $33.58 and (2) the difference between the percentage change of (A) $40.044 (the KBWR for the 20 consecutive trading days ending on March 3, 2015) and the average closing price of KBWR and (B) the percentage change of $39.012 (the average closing price of Simmons common stock for the 20 consecutive trading days ending on March 3, 2015) and the average closing price of Simmons common stock, is greater than 20%. If the Ozark Trust board of directors exercises its stock decline termination right, then Simmons may elect, within three business days of receipt of such notice of termination from Ozark Trust, to make a walkaway counteroffer and pay as part of the merger consideration, an aggregate amount of cash sufficient to equal the product (which we refer to as the minimum merger consideration) of (x) $33.58 and (y) the number of shares of Simmons common stock to be issued in the merger. Such aggregate amount of cash will be paid pro rata for each share of Ozark Trust common stock.

The average closing price of Simmons common stock will be equal to the average of the closing price per share of Simmons common stock on the NASDAQ Global Select Market for the 20 consecutive trading days ending on and including the 10th trading day before the effective date of the applicable merger. The average closing price of KBWR will be equal to the average closing price of the KBWR for the 20 consecutive trading days ending on and including the 10th trading day before the effective date of the applicable merger.

55

Termination Fees

If the merger agreement is terminated due to the determination of the board of directors of Ozark Trust that termination is necessary in order to satisfy applicable fiduciary duties, then Ozark Trust will pay Simmons a termination fee of $1 million, in advance of or concurrently with such termination.

Expenses and Fees

All costs and expenses incurred in connection with each merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except as otherwise set forth in the applicable merger agreement.

Amendment and Waiver of the Merger Agreement

Prior to the effective date of the merger, any provision of the merger agreement may be waived by the party benefited by the provision, or by both parties, or amended or modified at any time, including the structure of the applicable transaction by an agreement in writing between the parties hereto approved by their respective boards of directors, to the extent allowed by law, except that after the vote by the shareholders of Ozark Trust the provisions of the merger agreement relating to the amount or the form of the consideration to be delivered shall not be amended or revised.

ACCOUNTING TREATMENT

In accordance with current accounting guidance, the merger will be accounted for using the acquisition method. The result of this is that (1) the recorded assets and liabilities of Simmons will be carried forward at their recorded amounts, (2) Simmons historical operating results will be unchanged for the prior periods being reported on, and (3) the assets and liabilities of Ozark Trust will be adjusted to fair value at the date Simmons assumes control of the combined entities, or the merger date. In addition, all identifiable intangibles will be recorded at fair value and included as part of the net assets acquired. The amount by which the purchase price, consisting of the value of cash and shares of Simmons stock to be issued to former Ozark Trust shareholders and cash settlement price paid to the former holders of Ozark Trust stock options and warrants, exceeds the fair value of the net assets including identifiable intangible assets of Ozark Trust at the merger date will be reported as goodwill. In accordance with current accounting guidance, goodwill is not amortized and will be evaluated for impairment at least annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of Ozark Trust being included in the operating results of Simmons from the merger date forward.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion summarizes the material anticipated United States federal income tax consequences of the merger to Ozark Trust shareholders who hold their shares of Ozark Trust common stock as capital assets. This discussion does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not such transactions are undertaken in connection with the merger). In addition, this discussion does not address all of the federal income tax consequences that may be important to each taxpayer in light of his, her or its particular circumstances, nor does this discussion address the federal income tax consequences that may be applicable to taxpayers subject to special treatment under the Internal Revenue Code, such as:

•	tax-exempt organizations;

•	financial institutions, insurance companies and broker-dealers or persons who have elected to use the mark-to-market method of accounting with respect to their securities holdings;

•	persons who acquired their shares of Ozark Trust common stock through the exercise of employee stock options, through a benefit plan or otherwise in a compensatory transaction;

•	shareholders who are not U.S. persons within the meaning of the Internal Revenue Code or that have a functional currency other than the U.S. dollar; or

•	shareholders who exercise their dissenters’ rights.

56

No information is provided in this document or the tax opinions referred to below with respect to the tax consequences, if any, of the merger under applicable foreign, state, local and other tax laws. This discussion and the tax opinions are based upon the provisions of the Internal Revenue Code, applicable Treasury regulations, administrative rulings and judicial decisions, all as in effect as of the date of this proxy statement/prospectus. There can be no assurance that future legislative, administrative or judicial changes or interpretations, which changes could apply retroactively, will not affect the accuracy of this discussion or the statements or conclusions set forth in the tax opinions referred to below.

In connection with the filing of the registration statement of which this proxy statement/prospectus is a part, Simmons has received an opinion of Quattlebaum, Grooms & Tull PLLC (“QGT”), that, as of the date of such opinion, if certain factual circumstances exist, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that Simmons and Ozark Trust will each be a party to that reorganization. The parties will not be required to consummate the merger unless they each receive an additional opinion of QGT, dated the closing date of the merger, confirming that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that Simmons and Ozark Trust will each be a party to that reorganization.

The opinion of QGT regarding the merger has relied, and the opinions regarding the merger as of the closing date will rely, on (1) representations and covenants made by Simmons and Ozark Trust, including those contained in certificates of officers of Simmons and Ozark Trust, and (2) specified assumptions, including an assumption regarding the completion of the merger in the manner contemplated by the merger agreement. In addition, QGT in issuing the opinion has assumed, and its ability to provide the opinion at the closing of the merger will depend on, the absence of changes to the anticipated facts or changes in law between the date of this proxy statement/prospectus and the closing date. If any of those representations, covenants or assumptions is inaccurate, QGT may not be able to provide the required opinion to be delivered at the closing of the merger and/or the tax consequences of the merger could differ from those described in the opinion that counsel has delivered.

Opinions of counsel, including the opinions of QGT, do not bind the Internal Revenue Service and do not preclude the IRS or the courts from adopting a contrary position. Simmons and Ozark Trust do not intend to obtain a ruling from the IRS on the tax consequences of the merger. If the IRS were to assert successfully that the merger is not a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then each Ozark Trust shareholder would be required to recognize gain or loss equal to the difference between (i) the sum of the fair market value of the Simmons common stock and the amount of cash received in the exchange and (ii) the shareholder’s adjusted tax basis in the Ozark Trust common stock surrendered for such consideration. Such gain or loss would be a capital gain or loss, provided that such shares of Ozark Trust common stock were held as capital assets by the shareholder at the effective time of the merger. Such capital gain or loss recognized would be long-term capital gain or loss if the Ozark Trust shareholder’s holding period for the Ozark Trust common stock was more than one year. In such event, a Ozark Trust shareholder’s total initial tax basis in the Simmons common stock received would be equal to its fair market value at the effective time of the merger, and the shareholder’s holding period for the Simmons common stock would begin on the day after the merger.

Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, neither Simmons nor Ozark Trust will recognize any gain or loss as a result of the merger. The federal income tax consequences of the merger qualifying as a reorganization to a particular Ozark Trust shareholder will vary depending primarily on the form of merger consideration received by the shareholder in exchange for his, her or its Ozark Trust common stock. Regardless of whether an Ozark Trust shareholder receives solely cash or solely Simmons common stock, the federal income tax consequences to such shareholder will depend on the actual merger consideration received by the shareholder.

Ozark Trust Shareholders Receiving Only Simmons Common Stock. No gain or loss will be recognized by a holder of Ozark Trust common stock as a result of the surrender of shares of Ozark Trust common stock solely in exchange for shares of Simmons common stock pursuant to the merger (except with respect to cash received instead of fractional shares of Simmons common stock, as discussed below). The aggregate tax basis of the shares of Simmons common stock received in the merger (including any fractional shares of Simmons common stock deemed received) will be the same as the aggregate tax basis of the shares of Ozark Trust common stock surrendered in exchange for the Simmons common stock. The holding period of the shares of Simmons common stock received (including any fractional shares of Simmons common stock deemed received) will include the holding period of shares of Ozark Trust common stock surrendered in exchange for the Simmons common stock, provided that such shares were held as capital assets of the shareholder at the effective time of the merger.

57

Ozark Trust Shareholders Receiving Only Cash. A holder of Ozark Trust common stock that does not receive any shares of Simmons common stock pursuant to the merger (and is not treated as constructively owning, after the merger, any Simmons common stock held by certain family members and entities affiliated with the holder under the Internal Revenue Code) will generally recognize gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of Ozark Trust common stock exchanged in the merger. Such gain or loss will be a capital gain or loss, provided that such shares of Ozark Trust common stock were held as capital assets by the shareholder at the effective time of the merger. Such capital gain or loss will be a long-term capital gain or loss to the extent that, at the effective time of the merger, the holder has a holding period in such Ozark Trust common stock of more than one year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Cash Instead of Fractional Shares. Holders of Ozark Trust common stock who receive cash instead of a fractional share of Simmons common stock will be treated as having received the fractional share in the merger and then as having the fractional share redeemed by Simmons in exchange for the cash actually distributed instead of the fractional share, with such redemption qualifying as an exchange under Section 302 of the Internal Revenue Code. Accordingly, such holders will generally recognize gain or loss equal to the difference between the tax basis of the holder’s Ozark Trust common stock allocable to that fractional share and the amount of cash received. The gain or loss generally will be capital gain or loss and long-term capital gain or loss if the Ozark Trust common stock exchanged has been held for more than one year.

Backup Withholding. A holder of Ozark Trust common stock may be subject, under certain circumstances, to backup withholding (currently at a rate of 28%) with respect to the amount of cash, if any, received in the merger, including cash received instead of fractional shares, unless the holder provides proof of an applicable exemption or correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under the backup withholding rules is not additional tax and may be refunded or credited against the holder’s federal income tax liability, so long as the required information is furnished to the IRS.

Certain Reporting Requirements. If a U.S. holder that receives Simmons common stock in the merger is considered a “significant holder,” such U.S. holder will be required (a) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the Ozark Trust common stock surrendered by such U.S. holder, and (b) to retain permanent records of these facts relating to the merger. A “significant holder” is any Ozark Trust shareholder that, immediately before the merger, (y) owned at least 1% (by vote or value) of the outstanding stock of Ozark Trust or (z) owned Ozark Trust common stock with a tax basis of $1.0 million or more.

THE PRECEDING SUMMARY DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. ACCORDINGLY, OZARK TRUST SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

DESCRIPTION OF CAPITAL STOCK OF SIMMONS

As a result of the merger, Ozark Trust shareholders who receive shares of Simmons common stock in the merger will become shareholders of Simmons. Your rights as a shareholder of Simmons will be governed by Arkansas law and the articles of incorporation and the bylaws of Simmons. The following briefly summarizes the material terms of Simmons common and preferred stock. We urge you to read the applicable provisions of the Arkansas Business Corporation Act, or ABCA, and Simmons’ articles of incorporation and bylaws. Copies of Simmons’ governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

Authorized Capital Stock

Simmons’ authorized capital stock consists of 120,000,000 shares of Class A common stock, $0.01 par value per share and 40,040,000 shares of preferred stock, $0.01 par value per share. As of the record date, there were [*] shares of Simmons common stock outstanding and 30,852 shares of Simmons Series A preferred stock outstanding.

Common Stock

Listing

Simmons common stock is listed on the NASDAQ Global Select Market and traded under the symbol “SFNC.” Following the mergers, shares of Simmons common stock will continue to be traded on the NASDAQ Global Select Market.

58

Dividend Rights

The ABCA allows an Arkansas business corporation to make a distribution, including payment of dividends, only if, after giving effect to the distribution, in the judgment of the board of directors: (1) the corporation would be able to pay its debts as they become due in the usual course of business; and (2) the corporation’s total assets would at least equal the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The board of directors may base this determination that a distribution is not prohibited under the ABCA either on financial statements prepared on the basis of accounting practices that are reasonable in the circumstances or on a fair valuation or other method that is reasonable in the circumstances.

Additionally, payment of dividends is subject to determination and declaration by the Simmons board of directors and depends on a number of factors, including capital requirements, legal and regulatory limitations on the payment of dividends, the results of operations and financial condition, tax considerations and general economic conditions. The holders of Simmons common stock will be entitled to receive and share equally in these dividends as they may be declared by the Simmons board of directors out of funds legally available for such purpose.

Voting Rights

Each share of Simmons common stock is entitled to one vote on matters submitted to a vote of shareholders. A majority of the votes entitled to be cast forms a quorum, and an affirmative vote of the votes cast on a matter is sufficient to take action upon routine matters.

In the event of a merger or consolidation of Simmons, a sale of all or substantially all of Simmons’ assets, liquidation or dissolution, or reclassification of Simmons’ securities, an affirmative vote of the holders of at least 80% of the outstanding voting shares is required, unless such transaction is approved by 80% of the directors who were in office prior to the proponent of the acquisition acquiring 10% or more of Simmons common stock, or the disinterested directors. Such affirmative vote of the shareholders or disinterested directors is required, notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified, by law or in any agreement or otherwise.

Directors are elected by a plurality of votes cast, and there are no cumulative voting rights for the election of directors.

In general, amendments to Simmons’ articles of incorporation must be approved by 80% of the shares entitled to vote on such amendment, repeal, or modification, unless such amendment, repeal or modification shall have been approved by an affirmative vote of 80% of the disinterested directors of Simmons.

Preemptive and Other Rights

Holders of Simmons common stock have no preemptive rights and have no other rights to subscribe for additional securities of Simmons under the ABCA. Preemptive rights are the priority right to buy additional shares if Simmons issues more shares in the future. Therefore, if additional shares are issued by Simmons without the opportunity for existing shareholders to purchase more shares, a shareholder’s ownership interest may be subject to dilution.

For more information regarding the rights of holders of Simmons common stock, see “Comparison of Shareholders’ Rights of Simmons and Ozark Trust.”

Preferred Stock

Simmons’ articles of incorporation, as amended, permits Simmons to issue one or more series of preferred stock and authorizes the Simmons board of directors to designate the preferences, limitations and relative rights of any such series of preferred stock, in each case, without any further action by Simmons shareholders. Each share of a series of preferred stock will have the same relative rights as, and be identical in all respects with, all the other shares of the same series. Preferred stock may have voting rights, subject to applicable law and determination at issuance of the Simmons board of directors. While the terms of preferred stock may vary from series to series, holders of Simmons common stock should assume that all shares of preferred stock will be senior to Simmons common stock in respect of distributions and on liquidation.

Although the creation and authorization of preferred stock does not, in and of itself, have any effect on the rights of the holders of Simmons common stock, the issuance of one or more series of preferred stock may affect the holders of Simmons common stock in a number of respects, including the following: by subordinating Simmons common stock to the preferred stock with respect to dividend rights, liquidation preferences, and other rights, preferences, and privileges; by diluting the voting power of Simmons common stock; by diluting the EPS of Simmons common stock; and by issuing Simmons common stock, upon the conversion of the preferred stock, at a price below the fair market value or original issue price of Simmons common stock that is outstanding prior to such issuance.

59

Simmons Series A Preferred Stock

Voting Rights. Except as required by law, the holders of Simmons Series A preferred stock will not have voting rights other than with respect to certain matters relating to the rights of holders of Simmons Series A preferred stock, on certain corporate transactions and, if applicable, the election of additional directors as described below.

In addition to any other vote or consent required by law or by Simmons articles of incorporation, the written consent of the U.S. Treasury, if the U.S. Treasury holds any shares of Simmons Series A preferred stock, or the holders of a majority of the outstanding shares of Simmons Series A preferred stock, voting as a single class, if the U.S. Treasury does not hold any shares of Simmons Series A preferred stock, will be required to:

•	amend Simmons articles of incorporation or the Certificate of Designation for Simmons Series A preferred stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to Simmons Series A preferred stock with respect to the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up by or of us;
•	amend Simmons articles of incorporation or the articles of amendment for Simmons Series A preferred stock so as to adversely affect the rights, preferences, privileges or voting powers of Simmons Series A preferred stock;
•	consummate a binding share exchange or reclassification involving the Simmons Series A preferred stock or a merger or consolidation of Simmons with another entity, unless, in each case, (1) the shares of Simmons Series A preferred stock remain outstanding or, in the case of a merger or consolidation in which Simmons is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (2) the shares of Simmons Series A preferred stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions, that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions of Simmons Series A preferred stock immediately prior to consummation of the transaction, taken as a whole;
•	sell all, substantially all or any material portion of, Simmons’ assets, if Simmons Series A preferred stock will not be redeemed in full contemporaneously with the consummation of such sale; or
•	consummate a Holding Company Transaction (as defined below), unless as a result of the Holding Company Transaction each share of Simmons Series A preferred stock will be converted into or exchanged for one share with an equal liquidation preference of preference securities of Simmons or the acquirer, which we refer to as the Holding Company preferred stock. Any such Holding Company preferred stock must entitle its holders to dividends from the date of issuance of such stock on terms that are equivalent to the terms of Simmons Series A preferred stock, and must have such other rights, preferences, privileges and voting powers, and limitations and restrictions that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions of Simmons Series A preferred stock immediately prior to such conversion or exchange, taken as a whole;

provided, that (1) any increase in the amount of Simmons authorized shares of preferred stock, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to Simmons Series A preferred stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative, and the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of Simmons Series A preferred stock and will not require the vote or consent of the holders of Simmons Series A preferred stock.

A “Holding Company Transaction” means the occurrence of (a) any transaction that results in a person or group (1) becoming the direct or indirect ultimate beneficial owner of Simmons common equity representing more than 50% of the voting power of the outstanding shares of Simmons common stock or (2) being otherwise required to consolidate Simmons for GAAP purposes, or (b) any consolidation or merger of Simmons or similar transaction or any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of Simmons’ consolidated assets to any person other than one of Simmons’ subsidiaries; provided, that, in the case of either clause (a) or (b), Simmons or the acquiror is or becomes a bank holding company or savings and loan holding company.

To the extent holders of Simmons Series A preferred stock are entitled to vote, holders of shares of Simmons Series A preferred stock will be entitled to one vote for each share then held.

60

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of Simmons Series A preferred stock would otherwise be required, all outstanding shares of Simmons Series A preferred stock have been redeemed or called for redemption upon proper notice and sufficient funds have been deposited by Simmons in trust for the redemption.

Dividends. Simmons Series A preferred stock will be entitled to receive non-cumulative dividends, payable quarterly, on each January 1, April 1, July 1 and October 1, each of which is a dividend payment date. The dividend rate will be fixed at 1% until February 18, 2016, at which time the dividend rate will increase to 9%.

Dividends on Simmons Series A preferred stock are non-cumulative. If for any reason the Simmons board of directors does not declare a dividend on Simmons Series A preferred stock for a particular dividend period, then the holders of Simmons Series A preferred stock will have no right to receive any dividend for that dividend period, the time between dividend payments dates described above, and Simmons will have no obligation to pay a dividend for that dividend period. Simmons must, however, within five calendar days, deliver to the holders of Simmons Series A preferred stock a written notice executed by Simmons’ chief executive officer and chief financial officer stating the Simmons board of directors’ rationale for not declaring a dividend. Simmons’ failure to pay a dividend on Simmons Series A preferred stock also will restrict Simmons’ ability to pay dividends on and repurchase other classes and series of its capital stock, including the Simmons common stock.

When dividends have not been declared and paid in full on Simmons Series A preferred stock for an aggregate of four or more dividend periods, and during that time Simmons is not subject to a regulatory determination that prohibits the declaration and payment of dividends, Simmons must, within five calendar days of each missed payment, deliver to the holders of Simmons Series A preferred stock a certificate executed by at least a majority of the members of the Simmons board of directors stating that it used its best efforts to declare and pay such dividends in a manner consistent with safe and sound banking practices and the directors’ fiduciary obligations. In addition, (i) Simmons’ failure to pay dividends on Simmons Series A preferred stock for five or more dividend periods, whether consecutive or not, will give the holders of Simmons Series A preferred stock the right to appoint a non-voting observer on the Simmons board of directors and (ii) Simmons’ failure to pay dividends on Simmons Series A preferred stock for six or more dividend periods, whether consecutive or not, and if the aggregate liquidation preference of the shares of Simmons Series A preferred stock then outstanding is of $25,000,000 or more, will give the holders of Simmons Series A preferred stock the right to elect two directors to the Simmons board of directors.

No Sinking Fund. Simmons Series A preferred stock is not subject to any sinking fund.

Priority of Dividends. So long as any share of Simmons Series A preferred stock remains outstanding, Simmons may declare and pay dividends on Simmons common stock only if full dividends on all outstanding shares of Simmons Series A preferred stock for the most recently completed dividend period have been or are contemporaneously declared and paid. If a dividend is not declared and paid in full on Simmons Series A preferred stock for any dividend period, then from the last day of that dividend period until the last day of the third dividend period immediately following it, no dividend or distribution may be declared or paid on Simmons common stock.

Restrictions on Repurchases. So long as any share of Simmons Series A preferred stock remains outstanding, Simmons may repurchase or redeem shares of Simmons common stock, only if dividends on all outstanding shares of Simmons Series A preferred stock for the most recently completed dividend period have been or are contemporaneously declared and paid (or have been declared and a sum sufficient for payment has been set aside for the benefit of the holders of Simmons Series A preferred stock as of the applicable record date). If a dividend is not declared and paid in full on Simmons Series A preferred stock for any dividend period, then from the last day of that dividend period until the last day of the third dividend period immediately following it, no redemptions or repurchases of Simmons common stock may be carried out, except in certain limited cases.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of Simmons’ affairs, holders of Simmons Series A preferred stock will be entitled to receive for each share of Simmons Series A preferred stock, out of Simmons’ assets or proceeds available for distribution to Simmons shareholders, subject to any rights of Simmons’ creditors, before any distribution of assets or proceeds is made to or set aside for the holders of Simmons common stock payment of an amount equal to the sum of (1) the $1,000 liquidation preference amount per share and (2) the amount of any accrued and unpaid dividends on Simmons Series A preferred stock.

61

For purposes of the liquidation rights of Simmons Series A preferred stock, neither a merger nor consolidation of Simmons with another entity nor a sale, lease or exchange of all or substantially all of Simmons’ assets will constitute a liquidation, dissolution or winding up of Simmons affairs.

Redemption and Repurchases. Simmons Series A preferred stock may be redeemed at any time at Simmons’ option, at a redemption price of 100% of the liquidation amount plus accrued but unpaid dividends to the date of redemption for the current period, regardless of whether such dividends have been declared for that period, all subject to the approval of the Federal Reserve Board or any successor federal banking regulator of Simmons.

To exercise the optional redemption right, Simmons must give notice of the redemption to the holders of record of Simmons Series A preferred stock, not less than 30 days and not more than 60 days before the date of redemption. In the case of a partial redemption of Simmons Series A preferred stock, the shares to be redeemed will be selected either pro rata or in such other manner as the Simmons board of directors or a committee of the Simmons board of directors determines to be fair and equitable, provided that shares representing at least 25% of the aggregate liquidation amount of Simmons Series A preferred stock are redeemed.

Shares of Simmons Series A preferred stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which Simmons may then reissue as any series of preferred stock other than Simmons Series A preferred stock.

Conversion. Holders of Simmons Series A preferred stock have no right to exchange or convert their shares into any other securities.

62

COMPARISON OF SHAREHOLDERS’ RIGHTS OF

SIMMONS AND OZARK TRUST

If the Ozark Trust merger is completed, holders of Ozark Trust common stock will receive shares of Simmons common stock in exchange for their shares of Ozark Trust common stock. Simmons is organized under the laws of the State of Arkansas and Ozark Trust is organized under the laws of the State of Missouri. The following is a summary of the material differences between (1) the current rights of Ozark Trust shareholders under the General and Business Corporation Law of Missouri, or GBCM, and Ozark Trust articles of incorporation and bylaws and (2) the current rights of Simmons shareholders under the Arkansas Business Corporation Act, or ABCA, and Simmons’ articles of incorporation and bylaws.

Simmons and Ozark Trust believe that this summary describes the material differences between the rights of holders of Simmons common stock as of the date of this proxy statement/prospectus and the rights of holders of Ozark Trust common stock as of the date of this proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of Simmons’ governing documents have been filed with the SEC and copies of Ozark Trust’s governing documents can be found at its principal office. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

SIMMONS	OZARK TRUST

DESCRIPTION OF CAPITAL STOCK

Simmons’ articles of incorporation authorize it to issue 120,000,000 shares of Class A common stock, par value $0.01 per share, and 40,040,000 shares of Simmons Series A preferred stock, par value $0.01 per share.

As of the record date, there are [*] shares of Class A common stock outstanding and 30,852 shares of Simmons Series A preferred stock outstanding.

Holders of Simmons Series A preferred stock are entitled to (i) receive non-cumulative dividends, payable quarterly, (ii) liquidation rights, but a merger is not considered a liquidation event, (iii) if Simmons fails to pay dividends for five or more dividend periods, whether consecutive or not, appoint a non-voting observer on the Simmons board of directors, and (iv) if Simmons fails to pay dividends on six or more dividend periods, whether consecutive or not, and if the aggregate liquidation preference of the shares of Simmons Series A preferred stock is equal or greater than $25,000,000, elect two directors to the Simmons board of directors.

The consent of the U.S. Treasury, if the U.S. Treasury holds any shares of Simmons Series A preferred stock, or the majority of the holders of Simmons Series A preferred stock voting as a single class, if U.S. Treasury no longer holds any shares of Simmons Series A preferred stock, is required to (i) approve certain amendments to the articles of incorporation, (ii) consummate a binding share exchange, reclassification of Simmons Series A preferred stock, or merger, (iii) sell all, or substantially all of Simmons’ assets, or (iv) consummate a Holding Company Transaction (defined above). For more information, see “—Voting Rights.”

Ozark’s Trust’s articles of incorporation authorize it to issue 5,500 shares of Class A common stock, par value $50.00 per share and 24,500 shares of Class B common stock. Class A Common Stock and Class B Common Stock are identical in all respects, except that the ownership of Class A Common Stock is restricted so that a majority of Class A Common Stock must be owned by banks or bank holding companies authorized to do business in the State of Missouri.

As of the record date, there are [*] shares of Class A common stock outstanding and [*] shares of Class B common stock outstanding.

VOTING RIGHTS

Each share of Simmons common stock carries one vote and has unrestricted voting rights. Each share of Simmons Series A preferred stock also carries one vote on any matter on which holders of such preferred stock holders are entitled to vote.

Generally, holders of Simmons Series A preferred stock will not have voting rights with limited exceptions.

The consent of the U.S. Treasury, if the U.S. Treasury holds any shares of Simmons Series A preferred stock, or the majority of the holders of Simmons Series A preferred stock voting as a single class, if U.S. Treasury no longer holds any shares of Simmons

Each share of Ozark Trust’s common stock carries one vote and has unrestricted voting rights.

63

SIMMONS	OZARK TRUST
Series A preferred stock, is required to (i) approve certain amendments to the articles of incorporation including (a) authorize, creating or increasing shares or any class of shares ranking senior to the Simmons Series A preferred stock and (b) any amendment that would adversely affect the rights of Simmons Series A preferred stock; (ii) consummate a binding share exchange, reclassification of Simmons Series A preferred stock, or merger unless (x) the shares of Simmons Series A preferred stock remain outstanding or converted into preference securities of the surviving entity and (y) the shares of Simmons Series A preferred stock or such preference securities have the same rights as the Simmons Series A preferred stock immediately prior to the consummation of the corporate action; (iii) sell all, or substantially all of Simmons’ assets; or (iv) consummate a Holding Company Transaction. For more information, see “Description of Capital Stock of Simmons—Preferred Stock—Simmons Series A Preferred Stock.”

NUMBER OF OUTSTANDING SHARES BEFORE THE OZARK TRUST MERGER

As of the record date for the Simmons special meeting, there were [*] shares of Simmons common stock and 30,852 shares of Simmons preferred stock outstanding.	As of the record date for the Ozark Trust special meeting, there were [*] shares of Ozark Trust Class A common stock and [*] shares of Ozark Trust Class B common stock outstanding.

NUMBER OF OUTSTANDING SHARES AFTER THE OZARK TRUST MERGER

Immediately after the Ozark Trust merger, Simmons will have [*] shares of Simmons common stock and 30,852 shares of Simmons Series A preferred stock outstanding.	Immediately after the Ozark Trust merger, Ozark Trust will have no shares of any class of stock issued or outstanding.
ESTIMATED VOTING PERCENTAGE OF SIMMONS AND OZARK TRUST SHAREHOLDERS WITH RESPECT TO SIMMONS COMMON STOCK AFTER THE OZARK TRUST MERGER

Upon conclusion of the Ozark Trust merger, it is expected that existing Simmons shareholders will own approximately 98.9% of Simmons common stock.	Upon conclusion of the Ozark Trust merger, it is expected that existing Ozark Trust shareholders will own approximately 1.1% of Simmons common stock.

RIGHT TO RECEIVE DIVIDENDS

Simmons shareholders are entitled to receive dividends as and when declared by the Simmons board of directors. No dividends can be declared on Simmons common stock unless a like dividend is declared and paid on outstanding shares of Simmons preferred stock.

Simmons Series A preferred stock will be entitled to non-cumulative dividends, payable quarterly. See “—Description of Capital Stock.”

Under Section 4-27-640 of the ABCA, the board of directors may issue dividends to its shareholders subject to the restrictions in its articles of incorporation; provided that no distribution shall be made, if after giving it effect: (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) the corporation’s total assets would be less than the sum of its total liabilities plus (unless otherwise permitted in the articles) the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

In addition, the Federal Reserve Board further limits the ability to pay dividends if the total of all dividends declared in any calendar year, including the proposed dividend, exceeds the sum of the bank’s

Ozark Trust shareholders are entitled to receive dividends as and when declared by the Ozark Trust board of directors.

Section 351.220 R.S.Mo. provides that no dividend shall be declared or paid at a time when the net assets of the corporation are less than its stated capital or when the payment thereof would reduce the net assets of the corporation below its stated capital.

64

SIMMONS	OZARK TRUST
net income during the current calendar year and the retained net income of the prior two calendar years.

RIGHTS OF HOLDERS OF STOCK SUBJECT TO FUTURE ISSUANCES OF COMMON STOCK

The rights of holders of Simmons common stock may be affected by the future issuance of Simmons common or preferred stock.	The rights of holders of Ozark Trust common stock may be affected by the future issuance of Simmons common or preferred stock.

PRE-EMPTIVE RIGHTS

Neither Class A common stock nor Simmons Series A preferred stock, because of the ownership of stock, grants its holders a pre-emptive right to purchase, subscribe for or take any part of any stock issued, optioned, or sold by Simmons.	Ozark Trust’s articles of incorporation grant preemptive rights to Ozark Trust shareholders on the issuance of additional shares, except upon exercise of options granted under the Ozark Trust Stock Option Plan.
SPECIAL MEETING OF SHAREHOLDERS

Special meetings of shareholders may be called by the chairman of the board of directors, president, or by the majority of the board of directors, and may be called by the chairman of the board of directors or president at the request of the holders of not less than one-tenth (10%) of all the outstanding shares of Simmons entitled to vote at a meeting.

Under Section 4-27-702 of the ABCA, a corporation shall hold a special meeting of shareholders if called by the board of directors, the person authorized to do so by the articles or bylaws, or the holders of at least 10% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

Ozark Trust’s bylaws provide that a special meeting of the shareholders may be called by the board of directors, or upon request of at least majority of all outstanding shares entitled to vote on the action proposed to be taken at such meeting, which request must state the purpose or purposes of the proposed meeting.

Under Section 351.225.1 R.S.Mo., special meetings of the shareholders may be called by the board of directors or by such other person or persons as may be authorized by the articles of incorporation or the bylaws.

QUORUM

Under Simmons’ bylaws, a majority of the votes entitled to be cast, represented in person or by proxy, constitutes a quorum at a meeting of the shareholders.	Under Ozark Trust’s bylaws, the shareholders entitled to cast a majority of the votes at a meeting of the shareholders constitute a quorum.

NOTICE OF SHAREHOLDER MEETINGS

Simmons’ bylaws provide that written or printed notice stating the place, day and hour of the meeting, and in case of a special meeting, the purpose or purposes for which the meeting is called, must be delivered not less than 10 nor more than 60 days before the date of the meeting, unless one of the purposes of the meeting is to increase the authorized capital stock or bond indebtedness of Simmons, in which case the notice must be delivered not less than 60 nor more than 75 days prior to the date of meeting, either personally or by mail, at the direction of the chairman of the board of directors, the president or the secretary or the officer or persons calling the meeting of each shareholder of record entitled to vote at such meeting. If mailed, such notice is deemed to be delivered when deposited in the United States mail, addressed to the shareholder at the address as it appears on the stock transfer books of the corporation, with postage thereon prepaid.	Section 351.230 R.S.Mo. provide that, except as otherwise provided by law, written notice of the time, place and purpose or purposes of every meeting of shareholders must be given not less than 10 nor more than 70 days before the date of the meeting, either personally or by mail, by or at the direction of the president, or the secretary, or the officer or persons calling the meeting, to each shareholder of record entitled to vote at such meeting. Any notice of a shareholders’ meeting sent by mail is deemed to be delivered when deposited in the United States mail with postage thereon prepaid addressed to the shareholder at his address as it appears on the records of the corporation. Attendance of a shareholder at any meeting constitutes a waiver of notice of such meeting except where a shareholder attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Ozark Trust’s bylaws require that notice of the meeting be given not less than 10 or more than 50 days before the date of the meeting.

SHAREHOLDER RIGHTS PLAN

Simmons does not currently have a shareholder rights plan in effect.	Ozark Trust does not currently have a shareholder rights plan in effect.

65

SIMMONS	OZARK TRUST

ELECTION, SIZE, AND CLASSIFICATION OF BOARD OF DIRECTORS

Simmons’ articles of incorporation provide that the board of directors shall consist of not less than five nor more than 25 directors, the exact number to be determined by the vote of the majority of directors or by resolution of the shareholders.

The board of directors has the power, in between annual shareholders’ meetings, to increase the number of directors by two more than the number of directors last elected by shareholders, where such number was 15 or less, and by four more than the number of directors last elected by the shareholders, where such number was 16 or more, but in no event may the number of directors exceed 25 without any further action of the shareholders in accordance with Simmons’ bylaws.

Directors are elected at an annual shareholders’ meeting, or if the annual meeting is not held, at a special meeting called for the purpose of the election of directors. Each director holds office until the next annual meeting of the shareholders. Directors are elected by a plurality of the votes cast by the shares entitled to vote thereon. Simmons shareholders are not entitled to cumulative voting in the election of directors.

Presently, Simmons’ board of directors consists of thirteen members.

Ozark Trust’s Articles of Incorporation provide that the board of directors of Ozark shall initially consist of 9 directors, thereafter the number of directors shall be fixed by or in the manner provided in the bylaws. Any change in the number of directors must be reported to the Missouri Secretary of State within 30 days of such change.

Directors need not be United States citizens or residents of Missouri or shareholders of Ozark Trust. Directors are elected to for one or more years, not to exceed three years and hold office until the later of the expiration of his or her term or the election of his or her successor director. Directors are elected by a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote for such directors.

Under the GBCM, shareholders may vote cumulatively for the election of directors unless restricted by the Articles of Incorporation. Ozark Trust’s Articles of Incorporation prohibit cumulative voting.

Presently, Ozark Trust’s board of directors consists of 8 members.

VACANCIES ON THE BOARD OF DIRECTORS

Any vacancy on the board of directors, including an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors or, if the directors remaining in office constitute fewer than a quorum of the board of directors, by the affirmative vote of a majority of all of the directors remaining in office.

Section 4-27-810 of the ABCA provides that the shareholders or board of directors may fill a vacancy on the board of directors, unless otherwise provided by the articles of incorporation.

Ozark Trust’s bylaws provide any vacancy, occurring in the board of directors shall be filled by the shareholders, except that if a vacancy occurs by death, resignation, disqualification disability or any other cause, such vacancies not exceeding one third of the number of directors may be filled by the remaining directors, with the successor director to serve until the next shareholder’s meeting, whether annual or special.

Section 351.320 R.S.Mo. provides that, unless otherwise provided in the articles of incorporation or bylaws, vacancies on the board of directors may be filled by the majority of the directors then in office, though less than a quorum.

REMOVAL OF DIRECTORS

Neither Simmons’ articles of incorporation nor bylaws address the removal of directors.

Section 4-27-808 of the ABCA provides that one or more directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors, unless otherwise stated in the articles that directors may be removed only for cause. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him or her. A director also may be removed by the shareholders only at a meeting called for the purpose of removing the director and the meeting notice must state that one of the purposes of the meeting is removal of the director.

Section 351.315 R.S.Mo. and the bylaws of Ozark Trust provide that a director may be removed with or without cause at a regular or special meeting called for that purpose by an affirmative vote of a majority of the outstanding shares then entitled to vote for the election of directors; provided however that any director elected by a class vote may be removed only by a class vote of the holders of shares entitled to vote for his or her election.

Section 351.317 R.S.Mo. provides that any director may be removed for cause by action of a majority of the entire board of directors if the director to be removed, at the time of removal, fails to meet the qualifications stated in the articles of incorporation or bylaws for election as a director or is in breach of any agreement between such director and the corporation relating to such director’s services as a director or employee of the corporation.

66

SIMMONS	OZARK TRUST

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE

Simmons’ articles of incorporation and bylaws provide that any director or officer who is made party to an action by reason of the fact that he or she was a director or officer of the corporation shall be indemnified and held harmless to the fullest extent legally permissible under the ABCA for expenses reasonably incurred in connection with the action.

Expenses incurred by a director or officer of Simmons in in defending a civil or criminal action, suit or proceeding must be paid by Simmons in advance of the final disposition of such action suit or proceeding upon authorization by the board of directors by a majority vote of a quorum consisting of directors who are not parties to the action, suit or proceeding and if such a quorum is unobtainable, if a quorum of disinterested directors so directs, then by independent legal counsel in a written opinion or by the shareholders.

Under Simmons’ articles of incorporation and bylaws, the board of directors may cause Simmons to purchase and maintain insurance on behalf of any director or officer of Simmons against any liability, whether or not Simmons would have the power to indemnify such person.

Section 4-27-850 of the ABCA provides that a corporation may indemnify any person who was made a party to a proceeding for the reason he or she is a director, officer or employee of the corporation and amounts paid in settlement actually and reasonably incurred in connection with the proceeding, if he or she acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The corporation must indemnify a director, officer, or employee who has been successful on the merits at a proceeding that he or she was a party because he or she is a director, officer, or employee of the corporation. No indemnification may be made if the person shall have been adjudged liable to the corporation unless otherwise specified by the court.

Ozark Trust’s bylaws and Section 351.355 R.S.Mo. provides that a corporation may indemnify any person who is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if the individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Indemnification is not available under the bylaws or GBCM to directors, officers, employees, or agents that were adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation unless the court determines otherwise.

The corporation must indemnify directors, officers, employees, or agents that were successful on the merits in the defense of the action.

PERSONAL LIABILITY OF DIRECTORS

Simmons’ articles of incorporation provide, to the fullest extent permitted by the ABCA, a director shall not be liable to Simmons or its shareholders for monetary damages for a breach of fiduciary duty as a director.

Section 4-27-830 provides that if a director complies with the standard of conduct under the ABCA, the director may not be liable for any action taken as a director, or failure to take such action.

Section 351.345 R.S.Mo. provides that directors of a corporation who knowingly declare and pay any dividend except as permitted by and in accordance with the GBCM will be liable for all the debts of the corporation then existing and for all that is thereafter contracted as long as they respectively continue in office; provided, that the amount for which they should be liable shall not exceed the amount of such dividend, and that if any director is absent at the time of making the dividend or properly objects to the making of the dividend, he or she is exempt from liability.

DISSENTERS’ RIGHTS

Under Section 4-27-1302 of the ABCA, a shareholder is entitled to	Section 351.455 R.S.Mo. provides that a shareholder

67

SIMMONS	OZARK TRUST

dissent from and obtain payment of the fair value of the shareholder’s shares in the event of extraordinary corporate actions such as a plan of conversion, merger, share exchange, sale of substantially all of the assets, or certain amendments to the articles.

Sections 4-27-1320 through 4-27-1331 of the ABCA provides the process of obtaining payment which consists of the shareholder delivering notice of intent to demand payment, shareholder must not vote his or her shares in favor of the proposed action, certify whether he or she acquired ownership of the shares prior to the corporate action, deposit his or her certificates, and if shareholder rejects the corporation’s offer, judicial appraisal of the value of the shares. The ABCA also places certain obligations on the corporation such as providing dissenters’ notice to all shareholders.

A shareholder entitled to dissent and obtain payment for the shareholder’s shares may not challenge the corporate action creating the shareholder’s entitlement unless such action is unlawful or fraudulent with respect to the shareholder or the corporation.

shall be deemed a dissenting shareholder and entitled to appraisal if such shareholder (1) owns stock of Ozark Trust as of the record date of the meeting of shareholders at which the plan of merger is submitted to a vote, (2) files a written objection to the merger before or at such meeting, (3) does not vote in favor of the merger, and (4) makes a written demand on the surviving corporation within 20 days after the merger is effected. The surviving corporation must pay to each dissenting shareholder who complies with Section 351.455 R.S.Mo. the fair value of her, his or its shares.

VOTES ON EXTRAORDINARY CORPORATE TRANSACTIONS

Simmons’ articles of incorporation provide that any merger, sale of substantially all of the Simmons’ assets, liquidation or dissolution, or any reclassification of the corporation’s securities shall require the affirmative vote of the holders of at least 80% of the outstanding voting shares, unless such business combination is approved by 80% of the disinterested directors (defined above).

Under Section 4-27-1107 of the ABCA, a plan of merger may be approved if the board of directors recommends the merger to the shareholder (subject to certain exceptions) and shareholders entitled to vote approve the plan.

Under Section 4-27-1201 of the ABCA, a sale of the all or substantially all of the corporation’s assets in regular course of business may be approved by the board of directors, and unless otherwise provided by the articles of incorporation. The approval of the shareholders is not required.

Section 351.420 R.S.Mo. provides that, in the case of a merger or consolidation, the plan of merger or plan of consolidation must be submitted to a vote at a meeting of the shareholders. Written notice stating that the purpose or one of the purposes of the meeting is to consider the plan of merger or consolidation, together with a copy of such plan or summary thereof, must be given to each shareholder of record entitled to vote at the meeting. Section 351.425 R.S.Mo. provides that at such a meeting, the plan of merger or consolidation is approved upon receiving the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote at such a meeting.

After the board of directors has adopted a resolution recommending a sale, lease, exchange or other disposition of all, or substantially all, the property and assets of Ozark Trust and has submitted the disposition to a shareholder vote at either a special or annual meeting, section 351.400 R.S.Mo. requires the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote at such meeting to authorize the transaction, except that such a proposed sale, lease or exchange need not be adopted by the board of directors and may be directly submitted to any annual or special meeting of the shareholders.

CONSIDERATION OF OTHER CONSTITUENCIES

Simmons’ articles of incorporation provide that after receipt of a tender offer, merger offer, or other acquisitive offer, the board of directors must consider (i) the impact on Simmons, its subsidiaries, shareholders and employees and the communities served by Simmons, (ii) the timeliness of the proposed transaction considering the business climate and strategic plans of Simmons, (iii) the existence of any legal defects or regulatory issues involved in the proposed transaction, (iv) the possibility of non-consummation of the transaction due to lack of financing, regulatory issues or identified issues, (v) current market price	Section 351.347 R.S.Mo. provides that in exercising its business judgment concerning any acquisition proposal, the board of directors may consider social, legal and economic effects on employees, suppliers, customers and others having similar relationships with the corporation and the communities in which the corporation conducts its business.

68

SIMMONS	OZARK TRUST
Simmons common stock and its consolidated assets, (vi) book value of Simmons common stock, (vii) the relationship of the offered price for Simmons common stock to the board’s opinion of the current value of Simmons in a negotiated transaction, (viii) the relationship of the offered price for Simmons common stock to the board’s opinion of the future value of Simmons as an independent entity, and (ix) such other criteria as the board may determine is appropriate.

AMENDMENT OF ARTICLES OF INCORPORATION

Simmons’ articles of incorporation provides that it may be amended by the approval of 80% of the shares entitled to vote on such amendment, unless such amendment shall have been approved by an affirmative vote of 80% of the directors who were in office prior to the proponent of any business combination acquiring 10% or more of Simmons stock.

Under Section 4-27-1002 of the ABCA, the board of directors may amend the articles of incorporation of a corporation without shareholder approval to extend its duration, change the name of the corporation to include words required by the ABCA, declare a forward stock split in a class of shares if there is only one class outstanding, and for certain other ministerial actions. Any other amendment to the articles of incorporation must first be approved by a majority of the board of directors and thereafter by the affirmative vote of a majority of all shares entitled to vote thereon, by any voting group with respect to which the amendment would create dissenters’ rights, pursuant to Section 4-27-1003 of the ABCA.

Notwithstanding the foregoing, under Arkansas law, a majority of a class of stock must approve any amendment that adversely affects their particular class as further described in Section 4-27-1004 of the ABCA.

Section 351.085 R.S.Mo. provides that Ozark Trust may amend its articles of incorporation at any time to add or change a provision that is required or permitted in the amended articles of incorporation or to delete a provision not required in the amended articles of incorporation, provided that the name of the incorporator shall not be changed.

Section 351.090 R.S.Mo. provides that the board of directors may adopt a resolution to amend the articles of incorporation and submit the proposed amendment to a shareholder vote, except that the proposed amendment need not be adopted by the board of directors and may be directly submitted by the board of directors to any annual or special meeting of the shareholders.

Unless otherwise specified by the GBCM, the amendment will be adopted if approved by the affirmative vote of the majority of the outstanding shares entitled to vote thereon.

AMENDMENT OF BYLAWS

Simmons bylaws provide that they may be amended, altered, or repealed, at any meeting of the board of directors, by a majority vote.

Section 4-27-1020 of the ABCA provides that a corporation’s board of directors may amend or repeal the corporation’s bylaws unless otherwise stated in the corporation’s articles of incorporation or the amendment deals with a particular provision that is reserved for shareholders’ approval. A corporation’s shareholders may amend or repeal the corporation’s bylaws even though the bylaws may also be amended by the board of directors.

Under Section 351.290.1 R.S.Mo., the power to make, alter, amend or repeal the bylaws of a Corporation is vested in the shareholders. The board of directors may adopt emergency bylaws which are operative during certain emergencies described in Section 351.290.2 R.S.Mo..

CONTROL SHARE ACQUISITION

No “control share acquisition,” “business combination moratorium,” “fair price” or other form of anti-takeover statute or regulation is applicable to Simmons under Arkansas law.	No “control share acquisition,” “business combination moratorium,” “fair price” or other form of anti-takeover statute or regulation is applicable to Ozark Trust under the GBCM.

BUSINESS COMBINATION INVOLVING INTERESTED SHAREHOLDERS

Simmons’ articles of incorporation provide that an interested shareholder (person who owns more than 10% of Simmons common stock) may only acquire additional voting shares through	Section 351.459 defines “business combination” as: (i) a merger or consolidation, which is, or after such merger or consolidation would be, an affiliate or

69

SIMMONS	OZARK TRUST
a cash tender offer at a price not less than the highest closing price of Simmons common stock during the most recent 24 months, unless such stockholder is exempt from this restriction by the board of directors prior to becoming an interested stockholder, or the additional voting shares are acquired through a business combination.

associate of an interested shareholder; (ii) sale or other disposition of 10% or more of Ozark Trust’s assets to an interested shareholder; (iii) the issuance or transfer of stock to an interested shareholder with a market value of five percent or more of all outstanding shares; (iv) the adoption of a plan for liquidation or dissolution proposed by or pursuant to an agreement with an interested shareholder; (v) a reclassification of securities proposed or pursuant to an agreement with an interested shareholder; or (vi) receipt by an interested shareholder of benefits such as any loans or other financial assistance or any tax credits or advantages, except proportionately as a shareholder. An “interested shareholder” is a beneficial owner of 20% or more of the outstanding shares of Ozark Trust common stock.

Section 351.459.2 R.S.Mo. provides that a corporation may not engage in any business combination with any interested shareholder for a period of five years following such shareholder becoming an interested shareholder unless such business combination was approved by the board of directors on or prior to the date of the shareholder becoming an interested shareholder. If a good faith proposal is made in writing to the board of directors regarding a business combination, the board of directors must accept or revoke the approval in writing. If the board of directors does not accept the offer within 60 days, they will be deemed to have rejected the business combination.

Under Section 351.459.3(1) R.S.Mo., an interested shareholder of Ozark Trust may engage in a business combination with Ozark Trust if the business combination is approved by the board of directors prior to the shareholder becoming an interested shareholder. An interested shareholder may also engage in a business combination with Ozark Trust if such business combination was approved by the affirmative vote of a majority of the shareholders of Ozark Trust at a meeting called for such purpose no earlier than five years after the person became an interested shareholder.

An interested shareholder of Ozark Trust may engage in a business combination with Ozark Trust without regard to the date it became an interested shareholder provided that it meets certain conditions to pertaining (i) the cash consideration to be paid to shareholders, (ii) the amount of cash consideration to be paid to shareholders compared to what the interested shareholder paid to acquire his stock, (iii) the obligation of the interested shareholder to buy-out all of the beneficial owners of Ozark Trust’s stock for cash, and (iv) after becoming an interested shareholder and prior to the consummation of the business combination, the interested shareholder had not become the beneficial owner of any additional shares of Ozark Trust.

70

SIMMONS	OZARK TRUST

SHAREHOLDER RIGHT TO MAKE PROPOSALS AND TO NOMINATE DIRECTORS

The board of directors has delegated to Simmons’ NCCGC the responsibility of identifying and evaluating proposed nominees to the Simmons board of directors.

The NCCGC must consider director nominees from shareholders. A shareholder must provide notice of its intention to nominate a director in sufficient time for the consideration and action by the NCCGC. Notice of a shareholder’s intention to nominate a director must include specific information about the nominee.

Holders of Simmons Series A preferred stock will have the right to appoint two directors if dividends are not paid in six dividend periods. See “—Description of Capital Stock.”

Under the ABCA, shareholders have the right to submit proposals to the board of directors and to submit nominations for directors.

Neither Ozark Trust’s bylaws nor articles address whether shareholders have the right to make proposals and to nominate directors.

Under the GBCM, shareholders have the right to submit proposals to the board of directors and to submit nominations for directors.

SHAREHOLDER ABILITY TO ACT BY WRITTEN CONSENT

Neither Simmons’ articles nor bylaws addresses whether shareholders have the ability to act by written consent.

Generally, under 4-27-704 of the ABCA, any action required to be taken at a shareholder meeting may be taken without a meeting if one or more consents, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize to take such action at a meeting at which all shares entitled to vote are present and voted.

Under Section 351.273 R.S.Mo. and the Ozark Trust bylaws, any action required to be taken at a shareholder meeting may be taken without a meeting if consents in writing, setting forth the action so taken, is signed by all the shareholders entitled to vote with respect to the subject matter thereof. Such consents have the same force and effect as a unanimous vote of the shareholders at a meeting duly held.

AMENDMENT TO OZARK TRUST & INVESTMENT

CORPORATION BUY-SELL AGREEMENT

Generally

The shares of common stock Ozark Trust are subject to the terms of the Ozark Trust & Investment Corporation Buy-Sell Agreement, or Buy-Sell Agreement, which restricts the transfer of such shares. A copy of the Buy-Sell Agreement is attached as Annex D hereto. Generally, an Ozark Trust shareholder wishing to sell shares of common stock of Ozark Trust must comply with the terms of the Buy-Sell Agreement by granting rights of first refusal to purchase the Ozark Trust shares to be sold to Ozark Trust and the remaining shareholders. The Buy-Sell Agreement also grants Ozark Trust an option to buy the shares of Shareholder at a price set by Ozark Trust’s certified public accountant, in the event that : (i) the shareholder is an employee of Ozark Trust and ceases to be so employed, (ii) the shareholder becomes disabled and remains disabled for a period of six (6) consecutive months so as to be unable to adequately perform the shareholders duties to Ozark Trust or (iii) the shareholder is subject to a voluntary or involuntary bankruptcy, reorganization, insolvency or receivership proceeding. The foregoing is a summary of the general provisions and terms of the Buy-Sell Agreement. For more details on the Buy-Sell Agreement you should carefully read the Buy-Sell Agreement in Annex D.

Application of Buy-Sell Agreement Restrictions to Merger.

The proposed merger of Ozark Trust into Simmons is a corporate transaction which would involve the transfer of shares of common stock of Ozark Trust to Simmons in exchange for shares of common stock of Simmons or cash. The Buy-Sell Agreement purports to address the consequences of Ozark Trust engaging in a merger in two separate seemingly conflicting provisions. Sub-paragraph 9 g. of the Buy-Sell Agreement reads as follows:

g.        Reorganization. In the event of a merger, consolidation, recapitalization or other reorganization in which the shares of the company are exchanged for or converted into different shares (whether of the Company or any other company), the shares received in such exchange or conversion shall stand in the place and stead of the shares theretofore owned by the Stockholder, shall be subject to all terms and provisions of this Agreement, and shall have placed thereon a legend as set forth in paragraph 8 hereof.

71

In spite of the terms contained in Sub-paragraph 9 g. which seem to require the continuation of the restriction in the Buy-Sell Agreement after a merger involving Ozark Trust, Subparagraph 9 h. iv. seems to provide for the termination of the Buy-Sell Agreement in the event of a merger in which Ozark Trust is not the surviving company. Subparagraph 9 h. reads as follows:

h.         Termination. This Agreement shall terminate and the certificates representing the shares of Stock subject to the Agreement shall be released from the terms of this Agreement, only on the occurrence of any of the following events:

i.      execution of a written agreement of termination by all parties hereto; or

ii.     the purchase of the Stock of a party to this Agreement so as to leave only one Stockholder, party to Agreement, still owning Stock in the Company; but such purchase will still subject the parties hereto or the state of a deceased Stockholder to fulfilling the obligation of this Agreement; or

iii.     the bankruptcy, reorganization or dissolution of the Company; or

iv.     upon the effectiveness of a merger, consolidation or other acquisition of substantially all of the Company’s assets of Company is not the surviving corporation, except that a merger or consolidation with a subsidiary which affects a change in the form or domicile of the Company without changing, the respective shareholdings of the Stockholders shall not terminate this Agreement even if the Company is not the surviving corporation.

The management of Ozark Trust has consulted with its current counsel and with the counsel that drafted the Buy-Sell Agreement as well as reviewed its files and records concerning the Buy-Sell Agreement. Management has determined that an error was made in the drafting of these provisions. To the best of management’s recollections, the intent of the subparagraph 9 g. was to be limited to mergers, consolidations recapitalization or other reorganizations in which Ozark Trust was the surviving corporation. While the intent of 9 h. iv. was to terminate the Buy-Sell Agreement in the case of a merger, consolidation or other acquisition of substantially all of the Company’s assets if the Company was not the surviving corporation.

The Buy-Sell Agreement provides in sub-paragraph 9 c. that the Agreement may be amended by the holders of seventy-five percent (75%) or more of the issued and outstanding capital stock of Ozark Trust. Accordingly, Ozark Trust is requesting that its shareholders approve the amendments to the Buy-Sell Agreement set forth below to clarify the application of the Buy Sell Agreement to a merger in which Ozark Trust is not the surviving corporation. The amendments to the Buy-Sell Agreement are conditioned upon the Ozark Trust shareholders approving the merger with Simmons. If the merger with Simmons is not approved then the amendment to the Buy-Sell Agreement shall not go into effect regardless of the number of shares voting for such amendments.

The following amendments to the Buy-Sell Agreement shall be submitted to the shareholders for their consideration and approval as a single proposition. Sub-paragraph 9 g. and 9 h. of the Buy-Sell Agreement shall be amended to read as follows:

g.	Reorganization. In the event of a merger, consolidation, recapitalization or other reorganization in which shares of another company or entity are exchanged for or converted into shares of the Company, the shares of the Company received in such exchange or conversion shall be subject to all terms and provisions of this Agreement, and shall have placed thereupon a legend as set forth in Paragraph 8 hereof.

h.	Termination. This Agreement shall terminate and the certificates representing the shares of Stock subject to the Agreement shall be released from the terms of this Agreement, only on the occurrence of any of the following events:

i.	execution of a written agreement of termination by all parties hereto; or

ii.	the purchase of the Stock of a party to this Agreement so as to leave only one Stockholder, party to Agreement, still owning Stock in the Company; but such purchase will still subject the parties hereto or the state of a deceased Stockholder to fulfilling the obligation of this Agreement; or

72

iii.	the bankruptcy, reorganization or dissolution of the Company; or

iv.	notwithstanding the provisions on sub-paragraph 9 g. above, upon the effectiveness of a merger, consolidation or other acquisition of substantially all of the Company’s assets if Company is not the surviving corporation, except that a merger or consolidation with a subsidiary which affects a change in the form or domicile of the Company without changing, the respective shareholdings of the Stockholders shall not terminate this Agreement even if the Company is not the surviving corporation.

The Board of Directors of Ozark Trust has unanimously approved the amendment to the Buy-Sell Agreement and recommends that you vote FOR the Amendment. The adoption of the Amendment to the Buy-Sell Agreement requires that at least seventy-five percent (75%) of the outstanding shares of common stock of Ozark Trust vote in FOR of the Amendment.

LEGAL MATTERS

Quattlebaum, Grooms & Tull PLLC, Little Rock, Arkansas, counsel to Simmons, will pass upon certain legal matters concerning the merger and the validity of the shares of Simmons common stock to be issued in the merger. Certain U.S. federal income tax consequences relating to the merger will be passed upon by Quattlebaum, Grooms & Tull, PLLC.

EXPERTS

The audited annual consolidated financial statements of Simmons First National Corporation appearing in our Annual Report on Form 10-K for the year ended December 31, 2014 and the effectiveness of our internal control over financial reporting as of such date have been audited by BKD, LLP, our independent registered public accounting firm, as set forth in its reports included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in auditing and accounting.

With respect to the unaudited interim consolidated financial information of Simmons First National Corporation appearing in our Quarterly Reports on Form 10-Q for the periods ended March 31, 2015 and June 30, 2015 that are incorporated herein by reference, our independent registered public accounting firm has applied limited procedures in accordance with professional standards for a review of such information. However, as stated in its separate report included therein, it did not audit and it does not express an opinion on that interim financial information. Because of the limited nature of the review procedures applied, the degree of reliance on its reports on such information should be restricted. Pursuant to Rule 436(c) under the Securities Act, this report on our unaudited interim consolidated financial information should not be considered a part of the registration statement prepared or certified by our independent registered public accounting firm within the meaning of Sections 7 and 11 of the Securities Act.

The consolidated financial statements as of and for the year ended December 31, 2014 of Community First are incorporated in this proxy statement/prospectus by reference to our Current Reports on Form 8-K that were filed with the SEC on July 30, 2015. Such historical financial statements of Community First have been audited by BKD, LLP, independent auditors, as stated in its report dated April 29, 2015 and incorporated by reference herein.

The consolidated financial statements as of and for the two years ended December 31, 2013 of Community First are incorporated in this proxy statement/prospectus by reference to our Current Reports on Form 8-K that were filed with the SEC on July 30, 2015. Such historical financial statements of Community First have been audited by Crowe Horwath LLP, independent auditors, as stated in its report dated March 6, 2014 and incorporated by reference herein.

The consolidated financial statements as of and for the three years ended December 31, 2014 of Liberty are incorporated in this proxy statement/prospectus by reference to our Current Reports on Form 8-K that was filed with the SEC on July 30, 2015. Such historical financial statements of Liberty have been audited by BKD, LLP, an independent registered public accounting firm, as stated in its report dated March 24, 2015 and incorporated by reference herein.

73

WHERE YOU CAN FIND MORE INFORMATION

Simmons has filed with the SEC a registration statement under the Securities Act of 1933, as amended, that registers the issuance of the shares of Simmons common stock to be issued in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Simmons in addition to being a proxy statement for Ozark Trust shareholders. The registration statement, including this proxy statement/prospectus and the attached exhibits and schedules, contains additional relevant information about Simmons and Simmons common stock.

Simmons also files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, such as Simmons, who file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by Simmons with the SEC are also available at Simmons’ website at www.simmonsfirst.com or by contacting Simmons’ Investor Relations department at Simmons First National Corporation, 501 Main Street, P.O. Box 7009, Pine Bluff, Arkansas 71611, (870) 541-1244. The web addresses of the SEC and Simmons are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.

The SEC allows Simmons to incorporate by reference information in this proxy statement/prospectus. This means that Simmons can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Simmons previously filed with the SEC. They contain important information about the companies and their financial condition.

Simmons SEC Filings (SEC File No. 000-06253)	Period or Date Filed

Annual Report on Form 10-K or 10-K/A	Year ended December 31, 2014, filed with SEC on March 16, 2015 and April 23, 2015

Proxy Statement on Schedule 14A	Filed on May 15, 2015

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2015, filed with the SEC on May 11, 2015; Quarter ended June 30, 2015, filed with the SEC on August 10, 2015

Current Reports on Form 8-K or 8-K/A	Filed on January 22, 2015, February 6, 2015, March 5, 2015, March 6, 2015, March 30, 2015; April 23, 2015, April 28, 2015, April 29, 2015, May 27, 2015, June 17, 2015, June 24, 2015, July 23, 2015 and July 30, 2015

Description of Simmons’ common stock	The description of the Simmons’ common stock is contained in Simmons’ prospectus filed pursuant to Rule 424(b)(3) under the Securities Act on October 8, 2014 set forth under the heading “Description of Capital Stock of Simmons.”

In addition, Simmons also incorporates by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the Ozark Trust special meeting, provided that Simmons is not incorporating by reference any information furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, Simmons has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Simmons.

74

Documents incorporated by reference are available from Simmons without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus or other relevant corporate documents referenced in this proxy statement/prospectus by requesting them in writing or by telephone from Simmons at the following address and phone number:

Simmons First National Corporation

501 Main Street

P.O. Box 7009

Pine Bluff, Arkansas 71611

Attention: J. Burton Hicks

Telephone: (870) 541-1244

Ozark Trust shareholders requesting documents must do so by [*], 2015 to receive them before its special meeting. You will not be charged for any of these documents that you request. If you request any incorporated documents from Simmons, Simmons will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

Neither Simmons nor Ozark Trust has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

75

ANNEX A

OZARK TRUST AGREEMENT AND PLAN OF MERGER

(This page is intentionally blank.)

AGREEMENT AND

PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made as of the 28th day of April, 2015, by and between Simmons First National Corporation, an Arkansas corporation ("SFNC"), and Ozark Trust and Investment Corporation, a Missouri corporation ("OTIC").

ARTICLE I

RECITALS

Section 1.01  SFNC. SFNC has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Arkansas, with its principal executive offices located in Pine Bluff, Arkansas. SFNC is registered as a financial holding company with the Board of Governors of the Federal Reserve System ("FRB") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). As of the date hereof, SFNC has 60,000,000 authorized shares of Class A common stock, par value $0.01 per share ("SFNC Stock"), of which 29,834,201 were outstanding as of April 14, 2015, and 40,040,000 authorized shares of preferred stock, par value $0.01, of which 30,852 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series A were are outstanding, as of April 14, 2015. SFNC Stock trades on the NASDAQ Global Select Market under the symbol “SFNC.”

Section 1.02 OTIC. OTIC has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Missouri, with its principal executive offices located in Springfield, Missouri. As of the date hereof, OTIC has 30,000 authorized shares of common stock, par value $50.00 per share, divided into two classes, 5,500 shares of Class A Common Stock ("OTIC Class A Stock”), of which 4,500 shares were outstanding as of April 14, 2015 and 24,500 shares of Class B Common Stock (“OTIC Class B Stock”) of which 20,777 shares were outstanding as of April 14, 2015, excluding 3,216 shares of OTIC Class B Stock granted as restricted stock under the OTIC Stock Grant Plan discussed below. (OTIC Class A Stock and the OTIC Class B Stock may be referred to collectively as “OTIC Stock”). The number of shares of OTIC Class A Stock and OTIC Class B Stock outstanding shall be certified by OTIC at the Effective Date and such certified number of shares outstanding shall be used for all purposes of this Agreement and the transactions contemplated hereunder.

Section 1.03 OTIC Subsidiary. Trust Company of the Ozarks ("TCO") has been duly incorporated and is a validly existing non-deposit trust company in good standing under the laws of the State of Missouri, with its principal executive offices located in Springfield, Missouri. As of the date hereof, TCO has 20,503 authorized shares of common stock, par value $50.00 per share, divided into two classes, 5,500 shares of Class A Common Stock, of which 5,500 shares were outstanding as of April 14, 2015 and 15,003 shares of Class B Common Stock of which 13,621 shares were outstanding as of April 14, 2015, no other class of capital stock being authorized. All of the outstanding shares of stock of TCO are owned by OTIC.

Section 1.04 Compensatory Stock Programs.

(a) SFNC has reserved 706,803 shares of SFNC Stock ("SFNC Comp. Shares") for issuance pursuant to the terms of the stock option and restricted stock grants under the executive and director stock plans of SFNC ("SFNC Stock Comp. Plans"), and anticipates requesting its shareholders to approve an additional incentive plan at its 2015 annual shareholders’ meeting which would reserve an additional 1,000,000 shares. Options for 286,245 shares have been granted to various executive officers of SFNC and its subsidiaries and are currently outstanding.

A-1

(b)  OTIC has reserved 5,468 shares of OTIC Class B Stock for issuance pursuant to the Stock Grant Plan of Ozark Trust & Investment Corporation, dated December 1, 2011 ("OTIC Stock Grant Plan"). As of April 14, 2015, (i) restricted stock grants for 5,468 shares of OTIC Class B Stock have been granted under the OTIC Stock Grant Plan, and (ii) of the 3,216 are currently outstanding and fully vested ("OTIC Stock Grants"). There are no equity awards outstanding other than the OTIC Stock Grants. No additional equity awards will be granted under the OTIC Stock Grant Plan. All OTIC Stock Grants will be exercised prior to closing.

Section 1.05 Rights; Voting Debt. Except for (i) the SFNC Stock Comp. Plans, (ii) the OTIC Stock Grant Plan, and (iii) the transactions contemplated under this Agreement, neither SFNC nor OTIC has any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock (collectively, "Rights"). Neither OTIC nor SFNC nor any of their respective subsidiaries have any bonds, debentures, notes or other indebtedness issued and outstanding, having the right to vote, or convertible into securities having the right to vote, on any matters on which shareholders may vote ("Voting Debt").

Section 1.06 Materiality. Unless the context otherwise requires, any reference in this Agreement to materiality with respect to either party shall, as to OTIC, be deemed to be with respect to OTIC and its subsidiaries taken as a whole, and as to SFNC shall be deemed to be with respect to SFNC and its subsidiaries, taken as a whole.

Section 1.07 Merger. The Board of Directors of SFNC and the Board of Directors of OTIC have each determined that it is desirable and in the best interests of the corporations and their respective shareholders that OTIC merge with and into SFNC ("Merger") on the terms and subject to the conditions set forth in this Agreement.

In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, SFNC and OTIC adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE II

MERGER

Section 2.01 Merger. On the Effective Date, as defined in Section 8.01, OTIC will merge with and into SFNC, with SFNC being the surviving corporation ("Surviving Corporation"), pursuant to the provisions of, and with the effects provided in, the Arkansas Business Corporation Act. At the Effective Time, the articles of incorporation and bylaws of SFNC, as the Surviving Corporation, shall be the articles of incorporation and bylaws of SFNC as in effect immediately prior to the Effective Time; the directors and officers of SFNC shall be the directors and officers of the Surviving Corporation; SFNC shall continue to possess all of the rights, privileges and franchises possessed by it and shall become vested with and possess all rights, privileges and franchises possessed by OTIC; and SFNC shall be responsible for all of the liabilities and obligations of OTIC in the same manner as if SFNC had itself incurred such liabilities or obligations, and the Merger shall not affect or impair the rights of the creditors or of any persons dealing with SFNC or OTIC.

A-2

Section 2.02 Conversion of OTIC Stock.

(a)      Definitions.

(i) "Exchange Ratio" shall mean 16.7205 shares of SFNC Stock for each outstanding share of OTIC Stock, subject to adjustment as provided in Section 2.03.

(ii) “Merger Consideration” shall mean the number of whole shares of SFNC Stock, if any, which such holder has the right to receive in respect of the shares of OTIC Stock so held in accordance with Sections 2.02 and 2.03, plus, cash, if any, in an amount which such holder has the right to receive in respect of the shares of OTIC Stock in accordance with Sections 2.02 and 2.03, plus cash in lieu of fractional shares of SFNC Stock, if any, to which such holder is entitled pursuant to Section 2.02, plus any dividends or other distributions to which such holder is entitled pursuant to Section 2.04(c).

(iii) "Average Closing Price" of SFNC Stock shall be the average of the closing price per share of SFNC Stock on the NASDAQ Global Select Market (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by SFNC) for the twenty (20) consecutive trading days ending on and including the tenth (10th) trading day preceding the Effective Date.

(iv) "Minimum Merger Consideration" shall be the sum of (A) the product of (x) $33.58 multiplied by (y) the number of shares of SFNC Stock to be issued in exchange for OTIC Stock in the Merger, plus (B) the product of $701.9268 multiplied by the number of shares of OTIC Stock held by banks and bank holding companies at the Effective Time.

(b)    (i) Subject to the other provisions of this Section 2.02 and Section 2.03, upon consummation of the Merger at the Effective Time, by virtue of the Merger each share of OTIC Stock issued and outstanding immediately prior to the Effective Time held by a bank or a bank holding company, including but not limited to those entities listed on schedule 2.02(b) (excluding any Dissenting Shares, as defined in Section 2.06) shall be converted into the right to receive in cash the sum of $701.9268 per share of OTIC Stock held.

(ii) Subject to the other provisions of this Section 2.02 and Section 2.03, upon consummation of the Merger at the Effective Time, by virtue of the Merger each share of OTIC Stock issued and outstanding immediately prior to the Effective Time held by any shareholder other a than a bank or a bank holding company (excluding any Dissenting Shares, as defined in Section 2.06) shall be converted into the right to receive that number of shares of SFNC Stock as shall equal the Exchange Ratio.

(iii) All shares of OTIC Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate, as defined in Section 2.04, previously evidencing any such shares shall thereafter represent the right to receive the Merger Consideration. The holders of Certificates previously evidencing shares of OTIC Stock, outstanding immediately prior to the Effective Time, shall cease to have any rights with respect to such shares of OTIC Stock except as otherwise provided herein or by law. Such Certificates previously evidencing shares of OTIC Stock, if held by a bank or bank holding company, shall be exchanged for the payment of cash and such Certificates previously evidencing shares of OTIC Stock, if held by other shareholders, shall be exchanged for (i) certificates evidencing whole shares of SFNC Stock issued in consideration therefor (ii) cash in lieu of fractional shares as set forth below and (iii) any cash payable pursuant to Section 2.03(c), upon the surrender of such Certificates in accordance with the provisions of Section 2.04, without interest. No fractional shares of SFNC Stock shall be issued, and, in lieu thereof, each holder of OTIC Stock upon surrender of a Certificate for exchange hereunder shall be paid an amount in cash, without interest, rounded to the nearest cent, determined by multiplying (a) the Average Closing Price by (b) the fractional interest in SFNC Stock to which such holder would otherwise be entitled.

A-3

(c) Each share of OTIC Stock held in the treasury of OTIC and each share of OTIC Stock owned by any direct or indirect wholly owned subsidiary of OTIC immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

Section 2.03. Adjustment to Computation of Merger Consideration.

(a) The aggregate number of shares of SFNC Stock to be exchanged for each share of OTIC Stock shall be adjusted appropriately to reflect any change in the number of shares of SFNC Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to SFNC Stock, received or to be received by holders of SFNC Stock, when the record date or payment occurs prior to the Effective Time. No adjustment of the Exchange Ratio shall occur by reason of issuance of (i) any SFNC Comp. Shares under the SFNC Stock Comp. Plans, (ii) the issuance of any SFNC stock in any other merger or other acquisition transaction or (iii) the issuance of any SFNC Stock for cash in a public or private stock offering.

(b)      (i) The aggregate number of shares of SFNC Stock to be exchanged for each share of OTIC Stock shall be adjusted appropriately to reflect any change in the number of shares of OTIC Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to OTIC Stock, received or to be received by holders of OTIC Stock, when the record date or payment occurs prior to the Effective Time. The Exchange Ratio set forth in Section 2.02 (a) above is based upon 28,493 shares of OTIC Stock outstanding, consisting of 8,200 shares of OTIC Stock held by banks or bank holding companies and 20,293 shares held by other persons, all as of the Effective Time. If the number of outstanding shares of OTIC Stock, the number of shares of OTIC Stock held by banks or bank holding companies, or the number of shares of stock held by others outstanding and in effect, as of the Effective Time, differs from the foregoing, then the Exchange Ratio shall mean the number (computed to four decimal places) that shall equal the quotient of (A) $20,000,000 less the product of (i) the number of shares held by banks or bank holdings companies multiplied by (ii) $701.9268 divided by (B) $41.98 and further divided by (C) the number of shares of OTIC stock held by persons other than banks and bank holding companies outstanding and in effect, as of the Effective Time.

(c) In the event (i) the Average Closing Price of SFNC Stock shall be less than $33.58; and (ii) the difference between:

the percentage change of (A) $40.044 (the average of the closing price of the PowerShares KBW Regional Banking Portfolio ("KBWR") for the twenty (20) consecutive trading days ending on and including March 3, 2015 and (B) the average of the closing price of the KBWR (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by SFNC) for the twenty (20) consecutive trading days ending on and including the tenth (10th) trading day preceding the Effective Date,

and

A-4

the percentage change of (Y) $39.012 (the average of the closing price of SFNC Stock for the twenty (20) consecutive trading days ending on and including March 3, 2015) and (Z) the Average Closing Price is greater than twenty percent (20%),

then OTIC may give notice of its intent to terminate this Agreement as provided in Section 7.01(e) hereof; subject to SFNC’s right, in its sole and absolute discretion, to maintain the Exchange Ratio and opt to pay an amount of cash so that, as a result of such adjustment, the Merger Consideration, based on the Average Closing Price, shall be no less than the Minimum Merger Consideration. If SFNC elects to make the SFNC Walkaway Counter Offer (as defined in Section 7.01(e)), it shall give prompt written notice to OTIC of such election (the "Walkaway Counter Offer Notice"). The Walkaway Counter Offer Notice, if given, shall set forth the amount of the cash to be paid and shall include a calculation of the adjusted Merger Consideration.

(d) Upon the occurrence of any adjustment pursuant to this Section 2.03, any references in this Agreement to any defined term whose calculation is affected by such adjustment shall thereafter be deemed to refer to the defined term as calculated after giving effect to such adjustment.

Section 2.04 Exchange of Certificates.

(a) Promptly after the Effective Time, SFNC shall deposit, or shall cause to be deposited, with Computershare ("Transfer Agent"), for the benefit of the holders of shares of OTIC Stock, for exchange in accordance with this Article II, through the Transfer Agent, (i) certificates evidencing a number of shares of SFNC Stock equal to the sum of the shares of SFNC required to be issued as Merger Consideration to the shareholders of OTIC, (ii) cash in the amount of $5,760,000.00 (“Cash Merger Consideration Fund”) and (iii) cash in the amount of $2,500.00 ("Fractional Share Fund"). In the event the initial sum deposited into the Cash Merger Consideration Fund or the Fractional Share Fund is insufficient to satisfy all payments required to be paid from such fund, then SFNC shall immediately deposit funds to remedy such deficiency.

(b) Promptly after the Effective Time, SFNC will instruct the Transfer Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of OTIC Stock (other than Dissenting Shares) ("Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as SFNC may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of SFNC Stock and any cash payable hereunder. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be reasonably required pursuant to such instructions, the holder of such Certificate, if a bank or bank holding company, shall be entitled to receive in exchange therefor cash in accordance with Section 2.02 and if the holder is other than a bank or bank holding company, the holder shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of SFNC Stock which such holder has the right to receive in respect of the shares of OTIC Stock formerly evidenced by such Certificate in accordance with Section 2.02, (B) cash in lieu of fractional shares of SFNC Stock to which such holder is entitled pursuant to Section 2.02, (C) any cash payable pursuant to Section 2.03(c), and (D) any dividends or other distributions to which such holder is entitled pursuant to Section 2.04(c) and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of OTIC Stock which is not registered in the transfer records of OTIC, a certificate evidencing the proper number of shares of SFNC Stock may be issued and/or cash paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of OTIC Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.04, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.

A-5

(c) No dividends or other distributions declared or made after the Effective Time with respect to SFNC Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SFNC Stock evidenced thereby, and no other part of the Merger Consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate. The holder of an unsurrendered Certificate entitled to receive shares of SFNC Stock shall be entitled to receive the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of SFNC Stock, and, at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of SFNC Stock. No interest shall be paid on the Merger Consideration.

 (d) All shares of SFNC Stock issued and cash paid in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of OTIC Stock.

 (e) Any portion of the Fractional Share Fund which remains undistributed to the holders of OTIC Stock on the date six months following the Effective Time shall be delivered to SFNC, upon demand, and any holders of OTIC Stock who have not theretofore complied with this Article II shall thereafter look directly to SFNC for the Merger Consideration to which they are entitled.

 (f) SFNC shall not be liable to any holder of shares of OTIC Stock for any Merger Consideration, whether shares of SFNC Stock, cash or dividends or distributions with respect to SFNC Stock, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

 (g) SFNC shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of OTIC Stock such amounts as SFNC is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by SFNC, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of OTIC Stock in respect of which such deduction and withholding was made by SFNC.

Section 2.05 Stock Transfer Books. At the Effective Time, the stock transfer books of OTIC shall be closed and there shall be no further registration of transfers of shares of OTIC Stock thereafter on the records of OTIC. On or after the Effective Time, any Certificates for OTIC Stock presented to the Transfer Agent or SFNC for any reason shall be converted into the Merger Consideration.

Section 2.06 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, shares of OTIC Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares (collectively, the "Dissenting Shares") in accordance with Section 351.455 of the Revised Missouri Statutes shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders shall be entitled to receive payment of the fair value of such shares of OTIC Stock held by them in accordance with the provisions of such statute, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to judicial determination of the value of the shares of OTIC Stock under such statute shall have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, as if such shares of OTIC Stock, upon surrender, in the manner provided in Section 2.04, of the Certificate or Certificates that formerly evidenced such shares of OTIC Stock.

A-6

Section 2.07 Lost OTIC Stock Certificates. In the event any Certificate for OTIC Stock shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Certificate by the person claiming such Certificate to be lost, stolen or destroyed and the receipt by SFNC of appropriate and customary indemnification, SFNC will issue in exchange for such lost, stolen or destroyed Certificate, a certificate of shares of SFNC Stock and the cash payment, if any, deliverable in respect thereof as determined in accordance with this Article II.

ARTICLE III

ACTIONS PENDING MERGER

Section 3.01 Required Actions Pending Merger. OTIC hereby covenants and agrees with SFNC that prior to the Effective Time, unless the prior written consent of SFNC shall have been obtained, and except as otherwise contemplated herein, OTIC will and will cause each of its subsidiaries to:

(a) upon the direction of SFNC, give all required notices, make all necessary amendments and cause its Board of Directors to adopt resolutions: (i) to the extent permissible under applicable law, amending the contribution formula and benefit provisions of the Trust Company of the Ozarks 401(k) Plan to be comparable to the SFNC 401(k) Plan to be effective at the Effective Time and (ii) terminating the Trust Company of the Ozarks 401(k) Plan to be effective on December 31, 2015, to pay any and all termination, early withdrawal penalties or similar fees with respect to the termination of the plan;

(b) use commercially reasonable efforts to preserve intact their business organization and assets, maintain their rights and franchises, retain the services of their officers and key employees, except that they shall have the right to lawfully terminate the employment of any officer or key employee if such termination is in accordance with OTIC’s existing employment procedures;

(c) use commercially reasonable efforts to maintain and keep their properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear;

(d) use commercially reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained;

(e) perform in all material respects all obligations required to be performed by them under all material contracts, leases, and documents relating to or affecting their assets, properties, and business; and

A-7

(f) give SFNC notice of all meetings of the board of directors of OTIC and each of its subsidiaries, allow SFNC to have a non-voting representative at each such meeting in person or telephonically, provided, however, such representative shall be subject to exclusion from any portion of any such meeting during any discussion or action concerning the Merger or to the extent that OTIC’s legal counsel advises the OTIC directors that permitting SFNC’s presence would constitute a breach of their fiduciary, regulatory or legal duties or requirements, and provide SFNC with all written materials and communications provided to the directors in connection with such meetings; provided, however, such written materials and communications shall be subject to redaction to the extent that OTIC’s legal counsel advises the OTIC directors that permitting SFNC’s access to such materials and communications would constitute a breach of their fiduciary, regulatory or legal duties or requirements.

Section 3.02 Prohibited Actions Pending Merger. Except as specifically contemplated by this Agreement, or as disclosed in OTIC's Disclosure Letter (as hereafter defined), from the date hereof until the earlier of the termination of the Agreement or the Effective Time, OTIC shall not do, and OTIC will cause each of its subsidiaries not to do, without the prior written consent of SFNC, any of the following:

(a)      (i) make, declare or pay any dividend on OTIC Stock, other than dividends consistent with historic practices or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any share of its capital stock (other than in a fiduciary capacity) or authorize the creation or issuance of or issue or sell or permit any subsidiary to issue or sell any additional shares of OTIC Stock (other than shares of OTIC stock issued upon exercise of options or warrants previously granted under the OTIC Stock Grant Plan) or the capital stock of any subsidiary, or any options, warrants, calls or commitments relating to its capital stock or the capital stock of any subsidiary, or any securities, obligations or agreements convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, shares of its capital stock or the capital stock of any of its subsidiaries;

(b) hire any additional staff, except for (i) personnel hired at an hourly rate to fill vacancies, (ii) salaried non-executive officers positions that are replacements, or (iii) for seasonal part time staff, in accordance with past practices;

(c) enter into or permit any subsidiary to enter into any employment contracts with, pay any bonus to, or increase the rate of compensation of, any of its directors, officers or employees, except in the ordinary course of business consistent with the past practice or existing plans and agreements;

(d) except as directed by SFNC consistent with the terms of this Agreement, enter into or modify or permit any subsidiary to enter into or modify (except as may be required by applicable law and except for the renewal of any existing plan or arrangement in the ordinary course of business consistent with past practice) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

(e) except as contemplated by Section 5.01(l), substantially modify the manner in which it and its subsidiaries have heretofore conducted their business, taken as a whole, or amend its charter or by-laws;

A-8

(f) except in the ordinary course of business, acquire any assets or business or take any other action, that considered as a whole is material to OTIC on a consolidated basis, other than as set forth in section 3.02(f) of OTIC's Disclosure Letter;

(g) except in their fiduciary capacities, purchase any shares of SFNC Stock;

(h) except as contemplated by Section 5.01(l), change any method of accounting in effect at December 31, 2014, or change any method of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 2014, except as may be required by law or generally accepted accounting principles;

(i) knowingly take any action which would or is reasonably likely to (i) adversely affect the ability of either of SFNC or OTIC to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect OTIC’s ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth herein not being satisfied;

(j) sell or dispose of any fixed assets of OTIC or its subsidiaries having a book value in excess of $25,000;

(k) terminate any lease on fixed assets currently in use by OTIC or its subsidiaries or which would cause OTIC or its subsidiaries to incur costs, expenses or charges related to the termination in excess of $25,000; or

(l) directly or indirectly agree to take any of the foregoing actions.

Section 3.03 Conduct of OTIC to Date. Except as contemplated by this Agreement or as disclosed in OTIC’s Disclosure Letter (as hereafter defined) delivered to SFNC contemporaneously with the execution and delivery of this Agreement, from and after December 31, 2014 through the date of this Agreement:

(a) OTIC and TCO have carried on their respective businesses in the ordinary and usual course consistent with past practices,

(b) neither OTIC nor TCO has issued or sold any capital stock (other than stock issued under the OTIC Stock Grant Plan) or issued or sold any corporate debt securities which would be classified as long term debt on the balance sheet of OTIC or TCO,

(c) OTIC has not declared, set aside, or paid any cash or stock dividend or distribution in respect of its capital stock,

(d) neither OTIC nor TCO has incurred any material obligation or liability (absolute or contingent) or mortgaged, pledged, or subjected to lien, claim, security interest, charge, encumbrance or restriction any of its assets or properties, except for obligations or liabilities incurred in the ordinary course of business, or in conjunction with this Agreement,

(e) neither OTIC nor TCO has discharged or satisfied any material lien, mortgage, pledge, claim, security interest, charges, encumbrance, or restriction or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business,

A-9

(f) neither OTIC nor TCO has sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business,

(g) neither OTIC nor TCO increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases, in accordance with existing policy; entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract; adopted, entered into, terminated, amended or modified any employee benefit plan in respect of any of present or former directors, officers or other employees; or agreed to do any of the foregoing,

(h) neither OTIC nor TCO has suffered any material damage, destruction, or loss, whether as the result of flood, fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any government or any agency of any government, windstorm, embargo, riot, act of God, or other casualty or event or otherwise, whether or not covered by insurance,

(i) neither OTIC nor TCO has entered into any transaction, contract, or commitment outside the ordinary course of its business,

(j) neither OTIC nor TCO has entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its material assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights,

(k) there has not been any change in the method of accounting or accounting practices of OTIC or any of its subsidiaries, and

(l) OTIC and TCO have kept all records substantially in accordance with its record retention policy and has not received any comment, notice or criticism by any regulatory agency which would lead a reasonable person to believe that such policy is not substantially in compliance with regulatory and statutory requirements and customary industry standards and have retained such records for the periods required by its policy.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties. Except as disclosed by OTIC or SFNC, as appropriate in their respective Disclosure Letters ("Disclosure Letter") to be delivered to each other contemporaneously with the execution and delivery of this Agreement, SFNC, for itself and its subsidiaries, to the extent applicable to such subsidiaries, represent and warrant to OTIC, and, OTIC, for itself and TCO, to the extent applicable to TCO, represent and warrant to SFNC, that:

(a) The facts set forth in Article I of this Agreement with respect to it are true and correct.

(b) All of the outstanding shares of capital stock of it and its subsidiaries are duly authorized, validly issued and outstanding, fully paid and non-assessable, and are subject to no preemptive rights.

(c) Each of it and its subsidiaries has the power and authority, and is duly qualified in all jurisdictions, except for such qualifications the absence of which will not have a Material Adverse Effect (as hereinafter defined) where such qualification is required, to carry on its business as it is now being conducted and to own all its material properties and assets, and it has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect.

A-10

(d) The shares of capital stock of each of its subsidiaries are owned by it free and clear of all liens, claims, encumbrances and restrictions on transfer and there are no Rights with respect to such capital stock, except as shown on Section 4.01(d) of its Disclosure Letter.

(e) The Boards of Directors of SFNC and OTIC have, by all appropriate action, approved this Agreement and the Merger. Subject to the receipt of approval of the OTIC shareholders, and subject to receipt of any required regulatory approvals, this Agreement is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(f) The execution, delivery and performance of this Agreement by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its subsidiaries or to which it or its subsidiaries (or any of their respective properties) is subject, which breach, violation or default is reasonably likely to have a material adverse effect on the condition, financial or otherwise, properties, results of operations or business of it and its subsidiaries, taken as a whole or on its ability to perform its obligations hereunder and to consummate the transactions contemplated hereby ("Material Adverse Effect"), or (ii) a breach or violation of, or a default under, the articles of incorporation, charter or by-laws of it or any of its subsidiaries. The consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities referred to in Section 6.01(b) and (c) and the approval of the shareholders of OTIC referred to in Section 4.01(e) and any consents and approvals the absence of which will not have a Material Adverse Effect.

(g) In the case of SFNC:

     (i) As of their respective dates, neither its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, nor any other document filed subsequent to December 31, 2014 under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or the Securities Act of 1933, as amended ("Securities Act"), each in the form, including exhibits, filed with the SEC, and the Statements of Condition filed on behalf of its subsidiaries with the state and federal banking agencies during 2012, 2013, 2014 and 2015, (collectively, the "SFNC Reports"), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. SFNC has filed with the SEC all reports and other documents required to be filed by it under the Exchange Act and each such report and other document complied at the time filed in all material respects with the applicable requirements of the Exchange Act and the regulations promulgated thereunder.

     (ii) Each of the financial statements in or incorporated by reference into the SFNC Reports, including the related notes and schedules, fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flow and changes in financial position or equivalent statements in or incorporated by reference into the SFNC Reports, including any related notes and schedules, fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein, subject, in the case of unaudited interim statements or reports to normal year-end audit adjustments that are not material in amount or effect, in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein.

A-11

     (iii) It has no material obligations or liabilities, contingent or otherwise, except as disclosed in the SFNC Reports, and its consolidated allowance for loan and lease losses, as shown on its most recent balance sheet or statement of condition contained in the SFNC Reports was adequate, as of the date thereof, within the meaning of generally accepted accounting principles and safe and sound banking practices to absorb reasonably expected losses in the loan portfolio of its subsidiaries.

(h) In the case of OTIC:

     (i) Its audited financial statements for the fiscal year ended December 31, 2014 ("OTIC Audited Financial Statements"), including the related notes and schedules, fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings or equivalent statements in the OTIC Audited Financial Statements, including any related notes and schedules, fairly present the results of operations and retained earnings, as the case may be, of the entity or entities to which it relates for the periods set forth therein in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

     (ii) The Trust Company Consolidated Reports of Condition and Income filed with the State of Missouri Division of Finance during 2012, 2013, 2014 and 2015 (the "OTIC Statements" and together with the OTIC Audited Financial Statements, the "OTIC Reports," and the OTIC Reports together with the SFNC Reports, the "Reports") were prepared in material compliance with the instructions therefor and are not known by OTIC management to contain any material errors or misstatements.

     (iii) The unaudited monthly financial reports of OTIC and its subsidiaries prepared subsequent to December 31, 2014 fairly present the results of operations and the financial conditions of the entity or entities to which it relates, except that the financial reports do not contain any and all footnotes required by generally accepted accounting principles and are subject to normal year-end adjustments that are not material in amount or effect.

     (iv) It has no material obligations or liabilities, contingent or otherwise, not disclosed in the OTIC Reports or any subsequent unaudited monthly interim financial statements of TCO or OTIC.

(i) Since December 31, 2014, in the case of SFNC and OTIC there has been no material adverse change in the financial condition of either SFNC and its subsidiaries, taken as a whole, or OTIC and its subsidiaries, taken as a whole.

(j) All material federal, state, local, and foreign tax returns required to be filed by or on behalf of it or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such returns filed are complete and accurate in all material respects. All taxes shown on returns filed by it have been paid in full or adequate provision has been made for any such taxes on its balance sheet in accordance with generally accepted accounting principles. As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation with respect to any taxes of it that would result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet in accordance with generally accepted accounting principles. It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.

A-12

(k)       (i) No material litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or any of its subsidiaries, which in its reasonable judgment is likely to have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to the best of its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated, and (ii) neither it nor any of its subsidiaries is subject to cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of banks, trust companies or bank holding companies or engaged in the insurance of bank deposits ("Bank Regulators"), nor has it been advised by any Bank Regulator that it is contemplating issuing or requesting, or is considering the appropriateness of issuing or requesting, any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolution or similar understanding.

(l) Except for this Agreement, and arrangements made in the ordinary course of business, neither OTIC nor TCO is bound by any material contract, as defined in Item 601(b)(10)(i) and (ii) of Regulation S-K, to be performed after the date hereof that has not been disclosed to SFNC.

(m) All employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), that cover any of its or its subsidiaries' employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither it nor any of its subsidiaries has engaged in a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan which is subject to Title IV of ERISA ("pension plan"), or with respect to any single-employer plan (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no pension plan had an accumulated funding deficiency, as defined in Section 302 of ERISA (whether or not waived), as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each pension plan exceeds the present value of the benefit liabilities, as defined in Section 4001(a)(16) of ERISA, under such pension plan as of the end of the most recent plan year with respect to the respective plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such pension plan as of the date hereof; no notice of a reportable event, as defined in Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived has been required to be filed for any pension plan within the 12-month period ending on the date hereof; neither it nor any of its subsidiaries has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code; it and its subsidiaries have not contributed to a multiemployer plan, as defined in Section 3(37) of ERISA, on or after September 26, 1980; and it and its subsidiaries do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement.

A-13

(n) Each of it and its subsidiaries has good title to its properties and assets, other than property as to which it is lessee, free and clear of any liens, security interests, claims, charges, options or other encumbrances not set forth in its Reports, except such defects in title which would not, in the aggregate, have a Material Adverse Effect and in the case of OTIC substantially all of the buildings and equipment in regular use by OTIC and each of its subsidiaries have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

(o) It knows of no reason why the regulatory approvals referred to in Sections 6.01(b) and (c) should not be obtained without the imposition of any condition of the type referred to in the proviso following Sections 6.01(b) and (c).

(p) It and each of its subsidiaries have all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of it no suspension or cancellation of any of them is threatened.

(q) In the case of SFNC, the shares of SFNC Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

(r) Neither it nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries pending or threatened.

(s) Except for the retention of Keefe, Bruyette & Woods, Inc. by OTIC, neither OTIC nor any of its subsidiaries, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder’s fees, and no broker or finder has acted directly or indirectly for it or any of its subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

(t) The information to be supplied by it for inclusion in (i) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act, with the SEC by SFNC for the purpose of, among other things, registering the SFNC Stock to be issued to the shareholders of OTIC in the Merger ("Registration Statement"), or (ii) the proxy statement(s) to be distributed in connection with meeting of shareholders of OTIC to vote upon this Agreement, as amended or supplemented from time to time ("Proxy Statement"), and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, ("Proxy Statement/Prospectus") will not at the time such Registration Statement becomes effective, and in the case of the Proxy Statement/Prospectus at the time it is mailed and at the time of the meeting of shareholders contemplated under this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

A-14

(u) For purposes of this section, the following terms shall have the indicated meaning:

"Environmental Law" means any federal, state or local laws statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251, et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. 9601, et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., all comparable state and local laws, and (ii) any common law, including without limitation common law that may impose strict liability, that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

"Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

"Properties Owned" means those properties owned or operated by SFNC or OTIC or any of their subsidiaries.

(i) To the best knowledge of it and its subsidiaries, neither it nor any of its subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not reasonably be expected to singly or in the aggregate have a Material Adverse Effect;

(ii) To the best knowledge of it and its subsidiaries, none of the Properties Owned by it or its subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate will not have a Material Adverse Effect; and

(iii) To the best knowledge of it and its subsidiaries, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Properties Owned by it or its subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which will not have, result in or relate to a Material Adverse Effect.

(v) OTIC does not and is not required to file reports pursuant to the Exchange Act.

(w) In the case of SFNC, it and its subsidiaries have complied in all material respects with the provisions of the Community Reinvestment Act ("CRA"), and the rules and regulations thereunder, has a CRA rating of not less than satisfactory, and has received no material criticism from regulators with respect to discriminatory lending practices.

A-15

Section 4.02 Representations and Warranties of OTIC. Except as disclosed in writing in the Disclosure Letter, OTIC, for itself and TCO, to the extent applicable to TCO, to their actual knowledge, represent and warrant to SFNC, that none of OTIC’s or TCO’s executive management, consisting of Jay D. Burchfield, Dwight E. Rahmeyer, W. Rodger Gadd, Stephen L. Smith and Emily Kembell, knows of any circumstances, events, commitments, instruments or facts that are known to be misrepresented or intentionally omitted from any instrument, file, or other record of OTIC or any of its subsidiaries, with respect to fiduciary services being provided by OTIC. To the knowledge of OTIC and its subsidiaries and except for such imperfections in documentation which when considered as a whole would not have a Material Adverse Effect on the business, operations or financial condition of OTIC or TCO:

(a) The amounts represented to SFNC as the balances in the fiduciary accounts are the correct amounts actually and unconditionally credited to such accounts, are undisputed, as of the date reported and are not subject to any offsets, credits, deductions or counterclaims; and

(b) OTIC or its subsidiaries has possession of all fiduciary document files and investment files for all active fiduciary accounts.

ARTICLE V

COVENANTS

Section 5.01 Covenants. SFNC hereby covenants with and to OTIC, and OTIC hereby covenants with and to SFNC, that:

(a) It shall use its best efforts in good faith to take or cause to be taken all action necessary or desirable under this Agreement on its part as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest reasonable date and cooperate fully with the other party hereto to that end;

(b) In the case of OTIC, OTIC shall (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement as soon as is reasonably practicable after the Form S-4 is declared effective; (ii) in each case subject to the fiduciary duties of its directors, recommend as a Board by a majority vote to its shareholders that they approve this Agreement and use its best efforts to obtain such approval; (iii) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law; and (iv) cooperate and consult with SFNC with respect to each of the foregoing matters;

(c) SFNC will file a Registration Statement on form S-4 for the shares to be issued pursuant to the Merger and use its best efforts to have the Registration Statement declared effective and to have such shares authorized for listing on the NASDAQ, subject to official notice of issuance. OTIC and SFNC will cooperate in the preparation and filing of the Proxy Statement/Prospectus and Registration Statement in order to consummate the transactions contemplated by this Agreement as soon as is reasonably practicable;

(d) SFNC will advise OTIC, promptly after SFNC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of SFNC Stock issuable pursuant to this Agreement for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;

A-16

(e) In the case of SFNC, it shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or Blue Sky permits and approvals required to carry out the transactions contemplated by this Agreement;

(f) Subject to its disclosure obligations imposed by law, unless approved by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby;

(g) (i) Upon reasonable notice to an executive officer of the party, it shall, and shall cause each of its subsidiaries to, afford the other party hereto, and its officers, employees, counsel, accountants and other authorized representatives (collectively, such party’s "Representatives") access, during normal business hours, to all of its and its subsidiaries’ properties, books, contracts, commitments and records; it shall enable the other party’s Representatives to discuss its business affairs, condition, financial and otherwise, assets and liabilities with such third persons, including, without limitation, after such reasonable notice has been given to an executive officer of the party, its directors, officers, employees, accountants, counsel and creditors, as the other party considers necessary or appropriate; and it shall, and it shall cause each of its subsidiaries to, furnish promptly to the other party hereto (A) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws since December 31, 2014, and (B) all other information concerning its business properties and personnel as the other party hereto may reasonably request, provided that no investigation pursuant to this Paragraph (g) pertaining to non-disclosure of confidential information of OTIC and SFNC, shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate this Agreement of, the other party hereto; (ii) it will, upon request, furnish the other party with all information concerning it, its subsidiaries, directors, officers, partners and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statement or any other statement or application made by or on behalf of SFNC, OTIC or any of their respective subsidiaries to any governmental body or agency in connection with or material to the Merger and the other transactions contemplated by this Agreement; and (iii) it will not use any information obtained pursuant to this Paragraph (g) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is not consummated, it will hold all information and documents obtained pursuant to this Paragraph (g) in confidence unless and until such time as such information or documents otherwise become publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed, and in the event of the termination of this Agreement, it will deliver to the other party hereto all documents so obtained by it and any copies thereof;

(h) It shall promptly furnish the other party with copies of written communications received by it, or any of its respective subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof), from, or delivered by any of the foregoing to, any governmental body or agency in connection with or material to the transactions contemplated hereby;

(i) It shall notify the other party hereto as promptly as practicable of (i) any material breach of any of its warranties, representations or agreements contained herein and (ii) any change in its condition (financial or otherwise), properties, business, results of operations or prospects that would reasonably be expected to result in a Material Adverse Effect;

(j) It shall cooperate and use its best efforts to promptly prepare and file all documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental agencies, including, in the case of SFNC, submission of applications for approval of this Agreement and the transactions contemplated herein to the FRB in accordance with the provisions of the BHC Act, to the Missouri Division of Finance ("MDF") and to any other regulatory agencies as required by law;

A-17

(k) It shall (i) permit the other to review in advance and, to the extent practicable, will consult with the other party on all characterizations of the information relating to the other party and any of its respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any governmental body or agency in connection with the transactions contemplated by this Agreement; and (ii) consult with the other with respect to obtaining all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies necessary or advisable to consummate the transactions contemplated by this Agreement and will keep the other party informed of the status of matters relating to completion of the transactions contemplated herein;

(l) Prior to the Effective Date and contingent on the consummation of the Merger, OTIC shall, consistent with generally accepted accounting principles, cause TCO to modify and change its litigation and real estate valuation policies and practices, including pertinent accounting entries, so as to be applied consistently on a mutually satisfactory basis with those of SFNC; provided, however, that no such action pursuant to this subsection (l) need be taken unless and until SFNC acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and no such accrual or other adjustment made by OTIC pursuant to the provisions of this subsection (l) shall constitute an acknowledgment by OTIC or create any implication for any purpose, that such accrual or other adjustment was necessary for any purpose other than to comply with the provisions of this subsection (l);

(m) From and after the Effective Date, SFNC shall cause its subsidiaries, including TCO, to offer to all persons who were employees of OTIC, TCO, or other subsidiaries of each, as reflected in the payroll records of such institutions, immediately prior to the Effective Date and who become employees of SFNC or any of its subsidiaries, including those who remain as employees of TCO, or other subsidiaries, immediately following the Effective Date, the right to participate, commencing no later than January 1, 2016, in the employee benefits of SFNC and its subsidiaries (including but not limited to the Simmons First National Corporation Employee Stock Ownership Plan, Simmons First National Corporation 401(k) Plan, and such other benefits as are set forth in the Simmons First National Corporation Personnel Policy Manual) on the same terms as the employees of the other subsidiaries of SFNC. To the extent permitted by such plans and policies and SFNC’s prior administration of such plans and policies, (i) prior service of employees of OTIC and its subsidiaries will be credited for purposes of eligibility to participate, vesting, and benefit accrual under such plans and policies and (ii) any waiting periods or exclusions pre-existing conditions shall be waived;

(n) In the event the transactions contemplated by this Agreement are not consummated, SFNC agrees that for a period of twenty four (24) months from and after April 30, 2015, it will not, directly or indirectly (i), either personally or by or through its agent, on behalf of itself or on behalf of any other entity, association or individual, hire, solicit or seek to hire any employee of OTIC or any subsidiary of OTIC or any individual who was an employee of OTIC or any of its subsidiaries on April 30, 2015, or in any other manner attempt, directly or indirectly, to persuade any such employee to discontinue his or her status of employment with OTIC or TCO; provided that the foregoing restriction shall not apply to any person who seeks employment from SFNC after his or her employment with OTIC has been terminated, whether voluntarily or involuntarily; and

A-18

(o) In the case of SFNC, it will evaluate with OTIC management, the staffing needs of TCO after the Effective Date. If any positions at TCO are eliminated, SFNC will give the affected employees an opportunity to transfer to other available positions at TCO or other SFNC affiliates. Any such displaced employee who cannot be otherwise accommodated with continued employment will be eligible for the existing SFNC severance program.

ARTICLE VI

CONDITIONS TO CONSUMMATION

Section 6.01 Mutual Conditions. The respective obligations of SFNC and OTIC to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following conditions:

(a) This Agreement and the transactions contemplated hereby shall have been approved by the requisite votes of the shareholders of OTIC in accordance with applicable law;

(b) The procurement by SFNC of any necessary approval of this Agreement and the transactions contemplated hereby by the FRB and the MDF and the expiration of any statutory waiting periods without adverse action being taken;

(c) Procurement of all other regulatory consents and approvals, including, without limitation, any required consents or approvals from the Federal Deposit Insurance Corporation or United States Treasury, Office of the Comptroller of the Currency which are necessary to the consummation of the transactions contemplated by this Agreement; provided, however, that no approval or consent described in Sections 6.01(b) and (c) shall be deemed to have been received if it shall include any conditions or requirements which would reduce the benefits of the transactions contemplated hereby to such a degree that SFNC or OTIC would not have entered into this Agreement had such conditions or requirements been known at the date hereof;

(d) The satisfaction of all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement;

(e) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger;

(f) No statute, rule, regulation, order, injunction or decree shall have been enacted entered, promulgated or enforced by any governmental authority which prohibits, materially restricts or makes illegal consummation of the Merger;

(g) The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

(h) Counsel for SFNC shall have delivered its opinion to SFNC and OTIC, dated as of the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that SFNC and OTIC will each be a party to that reorganization. In rendering such opinion, counsel may require and rely upon representations and covenants contained in certificates of officers of SFNC, OTIC and others. SFNC and OTIC will cooperate with each other and counsel in executing and delivering to counsel customary representations letters in connection with such opinion.

A-19

Section 6.02 Additional Conditions for SFNC. The obligation of SFNC to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions:

(a) SFNC shall have received an opinion, dated the Effective Date, of OTIC’s counsel in the form and to the effect customarily received in transactions of this type;

(b) Each of the representations, warranties and covenants herein of OTIC shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such date, or on the date when made in the case of any representation or warranty which specifically relates to an earlier date, and SFNC shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of OTIC, dated the Effective Date, to such effect;

(c) any Phase I environmental audits of real property owned by OTIC or any of its subsidiaries ordered by SFNC (at its expense) shall, to SFNC’s satisfaction, reflect no material problems under Environmental Laws;

(d) SFNC shall have received all state securities laws and Blue Sky permits and other authorizations necessary to consummate the transactions contemplated hereby; and

(e) No litigation or proceeding is pending which (i) has been brought against SFNC or OTIC or any of their subsidiaries by any governmental agency seeking to prevent consummation of the transactions contemplated hereby or (ii) in the reasonable judgment of the Board of Directors of SFNC is likely to have a Material Adverse Effect on OTIC or SFNC.

Section 6.03 Additional Conditions for OTIC. The obligation of OTIC to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions:

(a) OTIC shall have received an opinion, dated the Effective Date, of SFNC’s counsel in the form and to the effect customarily received in transactions of this type;

(b) Each of the representations, warranties and covenants contained herein of SFNC shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such date, or on the date when made in the case of any representation or warranty which specifically relates to an earlier date, and OTIC shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of SFNC, dated the Effective Date, to such effect;

(c) No litigation or proceeding is pending which (i) has been brought against SFNC or OTIC or any of their subsidiaries by any governmental agency, seeking to prevent consummation of the transactions contemplated hereby or (ii) in the reasonable judgment of the Board of Directors of OTIC is likely to have a Material Adverse Effect on OTIC or SFNC; and

(d) The shares of SFNC Stock to be issued pursuant to the Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

Section 6.04 Effect of Required Adjustments. Any effect on OTIC as a result of action taken by OTIC pursuant to Sections 3.01(a), 3.01(b) and 5.01(l) shall be disregarded for purposes of determining the truth or correctness of any representation or warranty of OTIC and for purposes of determining whether any conditions are satisfied.

A-20

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after the approval by the shareholders of OTIC:

(a) By the mutual consent of SFNC and OTIC, by action of their respective boards of directors;

(b) By SFNC or OTIC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of the failure of the shareholders of OTIC to approve this Agreement at its meeting called to consider such approval, or a material breach by the other party hereto of any representation, warranty or agreement contained herein which is not cured or not curable within 45 days after written notice of such breach is given to the party committing such breach by the other party hereto;

(c) By SFNC or OTIC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by October 31, 2015; provided, however, that such date may be extended to not later than January 31, 2016 by either SFNC or OTIC, by written notice to the other party if a reason the Merger shall not have been consummated is because of failure to obtain a regulatory approval that is to be obtained pursuant to Section 6.01(b) or (c) or because the Registration Statement is not effective as is required pursuant to Section 6.01(g); provided further that the right to terminate this Agreement under this Section 7.01(c) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to be consummated on or before such date and such action or failure to act constitutes a breach of this Agreement;

(d) By SFNC or OTIC, in the event counsel for SFNC notifies the parties that it will be unable to give the opinion described in Section 6.01(h);

(e) By the Board of Directors of OTIC at any time during the three (3) business day period following the tenth (10th) trading day immediately preceding the Effective Date ("Determination Date"), if the Average Closing Price of SFNC Stock shall be less than $33.58 and the SFNC Stock has underperformed the KBWR by more than 20% calculated in accordance with Section 2.03(c) hereof. If OTIC elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to SFNC; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned three (3) business day period. During the three (3) business day period commencing with its receipt of such notice, SFNC shall have the option, but not the obligation, to increase the Merger Consideration as set forth in Section 2.03(c) ("SFNC Walkaway Counter Offer"). If SFNC elects to make the SFNC Walkaway Counter Offer, it shall give the Walkaway Counter Offer Notice to OTIC within three (3) business days following receipt of the termination notice previously sent by OTIC, whereupon such notice of termination shall be null and void and of no effect, OTIC shall no longer have the right to terminate the Agreement pursuant to this Section 7.01(e) and this Agreement shall remain in effect in accordance with its terms (except for the adjustments to the Exchange Ratio and Merger Consideration). Any references in this Agreement to the “Exchange Ratio” and “Merger Consideration” shall thereafter be deemed to refer to the Exchange Ratio and Merger Consideration after giving effect to any adjustment set forth in the Walkaway Counter Offer Notice. If either SFNC or OTIC declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction before the Determination Date, the prices for the SFNC Stock shall be appropriately adjusted for the purposes of this Section 7.01(e); and

A-21

(f) By the Board of Directors of OTIC at any time prior to obtaining OTIC shareholder approval for the Merger if OTIC's Board shall have determined in good faith (after taking into account the advice of counsel) that, in light of a competing proposal or other circumstances, termination of this Agreement is required in order for OTIC’s Board of Directors to comply with its fiduciary duties to OTIC shareholders under applicable law, provided that OTIC shall pay SFNC a fee, in immediately available funds, in the amount of $1,000,000 in advance of or concurrently with such termination.

Section 7.02 Effect of Termination. In the event of the termination of this Agreement by either SFNC or OTIC, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except (i) as set forth in Section 9.01, and (ii) that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or willful misrepresentation contained herein.

ARTICLE VIII

EFFECTIVE DATE AND EFFECTIVE TIME

Section 8.01 Effective Date and Effective Time. On the last business day of the month during which the expiration of all applicable waiting periods in connection with governmental approvals occurs and all conditions to the consummation of this Agreement are satisfied or waived, or on such earlier or later date as may be agreed by the parties, Articles of Merger shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in such Articles of Merger, herein called the "Effective Date". The "Effective Time" of the Merger shall be upon filing of the Articles of Merger in the State of Arkansas, or such other time on the Effective Date as may be agreed by the parties. As used in this Agreement, "business day" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in the state of Arkansas are required or authorized to be closed.

ARTICLE IX

OTHER MATTERS

Section 9.01 Survival. Except for the provisions of Article X, which will survive the Closing, and as hereinafter provided, the representations and warranties contained in this Agreement and all other terms, covenants and conditions hereof shall merge in the closing documents and shall not survive the Closing or, after the Effective Time be the basis for any action by any party to this Agreement, except as to any matter which is based upon willful fraud by a party to this Agreement with respect to which the representations, warranties, terms, covenants and conditions set forth in this Agreement shall expire only upon expiration of the applicable statute of limitations. If this Agreement shall be terminated, the agreements of the parties in Sections 5.01(g)(iii), 5.01(n), 7.02, 9.05, 9.06 and 9.09 shall survive such termination.

Section 9.02 Amendment; Modification; Waiver. Prior to the Effective Date, any provision of this Agreement may be waived by the party benefited by the provision or by both parties or amended or modified at any time, including the structure of the transaction by an agreement in writing between the parties hereto approved by their respective Boards of Directors, to the extent allowed by law, except that, after the vote by the shareholders of OTIC, Section 2.02 and Section 2.03 shall not be amended or revised.

A-22

Section 9.03 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

Section 9.04 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arkansas.

Section 9.05 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense except to the extent specifically stated otherwise in this Agreement.

Section 9.06 Disclosure. Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed unless it is advised by counsel that any such information is required by law to be disclosed.

Section 9.07 Notices. All notices, acknowledgments, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, or prepaid nationally recognized overnight delivery service providing proof of delivery to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto:

If to OTIC and TCO, to:	OZARK TRUST & INVESTMENT CORPORATION
Attn: Jay D. Burchfield, Chairman
1517 East Bradford Parkway
Springfield, Missouri 65804
Telecopy: (417) 890-6655

With a Copy to:	Wieland & Condry
Attn: David Wieland
1548 East Primrose
Springfield, Missouri 65804
Telecopy: (417) 447-0903

If to SFNC, to:	SIMMONS FIRST NATIONAL CORPORATION
George A. Makris, Jr., Chairman & CEO
501 Main Street
Pine Bluff, Arkansas 71601
Telecopy: (870) 850-2605

With a Copy to:	SIMMONS FIRST NATIONAL CORPORATION
Attn: Patrick A. Burrow, EVP & General Counsel
425 W. Capitol Ave., Suite 1400
Little Rock, Arkansas 72201
Telecopy: (501) 558-3145

A-23

Section 9.08 No Third Party Beneficiaries. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided for herein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature.

Section 9.09 Entire Agreement. This Agreement and the Confidentiality Letter, dated February 4, 2015 pertaining to non-disclosure of confidential information of OTIC and SFNC represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

Section 9.10 Assignment. This Agreement may not be assigned by any party hereto without the written consent of the other parties.

Section 9.11 No Interference with Legal or Fiduciary Duty. Nothing herein is intended to prohibit, restrict, or interfere with, any action by any director, officer, or employee that is reasonably believed by such person to be required by law or fiduciary duty, and no person shall have liability under this agreement for any action taken in a good faith belief that it is so required.

ARTICLE X

EXPENSES, INDEMNIFICATION, INSURANCE

Section 10.01 Indemnification. In the event the Merger is consummated, SFNC shall indemnify and hold harmless each present and former director and officer of OTIC and TCO (collectively, the "Indemnified Parties") against any cost or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding, or investigation arising out of or pertaining to matters related to this Agreement as well as acts prior to the Merger. SFNC shall advance expenses as incurred provided the person to whom expenses are advanced provides a satisfactory undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. The obligations of SFNC provided under this Section 10.01 are intended to be enforceable against SFNC directly by the Indemnified Parties and shall be binding on all successors and assigns of SFNC.

Section 10.02 D&O Insurance. Directors' and officers’ liability insurance for acts and omissions occurring prior to the Effective Date will be continued through existing policies or provided by SFNC through its blanket policy in an amount not less than the coverage provided by OTIC prior to the consummation of the Merger for a period of not less than six (6) years after the Effective Date, provided that SFNC shall not be required to expend, more than 300% of the current annual premium paid as of the date hereof by OTIC for such insurance ("Premium Limit") and if such premiums for such insurance would at any time exceed the Premium Limit, SFNC shall cause to be maintained policies of insurance which in SFNC's good faith determination provide maximum coverage available at premiums equal to the Premium Limit. Coverage for acts and omissions occurring after the Effective Date will be provided to directors and officers of TCO on the same basis as provided to the other subsidiaries of SFNC.

[Remainder of page Blank - Signatures on next page]

A-24

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers as of the day and year first above written.

SIMMONS FIRST NATIONAL CORPORATION

By:	/s/ George A. Makris, Jr.
George A. Makris, Jr., Chairman &
Chief Executive Officer

OZARK TRUST & INVESTMENT CORPORATION

By:	/s/ Jay D. Burchfield
Jay D. Burchfield, Chairman

A-25

SCHEDULE 2.02(b)

Bancshares of Urbana, Inc.

Central Bank

Century Bancshares, Inc.

Community Bancshares of West Plains, Inc.

Farmers State Bank

First Bancshares Inc.

First Independent Bank

First National Bank

First State Bank of Purdy

Great Southern Bank

Lamar Trust Bancshares, Inc.

Mid-Missouri Bancshares, Inc.

People’s Banking Co.

Simmons First National Bank, successor by merger to Liberty Bank

West Plains Bancshares, Inc.

Wood & Huston Bank

A-26

ANNEX B

OPINION OF KEEFE, BRUYETTE & WOODS, INC. TO

OZARK TRUST BOARD OF DIRECTORS

(This page is intentionally blank.)

April 28, 2015

The Board of Directors

Ozark Trust and Investment Corporation

1517 East Bradford Parkway

Springfield, MO 65804

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Ozark Trust and Investment Corporation (“Ozarks”), collectively as a group, of the Aggregate Merger Consideration (as defined below) to be received by such shareholders in the proposed merger (the “Merger”) of Ozarks with and into Simmons First National Corporation (“SFNC”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into between Ozarks and SFNC. Pursuant to the terms of the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger, each share of common stock, $50.00 par value per share, of Ozarks (“Ozarks Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares (as defined in the Agreement) and shares held in the treasury of Ozarks or owned by any wholly owned subsidiaries of Ozarks) shall be converted, regardless of the class of Ozarks Common Stock to which such share belongs, into the right to receive either (i) $701.9268 in cash (the “Cash Consideration”) in the case of shares of Ozarks Common Stock held by a bank or bank holding company (“Bank-Held Ozarks Shares”) or (ii) 16.7205 shares of common stock, $0.01 par value per share, of SFNC (“SFNC Common Stock” and, such shares of SFNC Common Stock issued for one share of Ozarks Common Stock in the Merger, the “Stock Consideration”) in the case of shares of Ozarks Common Stock held by a shareholder other than a bank or bank holding company (“Non- Bank-Held Ozarks Shares”). The aggregate Cash Consideration (based on 8,200 outstanding Bank-Held Ozarks Shares as indicated in the Agreement) of $5,755,799.76 and the aggregate Stock Consideration (based on 20,293 outstanding Non-Bank-Held Ozarks Shares as indicated in the Agreement) of 339,309.1065 shares of SFNC Common Stock, taken together, are referred to herein as the “Aggregate Merger Consideration.” The terms and conditions of the Merger are more fully set forth in the Agreement.

KBW has acted as financial advisor to Ozarks and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of financial services company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. In the ordinary course of KBW’s business as a broker-dealer, KBW and its affiliates may from time to time purchase securities from, and sell securities to, Ozarks. In the ordinary course of KBW’s business as a broker-dealer and further to existing sales and trading relationships between both KBW and a broker-dealer affiliate of KBW and SFNC, KBW and its affiliates may from time to time purchase securities from, and sell securities to, SFNC. As a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of SFNC for KBW’s own account and for the accounts of its customers. We have acted exclusively for the board of directors of Ozarks (the “Board”) in rendering this opinion and will receive a fee from Ozarks for our services. A portion of our fee was payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, Ozarks has agreed to indemnify us for certain liabilities arising out of our engagement.

B-1

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking and financial advisory services to Ozarks. In the past two years, KBW has not provided investment banking and financial advisory services to SFNC. We may in the future provide investment banking and financial advisory services to Ozarks or SFNC and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Ozarks and SFNC and the Merger, including among other things, the following: (i) a draft dated April 22, 2015 of the Agreement (the most recent draft made available to us); (ii) certain regulatory filings of Ozarks and SFNC, including the quarterly call reports filed with respect to each quarter during the three years ended December 31, 2014 for Ozarks and SFNC; (iii) the audited financial statements for the three fiscal years ended December 31, 2014 of Ozarks; (iv) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2014 of SFNC; (v) the unaudited quarterly financial results for the period ended March 31, 2015 of Ozarks furnished to us by Ozarks; (vi) the unaudited quarterly financial results for the period ended March 31, 2015 of SFNC (contained in the Current Report on Form 8-K filed by SFNC with the Securities and Exchange Commission on April 23, 2015); (vii) certain other interim reports and other communications of Ozarks and SFNC to their respective shareholders; and (viii) other financial information concerning the businesses and operations of Ozarks and SFNC furnished to us by Ozarks and SFNC or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among other things, the following: (i) the historical and current financial position and results of operations of Ozarks and SFNC; (ii) the assets and liabilities of Ozarks and SFNC; (iii) the nature and terms of certain other merger transactions and business combinations; (iv) a comparison of certain financial information of Ozarks and certain financial and stock market information of SFNC with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of Ozarks that were prepared by, and provided to us and discussed with us by, Ozarks management and that were used and relied upon by us at the direction of such management with the consent of the Board; (vi) publicly available consensus “street estimates” of SFNC for 2015 and 2016 as well as the long term growth rates based thereon that were provided to us by management of SFNC, all of which information was discussed with us by such management and used and relied upon by us based on such discussions with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on SFNC (including, without limitation, the cost savings and related expenses expected to result from the Merger) that were prepared by, and provided to us and discussed with us by, SFNC management and used and relied upon by us based on such discussions with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the financial services industry generally. We have also held discussions with senior management of Ozarks and SFNC regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken by or on behalf of Ozarks, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with Ozarks.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon management of Ozarks as to the reasonableness and achievability of the financial and operating forecasts and projections of Ozarks (and the assumptions and bases therefor) that were prepared by, and provided to us and discussed with us by, such management and we have assumed that such forecasts and projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of Ozarks, upon SFNC management as to the reasonableness and achievability of the publicly available consensus “street estimates” of SFNC referred to above (and the long term growth rates based thereon) that were discussed with us by such management, as well as the estimates regarding certain pro forma financial effects of the Merger on SFNC (and the assumptions and bases therefor, including, without limitation, the cost savings and related expenses expected to result from the Merger) referred to above. We have assumed, with the consent of Ozarks, that all such information is consistent with (in the case of the SFNC “street estimates” referred to above), or was otherwise reasonably prepared on a basis reflecting, the best currently available estimates and judgments of SFNC management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

B-2

It is understood that the forecasts, projections and estimates of Ozarks and SFNC provided to us were not prepared with the expectation of public disclosure, that all such forecasts, projections and estimates, together with the publicly available consensus “street estimates” of SFNC referred to above, are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of Ozarks and SFNC, that such information provide a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Ozarks or SFNC since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan losses for SFNC are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Ozarks or SFNC, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Ozarks or SFNC under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transaction will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed) with no additional payments or adjustments to the Aggregate Merger Consideration; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transaction and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Ozarks, SFNC or the combined entity or the contemplated benefits of the Merger, including the cost savings and related expenses expected to result from the Merger. We have assumed, in all material respects to our analyses, that the treatment of each class or group of Ozarks Common Stock in the Merger will be in accordance with the terms of Ozarks’ governing documents. In addition, we have assumed, in all material respects to our analyses, that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised that Ozarks has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Ozarks, SFNC, the Merger (including the form of merger consideration and allocation thereof) and any related transaction, and the Agreement. KBW has not provided advice with respect to any such matters.

B-3

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Aggregate Merger Consideration to be received by the holders of Ozarks Common Stock in the Merger to such holders, collectively as a group, without regard to the different per share consideration to be received for Bank-Held Ozarks Shares, on the one hand, and Non-Bank-Held Ozarks Shares, on the other hand, any aspect or implication of the different classes or groups of Ozarks Common Stock or the individual circumstances of specific holders which may distinguish such holders, including any such holder’s status as a bank or bank holding company or any existing or future relationship between any such holder and SFNC. We express no view or opinion as to any other terms or aspects of the Merger or any related transaction, including without limitation, the form or structure of the Merger (including the form of Aggregate Merger Consideration or the allocation thereof among cash and stock or among Bank-Held Ozarks Shares and Non-Bank-Held Ozarks Shares) or any related transaction, any consequences of the Merger to Ozarks, its shareholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Ozarks to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Ozarks or the Board, (iii) the fairness of the amount or nature of any compensation to any of Ozark’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Ozarks Common Stock, (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Ozarks (other than the holders of Ozarks Common Stock, collectively as a group, solely with respect to the Aggregate Merger Consideration, as set forth herein, and not relative to the consideration to be received by holders of any other class of securities), holders of any class of securities of SFNC or any other party to any transaction contemplated by the Agreement, (v) the fairness of the Cash Consideration to be received by the holders of Bank-Held Ozarks Shares relative to the Stock Consideration to be received by the holders of Non-Bank- Held Ozarks Shares or vice versa, (vi) whether SFNC has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate Cash Consideration to the holders of Ozarks Common Stock at the closing of the Merger, (vii) the actual value of the SFNC Common Stock to be issued in the Merger, (viii) any adjustment (as provided in the Agreement) in the Aggregate Merger Consideration (including the allocation thereof among cash and stock) assumed to be paid in the Merger for purposes of our opinion, (ix) the prices, trading range or volume at which SFNC Common Stock will trade following the public announcement or consummation of the Merger, (x) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (xi) any legal, regulatory, accounting, tax or similar matters relating to Ozarks, SFNC, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction, including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

B-4

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of Ozarks Common Stock or shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation on whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any other rights that may be available to such holder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Merger Consideration to be received by the holders of Ozarks Common Stock in the Merger is fair, from a financial point of view, to such holders, collectively as a group.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

B-5

ANNEX C

SECTION 351.455 OF REVISED MISSOURI STATUTES

DISSENTERS’ RIGHTS FOR OZARK TRUST

(This page is intentionally blank.)

R.S.Mo. § 351.455. Shareholder entitled to appraisal and payment of fair value, when ---remedy exclusive, when

1.	Any shareholder shall be deemed a dissenting shareholder and entitled to appraisal under this section if such shareholder:
	(1)	Owns stock of a corporation which is a party to a merger or consolidation as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote;
	(2)	Files with the corporation before or at such meeting a written objection to such plan of merger or consolidation;
	(3)	Does not vote in favor thereof if the shareholder owns voting stock as of such record date; and
	(4)	Makes written demand on the surviving or new corporation within twenty days after the merger or consolidation is effected for payment of the fair value of such shareholder’s shares as of the day before the date on which the vote was taken approving the merger or consolidation.
2.	The surviving or new corporation shall pay to each such dissenting shareholder, upon surrender of his or her certificate or certificates representing said shares in the case of certificated shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder who:
	(1)	Fails to file a written objection prior to or at such meeting;
	(2)	Fails to make demand within the twenty-day period; or
	(3)	In the case of a shareholder owning voting stock as of such record date, votes in favor of the merger or consolidation; shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof and shall not be deemed to be a dissenting shareholder.
3.	Notwithstanding the provisions of subsection 1 of section 351.230, notice under the provisions of subsection 1 of section 351.230 stating the purpose for which the meeting is called shall be given to each shareholder owning stock as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, whether or not such shareholder is entitled to vote.
4.	If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his or her certificate or certificates representing said shares in the case of certificated shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.
5.	If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty-day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing said shares in the case of certificated shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.
6.	The right of a dissenting shareholder to be paid the fair value of such shareholder’s shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.
7.	When the remedy provided for in this section is available with respect to a transaction, such remedy shall be the exclusive remedy of the shareholder as to that transaction, except in the case of fraud or lack of authorization for the transaction.

C-1

ANNEX D

OZARK TRUST & INVESTMENT CORPORATION

BUY-SELL AGREEMENT

(This page is intentionally blank.)

OZARK TRUST & INVESTMENT CORPORATION

BUY-SELL AGREEMENT

THIS AGREEMENT, executed and entered into effective the effective date of the stock issuance of Ozark Trust & Investment Corporation, by and among the individuals and entities, listed on Exhibit A attached hereto and incorporated herein by reference ("the Stockholder") and Ozark Trust & Investment Corporation, a Missouri corporation (the "Company").

RECITALS

A.     The Stockholders are the owners of all of the issued and outstanding shares of capital common stock of the Company.

B.     The parties believe that it is in the best interests of the Company and the Stockholders to provide for continuity and harmony in the management and ownership of the Company and to make provision for the future disposition of the shares of the capital stock of the Company which individuals now own or may hereafter acquire.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, it is mutually agreed and covenanted by and between the parties to this Agreement as follows:

1.                  Definitions.

a.                   Transfer. The word "Transfer" as used herein shall include and refer to any form or manner of alienation, voluntary or involuntary, including but not limited to any transfer made, suffered or permitted by way of sale, gift, assignment, bequest, or devise; any encumbrance, pledge, hypothecation, or granting of a security interest ("Pledge"); any transfer by reason of attachment, execution, garnishment, separation, or divorce; any transfer by operation of law or pursuant to the order or direction of any court; or any combination of such forms of transfer, except that a Pledge, and acquisition of the stock by the secured party pursuant to a Pledge, shall not be a transfer if the secured party agrees to be bound by this Agreement with respect to any subsequent transfers of the stock by the secured party. Such secured party shall be deemed to have agreed to be bound by this Agreement if the secured party accepts the stock pursuant to a Pledge without requiring removal or modification of the restrictions on the certificates evidencing the stock.

b.                  Transferee. The word "Transferee" as used herein shall include and refer to any person, corporation (including the Company), partnership or other entity acquiring after the date hereof from any party bound by this Agreement any interest in the Stock owned by a Stockholder.

D-1

c.                   Issue. The word "Issue" shall mean the children and grandchildren of an individual.

d.                  Legal Representative. The words "Legal Representative" as used herein shall mean the executor of the will of any party bound by this Agreement, the administrator of the estate of any such party, or any other legal representative of a Stockholder or any such party duly appointed by a court of competent jurisdiction.

e.                   Remaining Stockholders. The words "Remaining Stockholders" as used herein shall mean all holders of the Stock of the Company other than the Transferring Stockholder.

f.                   Stock. The word "Stock" as used herein shall mean any and all stock of the Company.

g.                  Stockholder. The word "Stockholder" as used herein shall mean the owners of any Stock of the Company.

h.                  Transferring Stockholder. The words "Transferring Stockholder" as used herein shall mean a Stockholder desiring or required to Transfer Stock, the Transfer of which is subject to the restrictions contained in this Agreement.

2.                  Purchase of Stock Upon the Happening of Certain Events.

a.                   Upon the happening of any of the following events, the Company shall have an exclusive option for a period of sixty (60) days from and after the day the Company receives notice of the event giving rise to the Company's option hereunder, to elect to purchase all of such Stockholder's Stock in the Company, for the appraised price as determined under paragraph 2.b., and on the terms and conditions set forth in paragraph 5. hereof:

i.                    The termination of such Stockholder's employment with the Company for any reason; or

ii.                  The continuation for a period of six (6) consecutive months of a disability of such Stockholder which renders such Stockholder unable to adequately perform the Stockholder's duties for the Company.

iii.                The voluntary or involuntary bankruptcy, reorganization, insolvency or receivership of such Stockholder.

b.                  Appraised Price. For purposes of this paragraph 2.b., the "appraised price" shall be the fair market value of the Company determined as of the end of the last fiscal year end of the Company, on a per share basis, by the Company's certified public accountant.

3.                  Death of Stockholder. Upon the death of a Stockholder, the shares of that Stockholder shall pass to his estate, designee, assignee or pursuant to whatever estate plan may be in effect. Such Transferee shall assume and be liable for any and all responsibilities of the Transferring Stockholder under this Agreement. The Transferee shall not be required to sell its stock to the Company. As a matter of contract, any Stockholder may execute a Designation of Beneficiary form, in duplicate, one copy to be filed with the Company and one to be retained by the Stockholder. Said designation may be revoked at any time by letter of revocation or by subsequently dated designation, both to be properly notarized.

D-2

4.                  Restriction Upon Transfer.

a.                   Restriction. Except with the prior written consent of the Company and Remaining Stockholders, a Stockholder shall not Transfer any or all of the Stockholder's Stock, or any interest therein, (whether now owned or acquired at the time of execution of this Agreement or at any time thereafter) to any Transferee, except upon compliance with the provisions of this Agreement. Any Stock so transferred shall remain subject to the terms of this Agreement, and such Transferee shall be required to become a party to this Agreement.

b.                  Notice to Company and Stockholders. Absent such prior written consent, and except as permitted herein, if the Stockholder desires to Transfer all or part of the Stockholder's Stock in the Company, the Stockholder shall first give written notice to the Company and Remaining Stockholders of such proposed Transfer (the "Transfer Notice"). Such Transfer Notice shall be by registered or certified mail, return receipt requested, and shall state the name and address of the proposed Transferee; the number and class of shares to be transferred; and the price, terms of payment and conditions of such proposed sale or Transfer and shall have attached to it a copy of any bona fide written offer received by the Stockholder from the proposed Transferee.

c.                   Company's and Stockholder's Right of First Refusal.

i.                    Company's Right. The Company shall have the exclusive right of first refusal for a period of thirty (30) days after receipt of the Transfer Notice described in paragraph 4.b., by written notice to the Transferring Stockholder and the Remaining Stockholders, to elect to purchase all, but not less than all, of the Stock which the Transferring Stockholder desires to Transfer for the lesser of the appraised price as determined under paragraph 2.b. above and according to the terms set forth in paragraph 5 or the purchase price and upon the terms set forth in the Transfer Notice from the Transferring Stockholder.

ii.                  Remaining Stockholder's Right. In the event the Remaining Stockholders receive a Transfer Notice that a Transferring Stockholder desires to Transfer all or part of his Stock in the Company, and the Company does not exercise its right of first refusal as described in paragraph 4.c.i. above, then, subject to the provisions set forth in Section 4(h), the Remaining Stockholders shall have the right of first refusal for a period of forty-five (45) days from the latest date on which the Transfer Notice is mailed to the Company and the Remaining Stockholders, by written notice to the Transferring Stockholder and the Company, to elect to purchase all, but not less than all of the Stock which the Transferring Stockholder desires to Transfer for the lesser of the appraised price as determined under paragraph 2.b.above and according to the terms set forth in paragraph 5 or the purchase price and upon the terms set forth in the Transfer Notice from the Stockholder. Such right to purchase shall be allocated among the Remaining Stockholders in such proportions as may be agreed upon among them. In the absence of a contrary agreement, each Remaining Stockholder shall be entitled to purchase a proportionate part of said shares.

D-3

iii.                Definitions. The term "proportionate part" with respect to any particular Remaining Stockholder shall mean a portion of the shares of Stock offered for sale by the Transferring Stockholder which portion equals the number of Shares of Stock to be Transferred by the Transferring Stockholder multiplied by the number of shares of Stock owned by the particular Remaining Stockholder divided by the number of Shares of Stock owned by all Remaining Stockholders. The term "Remaining Stockholders" for purposes of the preceding sentence shall not include a Stockholder who refuses or is unable for any reason whatever to purchase such Stockholder's entire proportionate part.

iv.                Closing. The closing of the purchase of the Stock by the Company or the Remaining Stockholders shall be the date ninety (90) days from the Transfer Notice, unless otherwise agreed in writing by the Transferring Stockholder and the Company or Remaining Stockholders who elected to purchase the Stock being transferred.

d.                  Transfer by Stockholder. Subject to the provisions of paragraph 4, the Stockholder may, within thirty (30) days following the end of the option period specified in paragraph 4.c.i. or 4.c.ii., as applicable, Transfer any shares of Stock not purchased pursuant to the right of first refusal and which were the subject of the bona fide written offer from the proposed Transferee (but not to any other Transferee) in accordance with the price, terms and conditions set forth in the Transfer Notice described in paragraph 4.b. If the Transferring Stockholder fails to consummate the proposed Transfer within the prescribed thirty (30) day period, the Transferring Stockholder must again comply with all of the terms and provisions of this Agreement before Transferring any of the Stockholder's Stock in the Company.

Any Transferee of Stock hereunder shall, as a condition to such Transfer, be required to specifically affirm and accept the terms of this Agreement and to guarantee any obligations of Company for which the Transferring Stockholder may have been obligated.

e.                   Continuation of Restriction. After the consummation of any Transfer of Stock in the Company by the Transferring Stockholder (including but not limited to Transfers by written consent of the Company and Remaining Stockholders or pursuant to paragraph 4.d. above), the shares of Stock so Transferred shall continue to be subject to the terms and provisions of this Agreement, and this Agreement shall continue in full force and effect. If any Transferee of the Transferring Stockholder's Stock shall thereafter desire to Transfer any shares of Stock in the Company, the Transferee shall be required to comply with all the terms and provisions of this Agreement before making such Transfer. The Transferee of any shares or any interest in any shares of Stock in the Company shall not be entitled to receive certificates for such shares of Stock from the Company unless and until said Transferee shall have executed a copy of this Agreement to evidence the Transferee's agreement that the Transferee is bound by all of the terms and conditions of this Agreement.

D-4

f.                   Restriction. Notwithstanding the restrictions set forth in this paragraph 4, a Stockholder may, without notice to the Company or the Remaining Stockholders, transfer his stock to: an inter vivos revocable living trust; charitable remainder trust; a family limited partnership in which the stockholder or his spouse are the controlling general partners; a limited liability company in which the stockholder or his spouse are the managing members or the only members; a grantor-retained annuity trust ("GRAT - a grantor trust for income tax purposes), but only for such time that the grantor (the stockholder or his spouse) retains the income rights from the trust unless at termination of the GRAT, the stock is then held by a limited partnership, limited liability company or similar vehicle controlled by the grantor; other equivalent estate planning devices; by gift, bequest, devise or other testamentary disposition; to his spouse as joint owners with right of survivorship; or to a wholly-owned subsidiary of any entity or other business organization that is a Stockholder. Any stock so transferred shall remain subject to the terms of this Agreement, and such transferee shall be required to become a party to this Agreement.

g.                   No Consideration Transfers. If the proposed Transfer is for no consideration (such as by gift), then the purchase price shall be deemed to be the Appraised Price as defined in paragraph 2.c.

h.                  Class A Restriction. Notwithstanding the foregoing, the majority of the Class A Common Stock of the Company must at all times be owned by banks authorized to do business in the State of Missouri. In the event the transfer of the stock of a Class A Stockholder hereunder would result in less than a majority of the Class A Common Stock being owned by banks authorized to do business in the State of Missouri, then for purposes of such transfer by such Class A Stockholder, only banks authorized to do business in the State of Missouri shall have the right to purchase the stock under this Agreement, and the term "Remaining Stockholders" as in this paragraph 4 shall only mean such banks.

5.	Payment of Purchase Price and Transfer of Certificates.

a.                  Payment. The purchase price for the shares of Stock purchased under paragraph 2 or 4 of this Agreement may be paid at the election of the Company and/or Remaining Stockholders, as applicable (i) as set forth in the Transfer Notice from the Transferring Stockholder, (ii) in full as of closing, or (iii) by delivering a Promissory Note to the Transferring Stockholder, payable over a period of ten (10) years from the date of purchase, with the principal and interest on such Promissory Note to be paid in equal quarterly installments, with interest to accrue at the applicable federal rate. The Promissory Note shall be secured by the Stock being purchased from such Transferring Stockholder.

D-5

b.                  Transfer of Certificates. At the closing, the Transferring Stockholder or the Transferring Stockholder's Legal Representative, if any, shall duly endorse for transfer upon the books of the Company and deliver to the Company or the Remaining Stockholders, as the case may be, the certificates representing the shares of Stock to be sold; and the Transferring Stockholder, Remaining Stockholders and the Company, and their Legal Representatives, if any, shall do all things and execute and deliver all papers as may be necessary fully to consummate such sale and purchase in accordance with the terms and provisions of this Agreement.

6.                  Documents. Whenever any Remaining Stockholder or the Company shall, pursuant to this Agreement, purchase Stock, each Remaining Stockholder or the Remaining Stockholder's Legal Representative shall do all things and execute and deliver all papers as may be necessary to consummate such purchase.

7.                  Restrictive Endorsement. Each certificate of Stock in the Company acquired by a Stockholder shall have placed thereon a legend reading as follows:

"The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities law. These securities may not be offered, sold, transferred, pledged or hypothecated in the absence of said registration, or the availability of any exemption therefrom. This certificate and all interests represented by this certificate are subject to restrictions on transfer and options as set forth in the Buy-Sell Agreement executed and entered into on the effective date of stock issuance of the Company, copies of which may be inspected during regular business hours at the executive office of the Company. Neither this certificate nor any interest represented by this certificate may be sold, transferred, hypothecated, pledged or otherwise disposed of, voluntarily or involuntarily, except upon strict compliance with the provisions of the said Buy-Sell Agreement."

8.                  Specific Enforcement. The Stockholders acknowledge that the shares of the Stock of the Company are of unique value and character and that the restrictions set forth in this Agreement are necessary for the continuity and harmonious management of the Company and the mutual protection of the Company and its Stockholders, and therefore each Stockholder intends and agrees that, upon failure or refusal of the Transferring Stockholder to comply with the terms of this Agreement, the Company and the Remaining Stockholders shall be entitled to specifically enforce this Agreement by an action in a court of proper jurisdiction to require the Transferring Stockholder or the Transferring Stockholder's Legal Representative to deliver the Transferring Stockholder's shares of Stock to the Company or the Remaining Stockholders. Nothing herein shall be construed as prohibiting the Company or the Remaining Stockholders from pursuing any other remedies available to them for such breach or threatened breach, including the recovery for damages from the Transferring Stockholder, and all remedies shall be cumulative.

D-6

9.	General.

a.                   Applicability of Agreement. The Company agrees that it shall not issue or transfer any of its Stock to any person or entity unless and until such person or entity has executed a copy of this Agreement to evidence such person's or entity's agreement that such person or entity is bound by all of the terms and conditions of this Agreement. Any Stock acquired by a Remaining Stockholder shall continue to be subject to the terms and provisions of this Agreement, and this Agreement shall continue in full force and effect.

b.                  Notice. Any and all notices, designations, consents, offers, acceptances or other documents or communications provided for in this Agreement shall be deemed to have been delivered when mailed by certified or registered mail, postage prepaid and addressed, in the case of the Company, to its main office, and in the case of a Stockholder, to the Stockholder's address listed on Exhibit A attached hereto, unless prior to the giving of any notice, the Stockholder shall have designated in writing a different address to which such notice should be sent.

c.                   Amendments. This Agreement may be altered, amended, or modified only in a writing signed by the holders of seventy-five percent (75%) or more of the issued and outstanding capital Stock of the Company.

d.                   Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

e.                   Attorneys' Fees. In the event of a default by a Stockholder under this Agreement, the nondefaulting party shall be entitled to recover all costs and expenses, including attorneys' fees, incurred as a result of said default or in connection with enforcement of this Agreement.

f.                   Successors and Assigns. This Agreement shall be binding upon the Stockholder and the Stockholder's heirs, legal representatives, transferees and assigns. The benefits of and the right to enforce this Agreement shall accrue to the Company and its successors and assigns.

g.                   Reorganization. In the event of a merger, consolidation, recapitalization or other reorganization in which shares of the Company are exchanged for or converted into different shares (whether of the Company or any other company), the shares received in such exchange or conversion shall stand in the place and stead of the shares theretofore owned by the Stockholder, shall be subject to all of the terms and provisions of this Agreement, and shall have placed thereon a legend as set forth in paragraph 8 hereof.

h.                  Termination. This Agreement shall terminate, and the certificates representing the shares of Stock subject to this Agreement shall be released from the terms of this Agreement, only on the occurrence of any of the following events:

D-7

i.                    execution of a written agreement of termination by all the parties hereto, or,

ii.                  the purchase of the Stock of a party to this Agreement so as to leave only one Stockholder, party to this Agreement, still owning Stock in the Company; but such purchase will still subject the parties hereto or the estate of a deceased Stockholder to fulfilling the obligations of this Agreement; or

iii.                the bankruptcy, reorganization or dissolution of the Company; or

iv.                upon the effectiveness of a merger, consolidation or other acquisition of substantially all of Company's assets of Company is not the surviving corporation, except that a merger or consolidation with a subsidiary which affects a change in the form or domicile of the Company without changing, the respective shareholdings of the Stockholders shall not terminate this Agreement even if the Company is not the surviving corporation.

i.                     State Law. This Agreement shall be subject to and construed under the laws of the State of Missouri.

j.                     Effectiveness. This Agreement shall become effective between Stockholder and Company when executed by the Stockholder and the Company. The receipt of a certificate evidencing a Stockholder's shares of Stock is not a condition to the effectiveness of this Agreement nor is execution of this Agreement by the spouse of a Stockholder.

k.                  Complete Agreement. This Agreement contains the entire understanding and the full and complete agreement of the parties and supersedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

1.                  Headings. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the parties hereto.

m.                Counterparts. This Agreement may be executed by the signing of one or more identical counterparts, and when taken together, shall constitute one and the same Agreement.

n.                  Gender. Wherever in this Agreement, words, including pronouns, are used in the masculine, they shall be read and construed in the feminine or neuter wherever they would so apply, and wherever in this Agreement, words, including, pronouns, are used in the singular or plural, they shall be read and construed in the plural or singular, respectively, wherever they would so apply.

[Signature pages intentionally omitted]

D-8

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Article Sixteenth of the Simmons’ Amended and Restated Articles of Incorporation provides that Simmons’ directors will not be personally liable to Simmons or any of its shareholders for monetary damages resulting from breaches of their fiduciary duty as directors to the fullest extent permitted by the Arkansas Business Corporation Act of 1987, as amended, or the ABCA. The ABCA permits the limitation of liability for monetary damages of directors for breaches of fiduciary duty, except (a) for any breach of the director’s duty of loyalty to Simmons or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Arkansas Code Annotated, or the ACA Section 4-27-833, as the same exists or hereafter may be amended, (d) for any transaction from which the director derived an improper personal benefit, or (e) for any action, omission, transaction, or breach of a director’s duty creating any third party liability to any person or entity other than Simmons or shareholder.

ACA Section 4-27-850 permits a corporation, under specified circumstances, to indemnify its current and former directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that the directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Article Twelfth of Simmons’ Amended and Restated Articles of Incorporation provides that Simmons shall, to the full extent permitted by the ABCA, indemnify all persons whom it may indemnify pursuant thereto.

The effect of the indemnification provisions contained in the Simmons’ Amended and Restated Articles of Incorporation is to require Simmons to indemnify its directors and officers under circumstances where such indemnification would otherwise be discretionary. Simmons’ Amended and Restated Articles of Incorporation specify that the indemnification rights granted thereunder are enforceable contract rights which are not exclusive of any other indemnification rights that the director or officer may have under any by-law, vote of shareholders or disinterested directors or otherwise. As permitted under the ABCA, Simmons’ Amended and Restated Articles of Incorporation also authorize the purchase of directors’ and officers’ insurance for the benefit of its past and present directors and officers, irrespective of whether Simmons has the power to indemnify such persons under Arkansas law. Simmons currently maintains insurance as authorized by these provisions.

Simmons’ Amended and Restated Articles of Incorporation also provide that expenses incurred by a director or officer in defending a civil or criminal lawsuit or proceeding arising out of actions taken in his official capacity, or in certain other capacities, will be paid by Simmons in advance of the final disposition of the matter upon the approval of the Board or the shareholders and upon receipt of an undertaking from the director or officer to repay the sum advanced if it is ultimately determined that he is not entitled to be indemnified by Simmons pursuant to applicable provisions of Arkansas law.

The indemnification provisions are not intended to deny or otherwise limit third party or derivative suits against Simmons or its directors or officers. However, to the extent a director or officer were entitled to indemnification, the financial burden of a third party suit would be borne by Simmons, and Simmons would not benefit from derivative recoveries since the amount of such recoveries would be repaid to the director or officer pursuant to the agreements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or personas controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

II-1

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of April 28, 2015, by and between Simmons First National Corporation and Ozark Trust & Investment Corporation (attached as Annex A to the proxy statement/prospectus contained in this Registration Statement)

3.1	Restated Articles of Incorporation of Simmons First National Corporation*

3.2	Amended By-Laws of Simmons First National Corporation (incorporated by reference to Exhibit 3.2 to Simmons First National Corporation’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2013 (File No. 000-06253))*

4.1	Specimen Common Stock Certificate of Simmons First National Corporation*

5.1	Opinion of Quattlebaum, Grooms & Tull PLLC regarding the validity of the securities to be issued*

8.1	Opinion of Quattlebaum, Grooms & Tull PLLC regarding certain tax matters*

15.1	Awareness Letter of BKD, LLP

23.1	Consents of Quattlebaum, Grooms & Tull PLLC (included in Exhibits 5.1 and 8.1)*

23.2	Consent of BKD, LLP with respect to the audited consolidated financial statements of Simmons First National Corporation as of December 31, 2014 and 2013 and for each of the three years ended December 31, 2014.

23.3	Consent of BKD, LLP with respect to the audited consolidated financial statements of Community First Bancshares, Inc. as of and for the year ended December 31, 2014.

23.4	Consent of Crowe Horwath, LLP with respect to the audited consolidated financial statements of Community First Bancshares, Inc. as of December 31, 2013 and for each of the two years ended December 31, 2013

23.5	Consent of BKD, LLP with respect to the audited consolidated financial statements of Liberty Bancshares, Inc. as of December 31, 2014 and 2013 and for each of the three years ended December 31, 2014

24.1	Power of Attorney*

99.1	Consent of Keefe, Bruyette & Woods, Inc.*

99.2	Form of proxy of Ozark Trust & Investment Corporation*

* Previously filed

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-2

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pine Bluff, State of Arkansas, on September 10, 2015.

SIMMONS FIRST NATIONAL CORPORATION

By:	/s/ George A. Makris, Jr.
George A. Makris, Jr.
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 10, 2015.

SIGNATURE	TITLE

/s/George A. Makris, Jr.	Chairman of the Board and Chief Executive Officer (Principal
George A. Makris, Jr.	Executive Officer) and Director

/s/ Robert A. Fehlman	Senior Executive Vice President, Chief Financial Officer
Robert A. Fehlman	and Treasurer (Principal Financial Officer)

/s/ David W. Garner	Executive Vice President, Controller and Chief Accounting Officer
David W. Garner	(Principal Accounting Officer)

*	President & Chief Banking Officer and Director
David L. Bartlett

Director
Jay D. Burchfield

*	Director
William E. Clark, II

*	Director
Steven A. Cosse'

*		Director
Mark C. Doramus

*		Director
Edward Drilling

*		Director
Eugene Hunt

*		Director
Christopher R. Kirkland

*		Director
W. Scott McGeorge

*		Director
Joseph D. Porter

*		Director
Harry L. Ryburn

*		Director
Robert L. Shoptaw

* By:	/s/ Robert A. Fehlman
Robert A. Fehlman, Senior Executive Vice
President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of April 28, 2015, by and between Simmons First National Corporation and Ozark Trust & Investment Corporation (attached as Annex A to the proxy statement/prospectus contained in this Registration Statement)

3.1	Restated Articles of Incorporation of Simmons First National Corporation*

3.2	Amended By-Laws of Simmons First National Corporation (incorporated by reference to Exhibit 3.2 to Simmons First National Corporation’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2013 (File No. 000-06253))*

4.1	Specimen Common Stock Certificate of Simmons First National Corporation*

5.1	Opinion of Quattlebaum, Grooms & Tull PLLC regarding the validity of the securities to be issued*

8.1	Opinion of Quattlebaum, Grooms & Tull PLLC regarding certain tax matters*

15.1	Awareness Letter of BKD, LLP

23.1	Consents of Quattlebaum, Grooms & Tull PLLC (included in Exhibits 5.1 and 8.1)*

23.2	Consent of BKD, LLP with respect to the audited consolidated financial statements of Simmons First National Corporation as of December 31, 2014 and 2013 and for each of the three years ended December 31, 2014.

23.3	Consent of BKD, LLP with respect to the audited consolidated financial statements of Community First Bancshares, Inc. as of and for the year ended December 31, 2014.

23.4	Consent of Crowe Horwath, LLP with respect to the audited consolidated financial statements of Community First Bancshares, Inc. as of December 31, 2013 and for each of the two years ended December 31, 2013

23.5	Consent of BKD, LLP with respect to the audited consolidated financial statements of Liberty Bancshares, Inc. as of December 31, 2014 and 2013 and for each of the three years ended December 31, 2014

24.1	Power of Attorney*

99.1	Consent of Keefe, Bruyette & Woods, Inc.*

99.2	Form of proxy of Ozark Trust & Investment Corporation*

* Previously filed